     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                         NORTHROP GRUMMAN CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                              3721                            95-1055798
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBERS)           IDENTIFICATION NO.)

                            1840 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067
                                (310) 201-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                            JAMES C. JOHNSON, ESQ.
       CORPORATE VICE PRESIDENT, SECRETARY AND ASSISTANT GENERAL COUNSEL
                         NORTHROP GRUMMAN CORPORATION
                            1840 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067
                                (310) 201-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                                  COPIES TO:

  ANDREW E. BOGEN, ESQ.                        E. BENJAMIN MITCHELL, JR., ESQ.
GIBSON, DUNN & CRUTCHER LLP                           LOGICON, INC.
  333 SOUTH GRAND AVENUE                           3701 SKYPARK DRIVE
LOS ANGELES, CALIFORNIA 90071                    TORRANCE, CALIFORNIA 90505
    (213) 229-7000                                   (310) 373-0220

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of NG Acquisition, Inc., a Delaware corporation ("Acquisition") and a wholly owned subsidiary of Northrop Grumman Corporation, a Delaware corporation ("Northrop"), with and into Logicon, Inc., a Delaware corporation ("Logicon"), as described in the Agreement and Plan of Merger, dated as of May 4, 1997 (the "Merger Agreement"), among Northrop, Logicon and Acquisition attached as Annex A to the Proxy Statement/Prospectus forming part of this Registration Statement.
  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                         PROPOSED
                                           PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)     PER UNIT      PRICE(2)      FEE(3)
--------------------------------------------------------------------------------
Common Stock, $1.00 par
 value.................    8,633,619      $82 15/16    $716,050,776   $216,986
--------------------------------------------------------------------------------
Common Stock Purchase
 Rights................    8,633,619            (4)           (4)          (4)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) The amount of common stock, $1.00 par value, of Northrop (including the associated common stock purchase rights, the "Northrop Common Stock") to be registered hereunder has been determined on the basis of the exchange ratio for such shares in the Merger (i.e., 0.6161 of a share of Northrop Common Stock for each outstanding share of common stock, $0.10 par value, of Logicon (including the associated common stock purchase rights, the "Logicon Common Stock")), and the maximum number of shares of Northrop Common Stock (i.e., 8,633,619) to be received in the Merger by holders of Logicon Common Stock (assuming for purposes of calculating the fee payable in respect of this Registration Statement only that all outstanding and currently exercisable options to purchase shares of Logicon Common Stock will be exercised in full prior to the effective time of the Merger).
(2) Estimated pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the market value of the shares of Northrop Common Stock to be received by the holders of Logicon Common Stock in the Merger ($82 15/16 per share, i.e., the average of the high and low sales prices per share of the Northrop Common Stock as reported on The New York Stock Exchange, Inc. ("NYSE") Composite Transactions reporting system on June 5, 1997).
(3) The registration fee for the Northrop Common Stock registered hereby, $216,986 has been calculated pursuant to Section 6(b) of, and Rule 457(c) under, the Securities Act, as follows: 1/33rd of 1% of the product of: (x) $82 15/16, the average of the high and low sale prices per share of Northrop Common Stock as reported in the NYSE Composite Transactions on June 5, 1997, and (y) 8,633,619, the maximum number of shares of Northrop Common Stock to be received by Logicon stockholders in the Merger. A fee of $163,945 was paid on May 16, 1997 pursuant to Rules 0-11(a)(4) and (c) and 14a-6(i)(4) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in respect of the Merger upon filing by Logicon with the Commission of its preliminary proxy materials relating thereto pursuant to Rules 0-11(a)(2) and 14a-6(a)(4) under the Exchange Act, the registration fee payable herewith has been reduced by the amounts of the fee previously paid upon the filing of such preliminary proxy materials. Accordingly, an additional fee of $53,041 has been paid with the filing of this Registration Statement.
(4) The common stock purchase rights (the "Rights") of Northrop initially are attached to and trade with the shares of Northrop Common Stock being registered hereby. The value attributable to such Rights, if any, is reflected in the market price of the Northrop Common Stock.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        [LETTERHEAD OF LOGICON, INC.]

                                 June 6, 1997

Dear Stockholder:

  On May 4, 1997, Logicon, Inc. and Northrop Grumman Corporation signed a definitive agreement for the merger of Northrop Grumman and Logicon in a stock-for-stock transaction. If approved by Logicon Stockholders at a special meeting scheduled for July 17, 1997 stockholders of Logicon will receive
0.6161 shares of Northrop Grumman common stock for each share of Logicon common stock. The transaction is subject to normal government review/approval.

  Enclosed is the Notice of Meeting and Proxy Statement/Prospectus relating to the proposed merger and a proxy. The Proxy Statement/Prospectus fully explains why the board of directors has unanimously voted in favor of the proposed merger. Please read this material carefully and vote.

  Also enclosed is our annual report for fiscal year 1997 as submitted on Form 10-K to the Securities and Exchange Commission. For the year, the company recorded $566 million in revenues, up 19 percent over last year's revenues of $476 million. Net income was $32.7 million compared with $25.3 million for last year; earnings per share were $2.29 compared with $1.78 in the previous year. The results of this year include the operations of Geodynamics, which was acquired on March 28, 1996.

  I am very pleased about the proposed merger with Northrop Grumman. This merger will improve the business prospects of both companies, provide much broader resources for our customers and enhance opportunities for our employees. I strongly urge each of you to vote in favor of the merger.

  I have had the privilege of being CEO of this public company for almost 28 years. I can simply say that it has been a singularly satisfying business experience for me and one that I would not trade for any other. Lastly, as this will probably be my last letter to you, I want to take this opportunity to thank you for your trust, faith and support.

                                          Sincerely,
                                          /s/ J. R. Woodhull
                                          J. R. Woodhull
                                          President and Chief Executive
                                           Officer

                                 LOGICON, INC.
                             TORRANCE, CALIFORNIA

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON THURSDAY, JULY 17, 1997

  A Special Meeting of Stockholders of Logicon, Inc., a Delaware corporation ("Logicon"), will be held in the Roman Room, The Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California, 90071, at 10:30 a.m., Pacific Daylight Savings Time, on Thursday, July 17, 1997, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 4, 1997 (the "Merger Agreement"), relating to the merger of a wholly owned subsidiary of Northrop Grumman Corporation ("Northrop") with and into Logicon, pursuant to which each outstanding share of common stock, $0.10 par value per share, of Logicon, including the associated Logicon common stock purchase rights, would be converted into the right to receive
       0.6161 of a share of common stock, $1.00 par value per share, of Northrop, including the associated Northrop common stock purchase rights provided by Northrop, all as more fully set forth in the accompanying Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Annex A thereto; and

    2. To transact any other business that may properly come before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on June 6, 1997 are entitled to notice of and to vote at the meeting.

                                        By Order of the Board of Directors of
                                                    LOGICON, INC.

                                          /s/ E. BENJAMIN MITCHEL, JR.
                                              E. BENJAMIN MITCHELL, JR.
                                                      Secretary

June 13, 1997

  IT IS DESIRABLE THAT AS MANY AS POSSIBLE OF THE STOCKHOLDERS BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY. YOU MAY REVOKE OR CHANGE YOUR PROXY AT ANY TIME BEFORE THE VOTING. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. A RETURN ENVELOPE IS ENCLOSED FOR YOUR USE AND NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PLEASE RESPOND AS SOON AS POSSIBLE.

                                 LOGICON, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         NORTHROP GRUMMAN CORPORATION

                               ----------------

                                  PROSPECTUS

                               ----------------

  This Proxy Statement/Prospectus and the annexes hereto (the "Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $0.10 per share (including the associated Logicon common stock purchase rights, the "Logicon Common Stock"), of Logicon, Inc., a Delaware corporation ("Logicon"), in connection with the solicitation of proxies by the Board of Directors of Logicon (the "Board of Directors") for use at a Special Meeting of Stockholders of Logicon to be held at the Roman Room, The Biltmore Hotel, Los Angeles, California, 90071, on Thursday, July 17, 1997, at 10:30 a.m., Pacific Daylight Savings Time, and at any and all adjournments or postponements thereof (the "Special Meeting").

  This Proxy Statement/Prospectus relates, among other things, to the proposed merger (the "Merger") of NG Acquisition, Inc., a Delaware corporation ("Acquisition") and a wholly owned subsidiary of Northrop Grumman Corporation, a Delaware corporation ("Northrop"), with and into Logicon, pursuant to an Agreement and Plan of Merger, dated as of May 4, 1997 (the "Merger Agreement"), among Northrop, Logicon and Acquisition, a copy of which is attached as Annex A to this Proxy Statement/Prospectus. Upon consummation of the Merger, Logicon will be a wholly owned subsidiary of Northrop. In the Merger, each outstanding share of Logicon Common Stock (other than shares owned by Logicon as treasury stock or by its subsidiaries or by Northrop, Acquisition or any of their subsidiaries, all of which shall be canceled) will be converted into and will become 0.6161 (the "Exchange Ratio") of a fully paid and nonassessable share of common stock, par value $1.00 per share, of Northrop (including the associated Northrop common stock purchase rights, the "Northrop Common Stock"). Cash will be paid in lieu of any fractional shares of Northrop Common Stock. Consummation of the Merger is subject to various conditions, including the approval and adoption of the Merger Agreement by a majority of the outstanding shares of Logicon Common Stock at the Special Meeting.

  Northrop has filed a Registration Statement on Form S-4 (such Registration Statement and all exhibits relating thereto and any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of Northrop Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus, along with the documents and portions of documents incorporated herein by reference, also constitutes the prospectus of Northrop filed as part of the Registration Statement relating to up to 8,633,619 shares of Northrop Common Stock to be issued to Logicon stockholders in connection with the Merger.

  Northrop Common Stock is traded on the New York Stock Exchange (the "NYSE") and the Pacific Exchange (the "PE") under the symbol "NOC." On June 6, 1997, the closing sales price for Northrop Common Stock as reported on the NYSE Composite Transactions reporting system was $83 per share.

  All information contained in this Proxy Statement/Prospectus with respect to Northrop and Acquisition has been provided by Northrop. All information contained in this Proxy Statement/Prospectus with respect to Logicon has been provided by Logicon.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Logicon on or about June 13, 1997. A stockholder who has given a proxy may revoke it at any time prior to its exercise. See "The Special Meeting--Record Date; Voting Rights; Proxies."

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
       COMMISSION PASSED  UPON THE ACCURACY  OR ADEQUACY  OF THIS PROXY
         STATEMENT/PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY  IS
          A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is June 9, 1997.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.


                             AVAILABLE INFORMATION

  Northrop and Logicon are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and may be available at the following regional offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York, 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Northrop and Logicon. The address of the Commission's web site is http://www.sec.gov. In addition, material filed by Northrop can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York, 10005, and the PE, 301 Pine Street, San Francisco, California, 94104, on which the shares of Northrop Common Stock are listed. Material filed by Logicon can be inspected at the offices of the NYSE at the address set forth in the preceding sentence.

  This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, of which this Proxy Statement/Prospectus is a part, which Northrop has filed with the Commission under the Securities Act. Reference is made to such Registration Statement for further information with respect to Northrop and the securities of Northrop offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

                          INCORPORATION BY REFERENCE

  The following documents filed by Logicon with the Commission (File No. 1-07777) pursuant to the Exchange Act hereby are incorporated by reference into this Proxy Statement/Prospectus:

    1. Logicon's annual report on Form 10-K filed May 30, 1997 for the fiscal year ended March 31, 1997.

  The following documents filed by Northrop with the Commission (File No. 1-03229) pursuant to the Exchange Act hereby are incorporated by reference into this Proxy Statement/Prospectus:

    1. Northrop's quarterly report on Form 10-Q filed May 7, 1997 for the quarter ended March 31, 1997;

    2. Northrop's annual report on Form 10-K filed February 25, 1997 for the fiscal year ended December 31, 1996;

    3. Northrop's Proxy Statement filed April 3, 1997 in connection with Northrop's Annual Meeting of Stockholders held on May 21, 1997;

    4. The description of Northrop Common Stock contained in Northrop's Registration Statement on Form 8-B filed on June 20, 1985; and

    5. The description of the Northrop Rights (as defined below) contained in Northrop's Registration Statement on Form 8-A filed on September 22, 1988, as amended by Northrop's Registration Statement on Form 8 filed on August 2, 1991, as amended by Northrop's Registration Statement on Form 8-A/A filed on October 7, 1994.

  All reports and other documents filed by Northrop or Logicon pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO LOGICON, LOGICON, INC., 3701 SKYPARK DRIVE, TORRANCE, CALIFORNIA, 90505-4794,
ATTENTION: SECRETARY (TELEPHONE NO. (310) 373-0220), OR, IN THE CASE OF DOCUMENTS RELATING TO NORTHROP, NORTHROP GRUMMAN CORPORATION, 1840 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA, 90067, ATTENTION: SECRETARY (TELEPHONE NO.
(310) 201-3000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 20, 1997.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   2

INCORPORATION BY REFERENCE.................................................   3

SUMMARY....................................................................   7
  The Companies ...........................................................   7
  The Special Meeting .....................................................   7
  Surrender of Stock Certificates .........................................   8
  Recommendation of the Board of Directors ................................   8
  The Merger...............................................................   8
  Effective Time of the Merger ............................................  10
  Opinion of Financial Adviser ............................................  11
  Interests of Certain Persons in the Merger...............................  11
  Certain Federal Income Tax Consequences..................................  11
  Comparative Rights of Stockholders ......................................  11
  Comparative Per Share Prices ............................................  11
  Certain Other Agreements.................................................  12
  Selected Historical Consolidated Combined Financial Data ................  12
  Selected Unaudited Pro Forma Combined Financial Data ....................  14
  Comparative Per Share Data ..............................................  14

GENERAL INFORMATION........................................................  16

THE COMPANIES..............................................................  16
  Northrop.................................................................  16
  Acquisition..............................................................  16
  Logicon..................................................................  16

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION ......................  17
  Common Stock.............................................................  17
  Dividend Policy..........................................................  18

THE SPECIAL MEETING........................................................  19
  Purpose of the Special Meeting...........................................  19
  Record Date; Voting Rights; Proxies......................................  19
  Solicitation of Proxies..................................................  19
  Quorum...................................................................  19
  Required Vote............................................................  19

THE MERGER.................................................................  20
  General..................................................................  20
  Effective Time...........................................................  20
  Conversion of Shares; Procedures for Exchange of Certificates ...........  20
  Background of the Merger ................................................  21
  Recommendation of the Board of Directors; Reasons for the Merger ........  25
  Opinion of Financial Adviser.............................................  26
  Management of Logicon after Merger ......................................  29
  Interests of Certain Persons in the Merger ..............................  29
  Certain Federal Income Tax Consequences .................................  31
  Accounting Treatment.....................................................  32
  Effect on Employee Benefits Plans........................................  32

                                                                            PAGE
                                                                            ----
  Certain Legal Matters ...................................................  32
  Federal Securities Law Consequences......................................  33
  Stock Exchange Listing...................................................  33
  No Appraisal Rights......................................................  33
  Certain Other Agreements.................................................  34

THE MERGER AGREEMENT.......................................................  35
  General..................................................................  35
  The Merger...............................................................  35
  Effective Time...........................................................  35
  Terms of the Merger......................................................  35
  Fractional Shares........................................................  36
  Surrender and Payment....................................................  36
  Conditions to Consummation of the Merger.................................  37
  Representations and Warranties...........................................  38
  Conduct of Business Pending the Merger...................................  39
  No Solicitation of Transactions..........................................  40
  Employee Benefit Plans...................................................  41
  Pooling of Interests Accounting Treatment................................  41
  Indemnification..........................................................  41
  Certain Other Covenants..................................................  41
  Termination; Fees and Expenses...........................................  42
  Amendment; Waiver........................................................  43

DESCRIPTION OF NORTHROP CAPITAL STOCK......................................  45
  Authorized Capital Stock.................................................  45
  Preferred Stock..........................................................  45
  Common Stock.............................................................  45
  Common Stock Purchase Rights.............................................  45

COMPARISON OF STOCKHOLDER RIGHTS...........................................  46
  General..................................................................  46
  Size and Classification of the Board of Directors........................  46
  Removal of Directors; Filling Vacancies on the Board of Directors........  46
  Stockholder Action by Written Consent....................................  47
  Special Meetings of Stockholders.........................................  47
  Required Vote for Authorization of Certain Actions.......................  47
  Amendment of Corporate Charter and Bylaws................................  48
  Appraisal and Dissenters' Rights.........................................  48
  Limitation on Directors' Liability.......................................  48
  Indemnification of Officers and Directors................................  49
  Cumulative Voting........................................................  49
  Conflict-of-Interest Transactions........................................  49
  Dividends and Other Distributions........................................  49
  Northrop Rights Plan.....................................................  50
  Logicon Rights Plan......................................................  51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  52
  Certain Stockholders of Logicon..........................................  52
  Certain Stockholders of Northrop.........................................  52

                                                                            PAGE
                                                                            ----
OTHER MATTERS..............................................................  52

LEGAL MATTERS..............................................................  52

EXPERTS....................................................................  52

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS...........................  52

Annex A--Merger Agreement
Annex B--Opinion of Goldman, Sachs & Co.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary does not contain a complete statement of all material information relating to the Merger Agreement and the Merger and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Proxy Statement/Prospectus. Stockholders should read carefully this Proxy Statement/Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.

THE COMPANIES

  Northrop and Acquisition. Northrop Grumman Corporation is an advanced technology company operating in the aircraft and electronics industry segments of the broadly defined aerospace industry. The aircraft segment includes the design, development and manufacturing of aircraft and aircraft subassemblies. The electronics segment includes the design, development, manufacturing and integration of electronic systems for military and commercial use and the operation and support of computer systems for scientific and management information. Acquisition is a wholly owned subsidiary of Northrop and was incorporated on May 2, 1997. As used herein, the term "Northrop" refers to Northrop Grumman Corporation and its consolidated subsidiaries, unless the context otherwise requires. The principal executive offices of Northrop are located at 1840 Century Park East, Los Angeles, California, 90067, and its telephone number at such offices is (310) 553-6262. Northrop was incorporated in California as "Northrop Aircraft, Inc." on March 7, 1939, and subsequently renamed "Northrop Corporation." Northrop reincorporated under the same name in Delaware in 1985. Effective May 18, 1994, Northrop was renamed "Northrop Grumman Corporation."

  Logicon. Logicon, Inc. provides advanced technology systems and services to support national security, civil and industrial needs. As used herein, the term "Logicon" refers to Logicon, Inc. and its consolidated subsidiaries, unless the context otherwise requires. The principal executive offices of Logicon are located at 3701 Skypark Drive, Torrance, California 90505-4794, and its telephone number at such offices is (310) 373-0220. Logicon was incorporated in California on April 10, 1961, and reincorporated in Delaware on July 28, 1978.

THE SPECIAL MEETING

 Time, Place and Date

  A Special Meeting of the stockholders of Logicon will be held in the Roman Room, The Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California, 90071, on Thursday, July 17, 1997, at 10:30 a.m., Pacific Daylight Savings Time (including any and all adjournments or postponements thereof, the "Special Meeting").

 Purposes of the Special Meeting

  At the Special Meeting, holders of Logicon Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement. As a result of the Merger, Logicon will become a wholly owned subsidiary of Northrop. Stockholders will also consider and vote upon any other matter that may properly come before the meeting.

 Vote Required; Record Date

  The approval and adoption of the Merger Agreement will require approval by the affirmative vote of the holders of a majority of the outstanding shares of Logicon Common Stock entitled to vote thereon. Holders of Logicon Common Stock are entitled to one vote per share. Only holders of Logicon Common Stock at the close of business on June 6, 1997 (the "Record Date") will be entitled to notice of and to vote at the Special

Meeting. See "The Special Meeting." As of the Record Date, directors and executive officers of Logicon and their affiliates were beneficial owners of approximately 13% of the outstanding shares of Logicon Common Stock. All of such persons have advised Logicon that they intend to vote all shares beneficially owned by them in favor of the Merger Agreement.

SURRENDER OF STOCK CERTIFICATES

  As soon as practicable after the Effective Time, ChaseMellon Shareholder Services, L.L.C., or another agent designated by Northrop, in its capacity as exchange agent for the Merger (the "Exchange Agent"), will send a transmittal letter to each Logicon stockholder of record at the Effective Time. The transmittal letter will contain instructions with respect to the surrender of certificates representing Logicon Common Stock to be exchanged for Northrop Common Stock and cash in lieu of fractional shares of Northrop Common Stock. Holders of certificates which prior to the Effective Time represented Logicon Common Stock will not be entitled to receive any payment of dividends or other distributions with respect to Northrop Common Stock until such certificates have been surrendered for certificates representing Northrop Common Stock. See "The Merger--Conversion of Shares; Procedures for Exchange of Certificates."

  STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR LOGICON COMMON
  STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors believes that the terms of the Merger are fair to and in the best interests of its stockholders and has unanimously approved the Merger Agreement and the related transactions. The Board of Directors unanimously recommends that its stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. See "The Merger-- Background of the Merger"; "--Recommendation of the Board of Directors; Reasons for the Merger"; and "--Interests of Certain Persons in the Merger."

THE MERGER

 Merger Consideration

  In the Merger, each outstanding share of Logicon Common Stock (other than shares owned by Logicon as treasury stock or by its subsidiaries or by Northrop, Acquisition or any of their subsidiaries, all of which shall be canceled) will be automatically converted (subject to certain provisions described herein with respect to fractional shares of Northrop Common Stock) into 0.6161 of a fully paid and nonassessable share of Northrop Common Stock (the "Merger Consideration"). Cash will be paid in lieu of fractional shares of Northrop Common Stock. Upon consummation of the Merger, Acquisition will be merged with and into Logicon and Logicon, as the surviving corporation in the Merger (sometimes referred to hereinafter as the "Surviving Corporation"), will become a wholly owned subsidiary of Northrop. See "The Merger Agreement--Terms of the Merger."

  At the Effective Time, each outstanding option to purchase shares of Logicon Common Stock (a "Logicon Stock Option") (a) issued by Logicon pursuant to Logicon stock option plans or otherwise, in the case of certain individual nonqualified stock option agreements, or (b) issued by Geodynamics Corporation and assumed by Logicon pursuant to the Agreement and Plan of Merger dated as of October 18, 1995, as amended, by and among Logicon, LIN, Inc. and Geodynamics Corporation, whether vested or unvested, shall be assumed by Northrop. Each Logicon Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Logicon Stock Option, the same number of shares of Northrop Common Stock as the holder of such Logicon Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the Logicon Stock Option divided by the number of whole shares of Northrop Common Stock subject to such Logicon Stock Option.

 Conditions to the Merger; Termination

  The obligations of Northrop and Logicon to consummate the Merger are subject to various conditions, including, but not limited to: (a) obtaining Logicon stockholder approval; (b) the absence of any preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger; (c) approval for listing on the NYSE, subject to official notice of issuance, of the Northrop Common Stock to be issued in connection with the Merger; (d) receipt of opinions of counsel at the closing of the Merger in respect of certain federal income tax consequences of the Merger; (e) receipt of an accountant's letter to the effect that the Merger qualifies for "pooling of interests" accounting treatment; and (f) the absence of changes in the business of either Northrop or Logicon that would have a material adverse effect on Northrop or Logicon, respectively. See "The Merger Agreement--Conditions to Consummation of the Merger."

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the stockholders of Logicon: (a) by mutual consent of Northrop, Acquisition and Logicon; (b) by Northrop and Acquisition or Logicon if (i) the Merger has been enjoined or otherwise prohibited by a final nonappealable court order, decree or ruling or any other final governmental action, or (ii) the Merger shall not have been consummated by September 30, 1997 (provided the terminating party's failure to fulfill its obligations under the Merger Agreement is not the reason that the Effective Time shall not have occurred on or before said date). The Merger Agreement may also be terminated by Northrop and Acquisition in the event the Board of Directors (a) recommends to stockholders a Superior Proposal (as defined below) or (b) withdraws or materially weakens its recommendation of the Merger Agreement or the Merger. The Merger Agreement may also be terminated under certain other circumstances, see "The Merger Agreement--Termination; Fees and Expenses."

 Listing

  It is a condition to the Merger that the shares of Northrop Common Stock to be issued in the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

 No Appraisal Rights

  Under the General Corporation Law of the State of Delaware (the "DGCL"), the holders of Logicon Common Stock are not entitled to appraisal rights with respect to the Merger. See "The Merger--No Appraisal Rights;" "Comparison of Stockholder Rights--Appraisal and Dissenters' Rights."

 Governmental Approvals Required

  The Merger is subject to the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). On May 15, 1997, Northrop and Logicon each filed a pre-merger notification form with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") under the HSR Act. The waiting period under the HSR Act with respect to such filings will expire on June 14, 1997, unless additional information is requested. See "The Merger--Certain Legal Matters."

 Accounting Treatment

  The Merger will be treated as a "pooling of interests" for accounting and financial reporting purposes. The receipt of an opinion from Deloitte & Touche LLP, the independent auditor of Northrop, confirming that the Merger will be accounted for as a "pooling of interests" and that it is not aware of any matters which would prohibit such treatment in connection with the Merger is a condition to the consummation of the Merger. See "The Merger Agreement-- Conditions to Consummation of the Merger."

 Termination Fee; Expenses

  Logicon will be required to pay Northrop a fee of $22.5 million (the "Termination Fee") in the event that Northrop and Acquisition terminate the Merger Agreement because the Board of Directors recommended a Superior Proposal, or withdrew or materially weakened its recommendation of the Merger Agreement following the receipt of an offer by a Third Party (as defined below) to consummate a Third Party Acquisition (as defined below) involving the payment of consideration to the stockholders of Logicon with a value in excess of the Merger Consideration. Logicon will also be required to pay the Termination Fee in certain circumstances if the Merger Agreement is terminated
(a) by Northrop and Acquisition because of a material breach of any of Logicon's representations, warranties or covenants which are not cured within a specified period, and within twelve months thereafter Logicon enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs (involving any party with whom Logicon had negotiations or other specified communications prior to the termination of the Merger Agreement), or (b) by Logicon or Northrop and Acquisition because the Merger Agreement is not approved by the Logicon stockholders at the Special Meeting at a time when an offer by a Third Party to consummate a Third Party Acquisition is outstanding involving the payment of consideration to stockholders of Logicon in excess of the Merger Consideration and within twelve months thereafter Logicon enters into an agreement with respect to such Third Party Acquisition or such Third Party Acquisition occurs. If the Merger Agreement is terminated by Northrop because the Merger Agreement is not approved by the Logicon stockholders at the Special Meeting, or because of a material breach of any of Logicon's representations, warranties or covenants, Logicon shall be obligated (unless the Termination Fee is required) to reimburse Northrop and Acquisition for all actual, documented out-of-pocket expenses or fees not to exceed $3 million incurred by Northrop or Acquisition or on their behalf in connection with the Merger, in addition to any other remedies that they may have.

  If the Merger Agreement is terminated by Logicon because of a breach of any of Northrop's or Acquisition's representations, warranties or covenants, Northrop shall be obligated to reimburse Logicon for all actual, documented out-of-pocket expenses or fees not to exceed $3 million incurred by Logicon or on its behalf in connection with the Merger, in addition to any other remedies that it may have.

  In all other cases, Northrop, Acquisition and Logicon will each bear its own expenses.

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of a Certificate of Merger (the "Merger Certificate") with the Secretary of State of the State of Delaware or such later time as Northrop and Logicon may agree upon and set forth in the Merger Certificate (the "Effective Time"). The Effective Time is currently expected to occur on or shortly after the date of the Special Meeting, subject to approval by the stockholders of Logicon of the matters described herein and satisfaction or waiver of the conditions precedent to the Merger set forth in the Merger Agreement. See "The Merger--Effective Time;" "The Merger Agreement-- Effective Time;" and "The Merger Agreement--Conditions to the Consummation of the Merger."

OPINION OF FINANCIAL ADVISER

  Goldman, Sachs & Co., financial adviser to Logicon ("Goldman Sachs"), has delivered its written opinion to the Board of Directors dated May 4, 1997 stating that, as of such date, the Merger Consideration contemplated by the Merger is fair to the holders of Logicon Common Stock.

  For information on the assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs, see "The Merger--Opinion of Financial Adviser." STOCKHOLDERS ARE URGED TO, AND SHOULD, READ IN ITS ENTIRETY THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of Logicon management and the Board of Directors have interests in the Merger that are in addition to the interests of the stockholders of Logicon generally. These interests arise from, among other things, certain employee benefit and bonus plans, indemnification arrangements and other matters which Northrop will assume or has agreed to provide after the Merger. See "The Merger--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, so that no gain or loss would be recognized by Northrop, Logicon or the stockholders of Logicon, except for gain or loss attributable to cash received in lieu of fractional shares of Northrop Common Stock. At the closing of the Merger pursuant to the Merger Agreement (the "Closing"), O'Melveny & Myers LLP, counsel to Logicon, will have delivered to Logicon its opinion and Gibson, Dunn & Crutcher LLP, counsel to Northrop, will have delivered to Northrop its opinion, both opinions dated as of the Effective Time, that, among other things, the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. See "The Merger--Certain Federal Income Tax Consequences."

COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of stockholders of Logicon currently are governed by the DGCL, the Certificate of Incorporation of Logicon, as amended (the "Logicon Certificate"), the Bylaws of Logicon, as amended (the "Logicon Bylaws"), and the Stockholder Rights Plan dated as of April 9, 1990 between Logicon and ChaseMellon Shareholder Services, L.L.C., as successor to First Interstate Bank, N.A. (the "Logicon Rights Agreement"). Upon consummation of the Merger, stockholders of Logicon will become stockholders of Northrop, and their rights as stockholders of Northrop will be governed by the DGCL, the Restated Certificate of Incorporation of Northrop (the "Northrop Certificate"), the Bylaws of Northrop, as amended (the "Northrop Bylaws"), and the Northrop Rights Agreement (as defined below). For a discussion of various differences between the rights of stockholders of Logicon and the rights of stockholders of Northrop, see "Comparison of Stockholder Rights."

COMPARATIVE PER SHARE PRICES

  On May 2, 1997, the closing prices of Northrop Common Stock and Logicon Common Stock as reported on the NYSE Composite Transactions reporting system were $87 per share and $40 3/8 per share, respectively. The public announcement of the Merger Agreement occurred prior to the commencement of trading on Monday, May 5, 1997. On June 6, 1997, prior to the printing of this Proxy Statement/Prospectus, the closing prices of Northrop Common Stock and Logicon Common Stock, as reported on the NYSE Composite Transactions reporting system were $83 per share and $50 5/8 per share, respectively. See "Price Range of Common Stock and Dividend Information."

CERTAIN OTHER AGREEMENTS

  Persons who may be deemed to be affiliates of Logicon have executed Affiliates' Letters containing representations about such persons' intentions with respect to the holding of shares of Northrop Common Stock to be received in the Merger and certain restrictions on resale of such shares. Persons who may be deemed to be affiliates of Northrop have also executed Affiliates' Letters containing representations about such persons' intentions with respect to the holding of shares of Northrop Common Stock and certain restrictions on resale of such shares. The representations and restrictions on resale are intended to preserve the characterization of the Merger for federal income tax purposes as a reorganization, to comply with the requirements for pooling of interests accounting treatment and to comply with restrictions on resale of securities imposed by federal securities laws.

SELECTED HISTORICAL CONSOLIDATED COMBINED FINANCIAL DATA

  The following tables present selected historical financial data of Northrop and Logicon, and selected unaudited pro forma combined financial data after giving effect to the Merger under the pooling of interests method of accounting for business combinations. Northrop's historical consolidated financial data for each of the annual periods presented has been extracted from its audited historical consolidated financial statements previously filed with the Commission. Logicon's historical consolidated financial data for each of the annual periods presented also has been extracted from its consolidated financial statements previously filed with the Commission. Historical consolidated financial data of Northrop for interim periods presented has been extracted from unaudited historical consolidated financial statements previously filed with the Commission.

  The following information should be read in conjunction with the historical financial statements of Northrop and Logicon incorporated by reference in this Proxy Statement/Prospectus.

                          NORTHROP GRUMMAN CORPORATION

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                         THREE MONTHS ENDED               FISCAL YEAR ENDED
                         ------------------- --------------------------------------------
                         MARCH 31, MARCH 31, DEC. 31, DEC. 31, DEC. 31, DEC. 31, DEC. 31,
                           1997      1996      1996     1995     1994     1993     1992
                         --------- --------- -------- -------- -------- -------- --------
STATEMENT OF INCOME DA-
 TA:
  Net sales.............  $ 1,964   $ 1,603  $ 8,071  $ 6,818  $ 6,711  $ 5,063  $ 5,550
  Net income............       75        61      234      252       35       96      121
  Earnings per share....     1.30      1.23     4.33     5.11      .72     1.99     2.56
  Weighted average
   common shares
   outstanding..........     58.0      49.6     54.0     49.4     49.1     48.1     47.2
  Cash dividends per
   common share.........  $   .40   $   .40  $  1.60  $  1.60  $  1.60  $  1.60  $  1.20
BALANCE SHEET DATA:
  Total assets..........  $ 9,578   $ 9,495  $ 9,422  $ 5,455  $ 6,047  $ 2,939  $ 3,162
  Total debt............    3,378     4,201    3,378    1,372    1,934      160      510
  Shareholders' equity..    2,184     1,505    2,128    1,459    1,290    1,322    1,254

                                 LOGICON, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                              FISCAL YEAR ENDED
                              -------------------------------------------------
                              MARCH 31, MARCH 31, MARCH 31, MARCH 31, MARCH 31,
                                1997      1996      1995      1994      1993
                              --------- --------- --------- --------- ---------
STATEMENT OF INCOME DATA:
  Contract revenues..........   $ 563     $ 474     $ 342     $ 318     $ 324
  Earnings before cumulative
   effect of accounting
   change(a).................      33        25        20        20        15
  Earnings per share before
   cumulative effect of
   accounting change.........    2.29      1.78      1.37      1.36      1.02
  Weighted average common
   shares outstanding(b).....    14.3      14.2      14.2      15.0      15.1
  Cash dividends per common
   share.....................   $ .23     $ .19     $ .16     $ .14     $ .12
BALANCE SHEET DATA:
  Total assets...............   $ 231     $ 193     $ 152     $ 129     $ 120
  Total debt.................      -         -         -         -         -
  Shareholders' equity.......     163       136       108        98        89

--------
(a) Effective April 1, 1993, Logicon prospectively adopted SFAS No. 109, "Accounting for Income Taxes."
(b) Logicon Common Stock was split two-for-one in September 1995, and accordingly all share data has been retroactively restated.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following unaudited pro forma combined financial data give effect to the Merger at the exchange ratio of 0.6161 share of Northrop Common Stock for each share of Logicon Common Stock using the pooling of interests method of accounting for business combinations. The unaudited pro forma combined financial data are not necessarily indicative of future operations or the actual results that would have occurred had the Merger been consummated at the beginning of the periods presented.

  The following unaudited pro forma combined statement of income data for the three months ended March 31, 1997 and 1996 and each of the years ended December 31, 1996, 1995 and 1994 assumes that the Merger occurred at the beginning of the periods presented. The following unaudited pro forma combined balance sheet data as of March 31, 1997 assumes the Merger occurred as of that date.

  The selected unaudited pro forma combined financial data has been presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred or that will occur after consummation of the Merger.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                 THREE MONTHS ENDED      FISCAL YEAR ENDED
                                 ------------------- --------------------------
                                 MARCH 31, MARCH 31, DEC. 31, DEC. 31, DEC. 31,
                                   1997      1996      1996     1995     1994
                                 --------- --------- -------- -------- --------
STATEMENT OF INCOME DATA:(a)
  Net sales.....................  $ 2,119   $ 1,731  $ 8,607  $ 7,272  $ 7,025
  Net income....................       85        68      264      277       53
  Earnings per share............     1.28      1.17     4.22     4.79      .92
  Weighted average common shares
   outstanding..................     66.6      58.2     62.6     57.8     57.6
                                 MARCH 31,
                                   1997
                                 ---------
BALANCE SHEET DATA:
  Total assets..................  $ 9,809
  Total debt....................    3,378
  Shareholders' equity..........    2,347

--------
(a) The unaudited pro forma combined financial data has been prepared utilizing Northrop's year end which is December 31. Logicon's fiscal year end is March 31; however, for presentation of unaudited pro forma combined financial data, the historical consolidated financial data of Logicon has been recast to reflect a December 31 year end.

COMPARATIVE PER SHARE DATA

  Set forth below are certain per common share data of Northrop and Logicon on an historical basis, an unaudited pro forma basis for Northrop, and an equivalent unaudited pro forma basis for Logicon. The unaudited Northrop pro forma basis was derived by giving effect to the Merger under the pooling of interests method of accounting for business combinations. The equivalent unaudited pro forma data for Logicon was calculated by multiplying the unaudited Northrop per common share data by an exchange ratio of 0.6161 share of Northrop Common Stock for each share of Logicon Common Stock.

  This information should be read in conjunction with the historical financial statements of Northrop and Logicon incorporated by reference in this Proxy Statement/Prospectus.

                           COMPARATIVE PER SHARE DATA

                                 THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                 ------------------- --------------------------
                                 MARCH 31, MARCH 31, DEC. 31, DEC. 31, DEC. 31,
                                   1997      1996      1996     1995     1994
                                 --------- --------- -------- -------- --------
Northrop
  Historical Per Common Share
   Data:
    Net income(a)...............  $ 1.30    $ 1.23    $ 4.33   $ 5.11   $  .72
    Book value(b)...............   37.65     30.30     36.74    29.50    26.20
    Cash dividends..............     .40       .40      1.60     1.60     1.60

Logicon
  Historical Per Common Share
   Data:
    Net income(a)...............  $  .65    $  .51    $ 2.15   $ 1.71   $ 1.25
    Book value(b)...............   11.67      9.72     11.06     9.20     7.53
    Cash dividends..............     .06       .05       .22      .18      .16

Northrop
  Unaudited Pro Forma Per Common
   Share Data:
    Net income(a)...............  $ 1.28    $ 1.17    $ 4.22   $ 4.79   $  .92
    Book value(b)...............   35.22               34.30
    Cash dividends..............     .40       .40      1.60     1.60     1.60

Logicon
  Equivalent Unaudited Pro Forma
   Per Common Share Data:
    Net income(a)...............  $  .79    $  .72    $ 2.60   $ 2.95   $  .57
    Book value(b)...............   21.70               21.13
    Cash dividends..............     .25       .25       .99      .99      .99

--------
(a) Per share amounts for net income were computed based on the weighted average shares outstanding during the period.

(b) Per share amounts for book value were computed based on the number of shares outstanding as of the end of the period presented.

                              GENERAL INFORMATION

  This Proxy Statement/Prospectus is being furnished to the stockholders of Logicon in connection with the solicitation of proxies by and on behalf of the Board of Directors, for use at the Special Meeting. The Special Meeting will be held at 10:30 a.m., Pacific Daylight Savings Time, on Thursday, July 17, 1997 in the Roman Room, The Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California, 90071. This Proxy Statement/Prospectus and the related form of proxy for Logicon are first being mailed to Logicon stockholders on or about June 13, 1997.

                                 THE COMPANIES

NORTHROP

  Northrop is an advanced technology company operating in the aircraft and electronics industry segments of the broadly defined aerospace industry. The aircraft segment includes the design, development and manufacturing of aircraft and aircraft subassemblies. The electronics segment includes the design, development, manufacturing and integration of electronic systems for military and commercial use and the operation and support of computer systems for scientific and management information. Northrop was incorporated in California as "Northrop Aircraft, Inc." on March 7, 1939, and subsequently renamed "Northrop Corporation." Northrop reincorporated under the same name in Delaware in 1985. Effective May 18, 1994, Northrop was renamed "Northrop Grumman Corporation."

ACQUISITION

  Acquisition is a wholly owned subsidiary of Northrop, and was incorporated in Delaware on May 2, 1997. Acquisition conducted no business prior to entering into the Merger Agreement.

LOGICON

  Logicon provides advanced technology systems and services to support national security, civil and industrial needs. Logicon was incorporated in California on April 10, 1961, and reincorporated in Delaware on July 28, 1978.

             PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

COMMON STOCK

  Northrop Common Stock is traded on the NYSE and PE under the symbol "NOC" and Logicon Common Stock is traded on the NYSE under the symbol "LGN." Following the Merger, Northrop Common Stock will continue to be traded on the NYSE and the PE. Following the Merger, Logicon Common Stock will cease to be traded on the NYSE, and there will be no further market for such stock.

  The table below sets forth the high and low intra-day prices for Northrop Common Stock and Logicon Common Stock as reported on the NYSE Composite Transactions reporting system for the periods indicated (quarters are based on a calendar year).

                                                   NORTHROP        LOGICON
                                                 ------------- ----------------
                                                  HIGH   LOW    HIGH     LOW
                                                 ------ ------ ------- --------
   1995
   First Quarter................................ 49 3/4 39 3/4 17 3/16 14 15/16
   Second Quarter............................... 54     47     23 1/8  16 7/8
   Third Quarter................................ 62 5/8 51 7/8 32 1/8  21 11/16
   Fourth Quarter............................... 64 1/4 56     29 1/4  21 1/2

   1996
   First Quarter................................ 67 3/8 58 3/8 33 3/4  25 1/4
   Second Quarter............................... 69 1/4 57 3/4 32 1/4  27
   Third Quarter................................ 80 1/4 63 3/4 35 1/4  25 1/4
   Fourth Quarter............................... 84 1/4 76 3/8 43 3/8  35

   1997
   First Quarter................................ 82 5/8 71 3/8 38 7/8  33 7/8
   Second Quarter (prior to Merger announcement
    on 05/05)................................... 87 1/2 71 7/8 40 3/8  33 3/4
   Second Quarter (subsequent to Merger
    announcement through 06/06)................. 86 7/8 82 1/4 50 7/8  49 3/4

  The following tables set forth the high, low and closing prices as reported on the NYSE Composite Transactions reporting system for Northrop Common Stock and Logicon Common Stock on May 2, 1997, the last trading day prior to the announcement of the Merger, and on June 6, 1997, the last trading day prior to the printing of this Proxy Statement/Prospectus.

                                                                       LOGICON
                                                                      ----------
    MAY 2, 1997                                      NORTHROP LOGICON EQUIVALENT
    -----------                                      -------- ------- ----------
     High...........................................  87 1/2  40 3/8      52
     Low............................................  84 1/4  39 1/4      52
     Last...........................................  87      40 3/8      52
                                                                       LOGICON
                                                                      ----------
    JUNE 6, 1997                                     NORTHROP LOGICON EQUIVALENT
    ------------                                     -------- ------- ----------
     High...........................................  83 3/8  50 7/8      52
     Low............................................  82 5/8  50 1/4      52
     Last...........................................      83  50 5/8      52

DIVIDEND POLICY

  Dividends on Northrop Common Stock are payable at the discretion of the Board of Directors of Northrop (the "Northrop Board of Directors") out of funds legally available therefor. Future dividend policy will depend on earnings, capital requirements, financial condition and other factors considered relevant by Northrop's Board of Directors.

  Dividends on Logicon Common Stock are payable at the discretion of the Board of Directors out of funds legally available. Declaration of dividends is dependent upon Logicon's current and projected earnings, current and projected cash balances, financial condition and other factors considered relevant by the Board of Directors.

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, holders of Logicon Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the meeting.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF LOGICON.

RECORD DATE; VOTING RIGHTS; PROXIES

  The Board of Directors has fixed the close of business on June 6, 1997 as the Record Date for determining holders entitled to notice of and to vote at the Special Meeting.

  As of the Record Date, there were 14,013,341 shares of Logicon Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of Logicon Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF LOGICON COMMON STOCK WILL BE VOTED IN FAVOR OF THE MERGER. Logicon does not know of any matters other than as described in the Notice of Special Meeting of Stockholders that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Logicon, by signing and returning a later dated proxy or by voting in person at the Special Meeting; however, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy.

  Abstentions and broker non-votes are treated as present for quorum purposes, but are not counted as voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. The term "broker non-votes" refers to shares held by a broker in street name which are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters, such as approval and adoption of the Merger Agreement, without instructions from the beneficial owner of the shares.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, the directors, officers and employees of Logicon may solicit proxies from Logicon stockholders by personal interview, telephone, telegram or otherwise. Logicon will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their reasonable charges and out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names.

QUORUM

  The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Logicon Common Stock entitled to vote thereat is necessary to constitute a quorum at the Special Meeting.

REQUIRED VOTE

  The approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of Logicon Common Stock.

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO STOCKHOLDERS. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
  STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

                                  THE MERGER

  This section of the Proxy Statement/Prospectus and the next section of the Proxy Statement/Prospectus entitled "The Merger Agreement" describe certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached as Annex A to this Proxy Statement/Prospectus. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

  The Merger Agreement provides that the Merger will be consummated if the approval of the Logicon stockholders required therefor is obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Acquisition will be merged with and into Logicon and Logicon, as the Surviving Corporation, will become a wholly owned subsidiary of Northrop.

  Upon consummation of the Merger, each outstanding share of Logicon Common Stock (other than (a) shares held by Logicon as treasury stock or by its subsidiaries and (b) shares held by Northrop, Acquisition or any of their subsidiaries, all of which shall be canceled) will be automatically converted into 0.6161 of a fully paid and nonassessable share of Northrop Common Stock, except that cash will be paid in lieu of fractional shares of Northrop Common Stock.

  Based upon the capitalization of Northrop and Logicon as of June 6, 1997, the stockholders of Logicon will own approximately 15% of the outstanding Northrop Common Stock following consummation of the Merger.

EFFECTIVE TIME

  The Effective Time of the Merger will occur upon the filing of a Merger Certificate with the Secretary of State of the State of Delaware or at such later time as Northrop and Logicon may agree upon and set forth in the Merger Certificate. The filing of the Merger Certificate will occur on a date specified by the parties which is no later than the second business day after satisfaction of the latest to occur of certain of the conditions in the Merger Agreement (the "Closing Date"). The Merger Agreement may be terminated by Northrop and Acquisition or Logicon if the Merger shall not have been consummated on or before September 30, 1997 and under certain other conditions. See "The Merger Agreement--Conditions to the Consummation of the Merger" and "The Merger Agreement--Termination; Fees and Expenses."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion of Logicon Common Stock into the right to receive Northrop Common Stock will occur automatically at the Effective Time.

  As soon as reasonably practicable after the Effective Time, a transmittal letter will be mailed by the Exchange Agent to each holder of record of Logicon Common Stock, informing such stockholder of the procedures to follow in forwarding his or her Logicon stock certificates to the Exchange Agent. Upon receipt of such Logicon stock certificates and transmittal letter, the Exchange Agent will deliver whole shares of Northrop Common Stock to such stockholder and cash in lieu of any fractional share of Northrop Common Stock pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such stockholder is entitled.

  If any issuance of shares of Northrop Common Stock in exchange for shares of Logicon Common Stock is to be made to a person other than the Logicon stockholder in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Logicon stockholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of Northrop that such tax has been paid or is not payable.

  After the Effective Time, there will be no further transfers of Logicon Common Stock on the stock transfer books of Logicon. If a certificate representing Logicon Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of whole shares of Northrop Common Stock and cash in lieu of fractional shares of Northrop Common Stock and any dividends and distributions will be issued in exchange therefor.

  After the Effective Time and until surrendered, shares of Logicon Common Stock will be deemed to represent only the right to receive upon such surrender a certificate representing the number of whole shares of Northrop Common Stock into which such shares of Logicon Common Stock shall have been converted and cash in lieu of any fractional shares of Northrop Common Stock as contemplated by the Merger Agreement. No dividends or other distributions, if any, payable to holders of Northrop Common Stock will be paid to the holders of certificates for shares of Logicon Common Stock until such certificates are surrendered. Upon surrender of such certificates, all declared dividends and distributions which shall have become payable in respect of a record date after the Effective Time will be paid to the holder of record of the whole shares of Northrop Common Stock represented by the certificate issued in exchange therefor, without interest.

  STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

  In June 1996, John R. Woodhull, the Chairman and Chief Executive Officer of Logicon, suggested to the Board of Directors that Logicon explore its strategic alternatives, including the possibility of combining with a larger company. After discussing the possibilities of such a transaction and the potential for enhancing stockholder value, the Board of Directors authorized Mr. Woodhull to initiate the process of selecting and employing an investment banking firm to advise the Board of Directors and management with respect to such possibilities, and to assist in identifying, approaching and negotiating with other companies which might be interested in such a transaction.

  At the Board of Directors meeting on August 5, 1996, Mr. Woodhull reported on his discussions with investment banking firms. Thereafter, after further consultation by Mr. Woodhull with members of the Board of Directors, Logicon entered into an agreement with Goldman, Sachs & Co. in September 1996 to represent Logicon as its financial adviser in connection with an analysis of Logicon, the opportunities for enhancing stockholder value, and matters relating to a possible business combination with another company. At the Board of Directors meeting on October 4, 1996, Mr. Woodhull reported on the preliminary discussion with Goldman Sachs concerning the process that would be followed.

  On November 14, 1996, Mr. Woodhull together with other corporate officers, met with representatives of Goldman Sachs for a general discussion of the assignment being undertaken by Goldman Sachs, the proposed process to be followed, factors relating to the defense and information technology industries in which the company operates, factors relating to other business combinations or possible business combinations within those industries, and the time frames within which it might or might not be appropriate for the company to seek the commencement of discussions with other defense industry or information technology industry participants. The Goldman Sachs representatives discussed various industry-wide data relating to companies in the defense industry and comparative data relating to Logicon.

  At the Board of Directors meetings on December 13, 1996 and February 17, 1997, there were further discussions about strategic alternatives open to the Company. Together, Goldman Sachs and Logicon formed a list of candidate companies to be contacted and Goldman Sachs conducted an analysis of the strategic position and financial capacity of each. In late March 1997, Goldman Sachs made contact with several companies which had been identified as potentially having an interest in Logicon, and determined on a preliminary basis the identities of those companies which, in its opinion, merited further consideration and analysis. Northrop was among the companies contacted by Goldman Sachs. On or about March 17, 1997, Kent Kresa, Chairman, President and Chief Executive Officer of Northrop, placed a call to Mr. Woodhull, during which Mr. Woodhull indicated that, in light of Northrop's interest in Logicon and Logicon's own strategic considerations and Logicon's arrangement with Goldman Sachs, Northrop should work through Goldman Sachs to pursue a potential transaction.

  During April 1997, Logicon opened a data room on premises removed from its corporate headquarters, to provide a place where interested persons might perform due diligence on various documents and financial information regarding Logicon without disrupting its staff or creating a possibility of rumors about a potential transaction. During this time, Goldman Sachs arranged for meetings between Mr. Woodhull, Ralph L. Webster, the Chief Financial Officer of Logicon, and representatives of potentially interested companies, including a meeting with representatives of Northrop that occurred on April 7th.

  During the April 7th meeting, representatives of Northrop and of Salomon Brothers Inc, financial adviser to Northrop ("Salomon Brothers"), met with Mr. Woodhull, another member of the senior management of Logicon and representatives of Goldman Sachs. Mr. Woodhull discussed the strategic alternatives being considered by Logicon, which included a business combination or continuing as a stand-alone company, and presented orally a strategic overview of Logicon's businesses. The representatives of Northrop in turn discussed generally the nature of Northrop's strategic interest. A representative of Goldman Sachs indicated that Logicon was in discussions with other parties with respect to possible transactions and outlined orally the process that Logicon would undertake to examine its strategic options. The process outlined included review of contents of the data room and a presentation by senior management of Logicon. At the conclusion of the meeting, the representatives of Northrop reiterated their interest in continuing discussions.

  On April 16, 1997, a Northrop team reviewed Logicon's public documents, its internal policies and procedures and its long-range plan in the data room. Mr. Woodhull and other senior managers of Logicon also presented to members of Northrop's senior management an overview of each of Logicon's principal business areas. At the conclusion of the management presentation, Northrop again indicated its interest in pursuing further discussions.

  A representative of Goldman Sachs called Albert F. Myers, Corporate Vice President and Treasurer of Northrop, and a representative of Salomon Brothers on April 17th and suggested that a meeting be scheduled for the week of April 21st with the senior management of Logicon to discuss Northrop's preliminary indication of value and proposed structure for a potential business combination. Goldman Sachs indicated that Logicon expected to receive preliminary expressions of interest from several parties and would provide more detailed oral and written diligence materials to one or more parties during the week of April 28th. The schedule set forth by Goldman Sachs in the April 17th phone call was reiterated in a letter from Goldman Sachs to Mr. Myers dated April 18, 1997.

  On April 24th, a representative of Salomon Brothers told a representative of Goldman Sachs that, although Northrop remained interested in continuing discussions, the travel schedules of key members of management and other considerations would prevent Northrop from being in a position to present a preliminary expression of interest in accordance with the schedule set out in such letter. The representative of Salomon Brothers proposed that the senior management of Northrop and Logicon meet on Monday, April 28th in order for Northrop to describe its level of interest in pursuing a business combination with Logicon.

  On April 25, 1997, a meeting of the Board of Directors was held at which Goldman Sachs and Mr. Woodhull briefed the Board of Directors about all activities which had been conducted with respect to identifying candidates for a possible business combination with Logicon. The Goldman Sachs representative and Mr. Woodhull advised that, after a detailed analysis, a short list of seven possible candidates was compiled and the companies were contacted. The Goldman Sachs representative indicated that all the seven companies on the short list had given at least some level of consideration to a business combination with Logicon. Each of the seven companies was discussed in further detail, identifying the reasons why four of them did not choose to pursue a possible transaction. The Goldman Sachs representative and Mr. Woodhull described meetings with the top executives of the remaining three companies, and the due diligence that had been performed by each of them to date. The Goldman Sachs representative reported that two of these three companies had given preliminary indications as to terms and price, one of them being interested in a stock-for-stock transaction and the other being interested in a cash purchase, both within a narrow price range. The Goldman Sachs representative continued that the third candidate, Northrop, was scheduled for a meeting early in the following week, and that he expected to receive a specific proposal from Northrop on or about April 28, 1997. The Board of Directors had an extensive discussion about whether or not Logicon should adopt an exclusive dealing posture at this point, particularly if the Northrop proposal was more attractive than the other proposals on the table, and concluded that, for the time being, Logicon and its advisers should continue to pursue the interest of the other two companies. The Goldman Sachs representative concurred with this conclusion, and discussed the ability of each of the candidates to improve its offer. The Board of Directors agreed that one of the strategic alternatives open to Logicon was to remain independent and that the process of selecting the final and best company with which to pursue a transaction would include the consideration of whether or not such company offered better value to the stockholders than the projected share value on the basis of the business plan of the company as an independent entity while taking into account the relative degree of risk.

  Mr. Kresa and other representatives of Northrop and of Salomon Brothers, and Mr. Woodhull, another member of senior management of Logicon and representatives of Goldman Sachs, met on April 28th. During that meeting, Northrop provided both an oral and written overview of its strategic objectives and presented two alternative proposals for a business combination between Northrop and Logicon: a stock-for-stock transaction valued at $48.00 per share of Logicon Common Stock or an all-cash transaction at $50.00 per share. Northrop also provided draft agreements for both an all-cash transaction and an all-stock transaction. The representatives of Northrop stressed that Northrop strongly desired that Logicon, its management and its operations remain intact after the proposed transaction. The representatives of Northrop also indicated that the offers were contingent on Logicon entering into exclusive negotiations with Northrop on an accelerated schedule. Northrop suggested that the full due diligence review contemplated by Logicon might lead to a diminution in the value of Logicon to Northrop because of the disclosure of proprietary and competitive information to other interested parties.

  On April 29th, a representative from Goldman Sachs called a representative from Salomon Brothers and reviewed the principal components of the two proposals made by Northrop and asked for clarification of certain of the terms, including the rationale for the difference in the all-cash price and the all-stock price and the absence of an exchange rate adjustment mechanism to protect the parties against fluctuations in the relative prices of Northrop Common Stock and Logicon Common Stock. The Goldman Sachs representative indicated that, at that point, Mr. Woodhull's preference was for an all-cash transaction because of the price fluctuation risk associated with the all-stock transaction. Goldman Sachs informed Salomon Brothers that the Board of Directors was scheduled to meet later in the week to review the preliminary expressions of interest that had been received. During a second call later in the day on April 29th, the Goldman Sachs representative told the representative of Salomon Brothers that the Northrop proposal did not persuade Logicon to discontinue its discussions with other parties.

  On April 30th, Mr. Myers and other members of management of Northrop, met in the offices of Goldman Sachs with Mr. Webster and a representative of Goldman Sachs. Mr. Webster provided a preview of results for the fiscal year ended March 31, 1997 and a detailed review of accounting policies of Logicon. After considering the financial and accounting information provided at the April 30th meeting, Northrop determined that an equity-based offer of $52.00 per share would be appropriate. A representative of Salomon Brothers spoke with a representative of Goldman Sachs late on April 30th to convey a revised proposal for a stock-for-stock transaction valued at $52.00 per share. Northrop's offer included an adjustment to the exchange rate so that the $52.00 per share value would be maintained if the market price of Northrop Common Stock increased by up to 15% or decreased by up to 10% from its $83.50 per share closing price on that same day.

  On May 1st, Mr. Kresa called Mr. Woodhull to indicate that he felt that Northrop had made its best offer and that he believed that the exchange rate adjustment mechanism addressed Mr. Woodhull's concerns regarding the risk associated with a stock-for-stock transaction. Mr. Kresa also reiterated that Northrop was prepared to move expeditiously in negotiating and signing the definitive documentation and that this accelerated process would lead to greater certainty and less disruption of Logicon's business.

  On May 1st, the Board of Directors met by telephone with representatives of Goldman Sachs participating. A representative of Goldman Sachs summarized the events of the past few days and said that Northrop was now proposing a stock-for-stock transaction at a value of $52.00 per share of Logicon Common Stock, subject to a "collar" which would preserve the $52.00 value through a range of appreciation and depreciation in the current market value of Northrop Common Stock to be negotiated, but with no adjustment beyond that range. He reported that Northrop wished to move very quickly and exclusively, and was willing to go forward only if Logicon ceased to have negotiations with other interested parties. He said that Northrop wished to sign an agreement as soon as possible and said that the previous proposal by Northrop for a cash transaction had been withdrawn and that Northrop wished to go forward only on the basis of the stock-for-stock transaction. The Board of Directors discussed at length the value of the proposal to Logicon stockholders compared to similar transactions. The representative of Goldman Sachs was asked to report on the continuing interest of the two other interested parties and the possibility that either or both of them might be willing to make an offer as attractive as the Northrop offer. The Goldman Sachs representative summarized his most recent discussions with the other two interested parties, each of whom had given indications as to the nature of its interest, and that these indications were less attractive than the Northrop proposal. At the conclusion of that discussion, the Board of Directors instructed the management and Goldman Sachs to proceed with the Northrop proposal.

  Late on May 1st, the representative of Goldman Sachs called representatives of Salomon Brothers and indicated that, provided that Northrop agreed to an adjustment in the exchange rate in the event of up to 10% appreciation or depreciation in the market price of Northrop Common Stock, Logicon was prepared to accept Northrop's $52.00 per share offer. The representative of Salomon Brothers indicated that Northrop would proceed with the transaction on the basis of Logicon's counterproposal. Arrangements were made for detailed due diligence meetings to commence early on May 2nd and for Logicon's legal counsel to contact Northrop's legal counsel to discuss issues on the draft agreements delivered at the April 28th meeting.

  On May 2nd and 3rd, a Northrop team conducted a more detailed review of Logicon's written materials and meetings with the general managers of Logicon's various business groups. On May 3rd, after Logicon executed a confidentiality agreement with respect to information provided by Northrop, several members of Northrop's senior management provided a detailed overview to representatives of Logicon of Northrop's operating divisions as well as a two-year business plan.

  The Northrop Board of Directors met on May 4th, and approved the proposed transaction. The Board of Directors met on May 4th with Goldman Sachs representatives and counsel in attendance, and received a final form of agreement between Logicon and Northrop. The purposes of the meeting as stated by Mr. Woodhull were to consider whether exclusive dealing with Northrop was justified, to give final consideration to whether any other alternatives might present a better value for the stockholders of Logicon, to consider the terms of the proposed contract, to receive and consider the advice of Goldman Sachs with respect to the fairness of the proposed transaction with Northrop and to determine whether or not to execute the contract and recommend its approval to the stockholders. At the Board meeting, Goldman Sachs summarized for the Logicon Board of Directors the results of its analyses undertaken for purposes of its opinion relating to the proposed transaction with Northrop. Such analyses included the stock price history of the Logicon Common Stock and the Northrop Common Stock, a comparison of Logicon and Northrop with other publicly traded companies, an analysis of the contribution of Logicon to the combined company resulting from the contemplated transaction, and an analysis of the transaction in comparison to selected other acquisition transactions in the defense and aerospace industry. The Goldman Sachs presentation also included a discounted cash flow analysis for Logicon, and a present value analysis of possible future stock prices of Logicon Common Stock. Finally, the Goldman Sachs presentation included a pro forma merger analysis to consider the dilutive or accretive effects, if any, of the transaction on Northrop. These analyses are summarized elsewhere in this Proxy Statement/ Prospectus. See "The Merger--Opinion of Financial Adviser." Goldman Sachs also rendered its opinion, confirmed in writing as of May 4, 1997, that as of such date and subject to the assumptions and limitations therein, the Merger Consideration contemplated by the Merger is fair to the holders of Logicon Common Stock. See "The Merger--Opinion of Financial Adviser."

  The Board of Directors concluded that the Northrop proposal offered a better opportunity for enhancing stockholder value than that offered by Logicon continuing as an independent company, and also concluded that the wisest course was to proceed promptly with the Northrop proposal and not to continue negotiations with others. The Board of Directors then determined that the proposed transaction was in the best interests of Logicon's stockholders, approved the proposed agreement and authorized the officers to execute the Merger Agreement. Immediately following the meeting, the Merger Agreement was executed by the parties and a press release announcing the proposed transaction was issued before the commencement of trading on Monday, May 5, 1997.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

  The Board of Directors unanimously approves the Merger and recommends that stockholders vote FOR approval and adoption of the Merger Agreement. The Board of Directors believes that the Merger is fair to and in the best interests of the stockholders of Logicon.

  In reaching its conclusion to approve the Merger and to unanimously recommend that the stockholders vote in favor of adoption of the Merger Agreement, the Board of Directors considered a number of factors, including the following:

  1. The Merger Agreement resulted from a comprehensive process that the Board of Directors believes was conducted in a manner calculated to result in the most attractive alternative available to the stockholders of Logicon. See "The Merger--Background of the Merger" above.

  2. The information presented by Goldman Sachs at the May 1, 1997 and May 4, 1997 meetings of the Board of Directors and the written opinion of Goldman Sachs dated May 4, 1997, to the effect that the Merger Consideration is fair to the Logicon stockholders. Stockholders are urged to read the opinion of Goldman Sachs attached hereto as an exhibit in its entirety.

  3. The terms and conditions of the Merger Agreement are fair and reasonable. The Northrop Common Stock to be exchanged for Logicon Common Stock represents ownership interests in a leading company in the defense industry, the same industry in which Logicon occupies a smaller niche. Accordingly, the Northrop Common Stock tends to represent the same kind of investment opportunities and risks as the Logicon Common Stock.

  4. Other strategic alternatives open to Logicon, such as remaining independent and seeking to grow by acquisitions, may be attractive but involve a much greater risk from the standpoint of stockholder value than the proposed Merger.

  5. The Merger Consideration represents a premium of approximately 30% above the pre-announcement market price of Logicon Common Stock.

  6. The history of Logicon's contacts with other prospective parties, including those that did not wish to pursue investigations of Logicon, indicates that it is highly unlikely that a higher or better offer could have been obtained from another party.

  7. The excellent business reputation and capabilities of Northrop and its management, as well as its financial strength.

  8. The likelihood of continued consolidation in the industries that support the national defense and the possibility that continued growth and profitability may become increasingly more difficult for Logicon as an independent company.

  9. The fact that, under the Merger Agreement, Logicon has the right, upon payment to Northrop of $22.5 million, to terminate the agreement if a superior proposal should be presented to Logicon or its stockholders.

  The Board of Directors did not assign relative weights to the factors noted above or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it.

OPINION OF FINANCIAL ADVISER

  Logicon retained Goldman Sachs to act as its financial adviser in connection with possible transactions to enhance shareholder value. In connection with such engagement, Logicon requested that Goldman Sachs render its opinion as to the fairness to Logicon's stockholders of the Merger Consideration.

  On May 4, 1997, in connection with the evaluation of the Merger Agreement by the Board of Directors, Goldman Sachs rendered an opinion that, as of such date, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the Merger Consideration is fair to Logicon's stockholders.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED MAY 4, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE AND MATTERS CONSIDERED BY GOLDMAN SACHS IN RENDERING SUCH OPINION. GOLDMAN SACHS' OPINION IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF GOLDMAN SACHS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(a) the Merger Agreement, (b) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of Logicon for the five fiscal years ended March 31, 1996; (c) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of Northrop for the five years ended December 31, 1996; (d) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Logicon and Northrop; and (e) certain other communications from Logicon and Northrop to their respective stockholders. Goldman Sachs also had discussions with members of the senior management of Logicon and Northrop regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Logicon Common Stock and the shares of Northrop Common Stock, compared certain financial and stock market information for Logicon and Northrop with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace and defense industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of their opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Logicon or Northrop or any of their subsidiaries and they were not furnished with any such evaluation or appraisal.

  The following is a summary of the financial analyses Goldman Sachs utilized in connection with providing its written opinion to the Board of Directors on May 4, 1997.

    (a) Stock Trading History. Goldman Sachs examined the history of the trading prices and volumes for the shares of Logicon Common Stock. This examination showed that during the four month period from January 1, 1997 to May 1, 1997, the trading price of Logicon Common Stock ranged from $34.25 per share to $39.75 per share. This range may be compared to the Merger Consideration. In addition, this examination showed that over the period from January 1, 1996 to January 1, 1997, the trading price of Logicon Common Stock ranged from $25.375 per share to $42.875 per share. Goldman Sachs also examined the history of the trading prices and volumes for the shares of Northrop Common Stock. This examination showed that during the four month period from January 1, 1997 to May 1, 1997, the trading price of Northrop Common Stock ranged from $71.75 per share to $84.50 per share. This range may be compared to the closing price of the Northrop Common Stock on April 30, 1997 of $83.50 per share, which was used as the midpoint of the "collar" for the adjustment (prior to the date of this Proxy Statement/Prospectus) of the exchange rate in the Merger. In addition, this examination showed that over the period from January 1, 1996 to January 1, 1997, the trading price of Northrop Common Stock ranged from $58.00 per share to $83.875 per share.

    (b) Comparison of Selected Peer Companies. Goldman Sachs compared selected historical stock market and balance sheet data and financial ratios for Logicon and Northrop to the corresponding data and ratios of the following groups of selected defense and aerospace companies and other groups and the companies indicated within each such group: (a) Aerospace/Defense Group: Boeing, General Dynamics, Litton, Lockheed Martin, Northrop and Raytheon; (b) Information Technology Group: BDM International, BTG, CACI International, Nichols Research and Tracor; and (c) Systems Integration/Outsourcing Group: American Management Systems, Ceridian, Computer Sciences Corp. and Electronic Data Systems. The multiples of Logicon and Northrop were calculated using a price of $40.375 per share of Logicon Common Stock and a price of $87.00 per share of Northrop Common Stock, the closing prices as of May 2, 1997. Such data and ratios included, among other things, levered market capitalization (current stock price multiplied by shares outstanding plus debt less cash and cash equivalents), levered market capitalization to latest twelve months ("LTM") sales, LTM earnings before interest, tax, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"), as well as 1997 and 1998 estimated price-to-earnings ("P/E") ratios (estimates provided by International Broker's Estimate System). An analysis of levered market capitalization to LTM sales yielded a range of 0.48x to 1.80x (with medians ranging from 0.74x to 1.34x) compared to 0.86x for Logicon and 0.99x for Northrop. An analysis of levered market capitalization to LTM EBITDA yielded a range of 6.4x to 15.6x (with medians ranging from 7.8x to 9.6x) compared to 8.0x for Logicon and 7.7x for Northrop. An analysis of levered market capitalization to LTM EBIT yielded a range of 8.7x to 37.9x (with medians ranging from 10.2x to 16.1x) compared to 9.3x for Logicon and 12.0x for Northrop. An analysis of calendar 1997 estimated P/E ratios yielded a range of 12.5x to 24.3x compared to 16.2x for Logicon and 14.7x for Northrop. An analysis of calendar 1998 estimated P/E ratios yielded a range of 10.5x to 20.0x compared to 14.6x for Logicon and 13.2x for Northrop.

    (c) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, revenues, EBITDA, EBIT, net income and market capitalization) for Logicon, Northrop and the pro forma combined company resulting from the contemplated transaction. This analysis indicated that Logicon would have contributed 6.3% to combined revenues in 1996 and an estimated 7.0% in 1997 and 7.6% in 1998, 5.3% to combined EBITDA in 1996 and an estimated 4.8% in 1997 and 5.2% in 1998, 7.0% to combined EBIT in 1996 and an estimated 6.3% in 1997 and 6.4% in 1998, 11.7% to combined net income in 1996 and an estimated 8.9% in 1997 and 8.7% in 1998, and 10.0% of market capitalization as of May 2, 1997. Estimated future operating information was based on management estimates for Logicon and certain publicly available estimates in the case of Northrop.

    (d) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the defense and aerospace industry (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions, (i) aggregate consideration as a multiple of current year sales ranged from 0.32x to 1.68x with a median of 0.69x and a mean of 0.83x compared to 1.20x for the contemplated transaction, (ii) aggregate consideration as a multiple of current year EBIT ranged from 5.1x to 17.0x with a median of 9.5x and a mean of 9.3x compared to 12.9x for the contemplated transaction, (iii) aggregate consideration as a multiple of current year EBITDA ranged from 2.9x to 11.7x with a median of 7.2x and a mean of 7.2x compared to 11.2x for the contemplated transaction, (iv) aggregate consideration as a multiple of next year sales ranged from 0.37x to 1.66x with a median of 0.77x and a mean of 0.83x compared to 1.06x for the contemplated transaction, (v) aggregate consideration as a multiple of next year EBIT ranged from 4.0x to 13.0x with a median of 8.4x and a mean of 8.6x compared to 11.7x for the contemplated transaction and (vi) aggregate consideration as a multiple of book value ranged from 0.8x to 9.6x with a median of 2.5x and a mean of 3.0x compared to 4.6x for the contemplated transaction.

    (e) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis of Logicon. Goldman Sachs calculated a net present value of estimated free cash flows for the years 1998 through 2001 using discount rates ranging from 11% to 13%. Goldman Sachs calculated Logicon's terminal values in the year 2001 based on multiples ranging from 8.0x EBIT to 11.0x EBIT. These terminal values were then discounted to present value using discount rates from 11% to 13%. Using the foregoing terminal values and discounted cash flows for Logicon, the equity value per share ranged from $38.04 to $50.77.

    (f) Net Present Value Analysis. Goldman Sachs calculated the present value of a share of Logicon Common Stock assuming various earnings per share multiples applied to the fiscal year 2001 estimated earnings per share, discounted at rates ranging from 11.0% to 15.0%. The present value analysis suggested a range of valuation for Logicon between $31.09 per share and $44.92 per share.

    (g) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Goldman Sachs performed this analysis based on a price of $83.50 per share for the Northrop Common Stock. Based on such analyses, the proposed Merger would be dilutive to Northrop's stockholders, but without giving effect to any synergies that may be achieved.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to practical analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Logicon or Northrop or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Board of Directors as to the fairness of the Merger Consideration pursuant to the Merger Agreement to the holders of shares of Logicon Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisers, none of Logicon, Northrop, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion to the Board of Directors was one of the many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Logicon selected Goldman Sachs as its financial adviser because Goldman Sachs is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Logicon and/or Northrop for its own account and for the account of customers.

  Pursuant to a letter agreement dated September 4, 1996 (the "Engagement Letter"), Logicon engaged Goldman Sachs to act as its financial adviser in connection with the possible sale of Logicon. Pursuant to the terms of the Engagement Letter, Logicon has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of approximately $11.2 million. Logicon has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

MANAGEMENT OF LOGICON AFTER MERGER

  The directors of Acquisition prior to the Merger will be the initial directors of the Surviving Corporation after the Merger. The officers of Logicon prior to the Merger will be the initial officers of the Surviving Corporation after the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Treatment of Stock Options, Etc. At the Effective Time, each Logicon Stock Option, whether vested or unvested, shall be converted as of the Effective Time into options to purchase shares of Northrop Common Stock. Each Logicon Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Logicon Stock Option, a number of shares of Northrop Common Stock equal to the number of shares of Northrop Common Stock that the holder of such Logicon Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time at a price per share equal to (a) the aggregate exercise price for shares of Logicon Common Stock otherwise purchasable pursuant to such Logicon Stock Option divided by (b) the product of (i) the number of shares of Logicon Common Stock otherwise purchasable pursuant to such Logicon Stock Option, multiplied by (ii) the Exchange Ratio. Pursuant to the provisions of all Logicon stock option agreements, with the exception of the plan assumed by Logicon pursuant to the merger with Geodynamics Corporation, and the options issued thereunder, all Logicon Stock Options will become exercisable in full as the result of the Merger.

  The Merger Agreement provides that the Restricted Stock Purchase Plan (the "RSPP") of Logicon will continue with respect to the shares issued thereunder and Northrop Common Stock issued in exchange therefor pursuant to the Merger.

  Upon a "change of control," the management performance units contingently awarded by the Executive Compensation Committee of the Board of Directors (the "Committee") will at the time of the "change of control" be redeemable in cash in an amount based on a cumulative quarterly earnings per share formula prescribed by the Committee in its discretion, provided that the value of a unit will not exceed $200 nor be less than $0.

  The following table sets forth information, with respect to the Chief Executive Officer, the four most highly compensated executive officers of Logicon other than the Chief Executive Officer and all officers as a group, as to the options, shares of restricted stock and management performance units outstanding on May 31, 1997, and any cash payment to be received in accordance with any plan governing such securities upon consummation of the Merger.

                                                                    CASH PAYMENT TO
                                          SHARES OF     MANAGEMENT  BE RECEIVED UPON
  NAME AND PRINCIPAL     OPTION SHARES RESTRICTED STOCK PERFORMANCE CONSUMMATION OF
       POSITION              HELD          HELD(A)      UNITS HELD     THE MERGER
  ------------------     ------------- ---------------- ----------- ----------------
Frank T. Cummings              --           54,475         1,307       $  261,400
 Vice President
James E. Dalton                --           54,475         1,307          261,400
 Vice President
Dr. James F. Harvey            --           32,935         1,307          261,400
 Vice President
Ralph L. Webster             5,200          29,107         1,124          224,800
 Vice President & Chief
 Financial Officer
John R. Woodhull            14,400         106,165         3,915          783,000
 President & Chief
 Executive Officer
All officers as a group     38,150         359,109        11,895        2,379,000

--------
(a) Vested and unvested

  Indemnification. The Merger Agreement provides that, after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each person who has been, is now or becomes prior to the Effective Time, a director or officer of Logicon or any of its subsidiaries against all losses, claims, damages, costs, expenses, settlement payments, or liabilities arising out of
(a) the fact that such person is or was an officer or director of Logicon or its subsidiaries and (b) the transactions contemplated by the Merger Agreement. Northrop agreed in the Merger Agreement that all rights to indemnification existing in favor of directors or officers of Logicon as provided under any agreement with Logicon or in Logicon's Certificate of Incorporation or Bylaws shall not be adversely affected by any indemnification provision contained in the Merger Agreement. Northrop also agreed to guarantee the payment and performance of the Surviving Corporation's indemnification obligations under the Merger Agreement. See "The Merger Agreement-- Indemnification."

  Employment Agreements. Northrop has or will establish a Key Employee Retention Plan (the "KERP") for the purpose of retaining certain key management personnel of Logicon after the Merger. Messrs. Cummings, Dalton, Harvey, Webster and Woodhull have been offered the opportunity to participate in the KERP. Under the KERP, such persons will be eligible to receive bonus compensation equal to 33 1/3% of the annual base salary of such employees in effect immediately prior to the Merger (the "Effective Base Salary") on the first anniversary of the Effective Time and equal to 66 2/3% of the Effective Base Salary on the second anniversary of the Effective Time. Payment of awards under the KERP is conditioned upon the management employee's continuing employment with Logicon for the two-year term of the plan and individual performance and conduct satisfactory to Northrop. Participants in the plan who voluntarily terminate employment with Northrop or who are terminated by Northrop for cause forfeit any further payments under the plan. Participants who are terminated for the convenience of Northrop will receive payments which would otherwise have been made to them had they completed employment for the full term of the KERP. The designated management employees will be required to accept employment with Northrop for a period of two years as a condition to participation in the KERP. Based on the current base salary of the following persons, each would be eligible to receive under the KERP the following amounts on the first and second anniversaries of the Effective Time, respectively: Mr. Cummings-- $77,723 and $155,445; Mr. Dalton--$77,723 and $155,445; Dr. Harvey--$77,723 and $155,445; Mr. Webster-- $73,320 and
$146,640; and Mr. Woodhull--$128,423 and $256,845.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material federal income tax consequences of the Merger to Logicon, Northrop and the holders of Logicon Common Stock. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial decisions, and administrative rulings and practice. Changes in any of the foregoing could alter the conclusions reached herein, and such changes may have retroactive effect. The tax treatment of a stockholder may vary depending upon his or her particular situation, and certain stockholders (including individuals who hold restricted stock or stock options or who otherwise received compensation for services in the form of stock, options or other interests in Logicon, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign persons or entities) may be subject to special rules not discussed below.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

  In the opinion of O'Melveny & Myers LLP, counsel to Logicon:

    (a) The Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and each of Northrop, Acquisition and Logicon will be a party to the reorganization within the meaning of
  Section 368(b) of the Code;

    (b) Except for any cash received in lieu of fractional shares of Northrop Common Stock, a stockholder of Logicon will not recognize any gain or loss as a result of the exchange of Logicon Common Stock for Northrop Common Stock pursuant to the Merger;

    (c) A stockholder's tax basis in the shares of Northrop Common Stock received in the Merger, including any fractional share interest for which cash is received, will equal the tax basis of the shares of Logicon Common Stock exchanged therefor pursuant to the Merger; and

    (d) A stockholder's holding period for shares of Northrop Common Stock received in the Merger, including any fractional share interest for which cash is received, will include the holding period of the shares of Logicon Common Stock exchanged therefor pursuant to the Merger, provided such shares were held by such stockholder as capital assets.

  In the opinion of Gibson, Dunn & Crutcher LLP, counsel to Northrop:

    (a) The Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and each of Northrop, Acquisition and Logicon will be a party to the reorganization within the meaning of
  Section 368(b) of the Code;

    (b) Acquisition will not recognize any gain or loss as a result of the transfer of its assets to Logicon pursuant to the Merger; and

    (c) Northrop will not recognize any gain or loss upon the issuance of the Northrop Common Stock pursuant to the Merger.

  The opinions of O'Melveny & Myers LLP and Gibson, Dunn & Crutcher LLP are based on current law, the information contained in this Proxy Statement/Prospectus and certain representations as to factual matters made by Logicon, Northrop, Acquisition and certain stockholders (the "Specified Stockholders") of Logicon, forms of which are attached as exhibits to the Merger Agreement. Any inaccuracy or change with respect to such information or representations, or any past or future actions by Logicon, Northrop, Acquisition or the Specified Stockholders contrary to such representations, could adversely affect the conclusions reached herein.

  An opinion of counsel is not binding on the Internal Revenue Service or the courts, and only represents such counsel's best judgment. The parties have not and will not request a ruling from the Internal Revenue

Service in connection with the federal income tax consequences of the Merger. If the Internal Revenue Service successfully challenges the status of the Merger as a tax-free reorganization, holders of Logicon Common Stock will be treated as if they sold their Logicon Common Stock in a taxable transaction. In such event, each holder of Logicon Common Stock would recognize gain or loss equal to the difference between the holder's tax basis in the shares of the Logicon Common Stock surrendered in the Merger and the fair market value, at the Effective Time, of the Northrop Common Stock received in exchange therefor (plus any cash received for fractional shares of Northrop Common Stock).

ACCOUNTING TREATMENT

  The Merger will be treated as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Northrop and Logicon will be carried forward to the combined corporation at their recorded amounts, subject to any adjustments required to conform the accounting policies of the companies; income of the combined corporation will include income of Northrop and Logicon for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

  The Merger Agreement provides that a condition to the consummation of the Merger is the receipt by Northrop of an opinion from Deloitte & Touche LLP stating that the Merger will be accounted for as a "pooling of interests" transaction, and that such opinion shall not have been withdrawn or modified in any material respect.

EFFECT ON EMPLOYEE BENEFITS PLANS

  Logicon maintains a number of employee benefit plans and compensation arrangements in which eligible employees of Logicon and certain of its affiliates participate. Northrop will provide the employees and retirees of Logicon and its subsidiaries, for a period ending on the first anniversary of the Effective Time, with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance or purchase on the open market of securities of Logicon or Northrop, which shall be converted as set forth in the Merger Agreement) which, in the aggregate, are comparable to those currently provided by Logicon and its subsidiaries. Northrop and Logicon have agreed, and Northrop will cause the Surviving Corporation to agree that, (a) all obligations of Logicon or any of its subsidiaries under any "change of control" or similar provisions relating to employees contained in any existing contracts, and all termination and severance agreements with executive officers, will be honored in accordance with their terms as of the date of the Merger Agreement, and (b) the Restricted Stock Purchase Plan (the "RSPP") of Logicon will continue in effect with respect to the shares issued thereunder and Northrop Common Stock issued in exchange therefor pursuant to the Merger, and appropriate adjustments will be made to the RSPP such that following the Effective Time such shares of Northrop Common Stock shall be held substantially in accordance with the terms of the RSPP.

CERTAIN LEGAL MATTERS

  Antitrust. Pursuant to the requirements of the HSR Act, on May 15, 1997, Logicon and Northrop each filed a Notification and Report Form for review under the HSR Act with the FTC and the Antitrust Division. The waiting period under the HSR Act with respect to such filings will expire on June 14, 1997, unless additional information is requested.

  Northrop and Logicon do not believe that any additional governmental filings in the United States, other than the Merger Certificate, are required with respect to the Merger. Even if the HSR Act waiting period expires, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Logicon or Northrop. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any federal or state court in the United States which prevents the consummation of the Merger.

  Northrop does not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

FEDERAL SECURITIES LAW CONSEQUENCES

  All Northrop Common Stock issued in connection with the Merger will be freely transferable, except that any Northrop Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Northrop or Logicon prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Logicon or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Logicon generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

  Affiliates may not sell their shares of Northrop Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who become affiliates of Northrop) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time an affiliate (together with certain related persons) would be entitled to sell shares of Northrop Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Northrop Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to affiliates if Northrop remained current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, an affiliate would be able to sell such shares of Northrop Common Stock without such manner of sale or volume limitations provided that Northrop was current with its Exchange Act informational filings and such affiliate was not then an affiliate of Northrop. Two years after the Effective Time, an affiliate would be able to sell such shares of Northrop Common Stock without any restrictions so long as such affiliate had not been an affiliate of Northrop for at least three months prior thereto.

STOCK EXCHANGE LISTING

  It is a condition to the Merger that the shares of Northrop Common Stock to be issued in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

NO APPRAISAL RIGHTS

  Under the DGCL, the holders of Logicon Common Stock are not entitled to any appraisal rights with respect to the Merger. Section 262 of the DGCL provides appraisal rights to stockholders of Delaware corporations in connection with certain mergers and consolidations. However, under such section, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporations' stock is listed on a national securities exchange as of the record date set to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to approve the merger so long as the consideration to be received by such stockholders in the merger consists of (a) shares of the capital stock of the surviving corporation in the merger, (b) shares of the capital stock of any other corporation provided that such stock is listed on a national securities exchange as of the date on which the merger becomes effective, (c) cash in lieu of fractional shares or (d) a combination of the foregoing.

CERTAIN OTHER AGREEMENTS

  Persons who may be deemed to be affiliates of Logicon have executed Affiliates' Letters in which they have made certain representations about their intentions to hold the shares of Northrop Common Stock to be received in the Merger and agreed to certain restrictions on resale of such shares. Persons who may be deemed to be affiliates of Northrop have also executed Affiliates' Letters in which they have made certain representations about their intentions to hold their shares of Northrop Common Stock and agreed to certain restrictions on resale of such shares. The representations and restrictions of resale are intended to preserve the characterization of the Merger for federal income tax purposes as a reorganization, to comply with the requirements for pooling of interest accounting treatment and to comply with restrictions on resale of securities imposed by federal securities laws.

                             THE MERGER AGREEMENT

GENERAL

  The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A. Stockholders are urged to read the Merger Agreement in its entirety.

THE MERGER

  The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the stockholders of Logicon and the satisfaction or waiver of the other conditions to the Merger, Acquisition will be merged with and into Logicon in accordance with the DGCL, whereupon the separate existence of Acquisition will cease and Logicon will be the Surviving Corporation. At the Effective Time, the conversion of Logicon Common Stock and the conversion of shares of the common stock of Acquisition pursuant to the Merger Agreement will be effected as described below. The Certificate of Incorporation and Bylaws of Logicon will be the Certificate of Incorporation and Bylaws of the Surviving Corporation, except that Article Fourth of the Certificate of Incorporation shall be amended to provide that the aggregate number of shares which the Surviving Corporation shall have the authority to issue is one thousand (1,000), par value $0.01 per share. The directors of Acquisition immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of Logicon immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

EFFECTIVE TIME

  Following the approval and adoption of the Merger Agreement and subject to satisfaction or waiver of certain terms and conditions, including conditions to closing, contained in the Merger Agreement, the Merger will become effective on such date as the Merger Certificate is duly filed with the Secretary of State of Delaware. The filing of the Merger Certificate will be made at a time and on a date specified by the parties which shall be no later than the second business day after all conditions contemplated by the Merger Agreement have been satisfied or waived.

TERMS OF THE MERGER

  At the Effective Time:

    (a) each share of Logicon Common Stock held in Logicon's treasury or by any subsidiary of Logicon or held by Northrop, Acquisition or any of their subsidiaries immediately prior to the Effective Time will be canceled, retired and cease to exist and no shares of Northrop Common Stock will be delivered with respect thereto;

    (b) each remaining outstanding share of Logicon Common Stock shall be converted into and shall become 0.6161 of a fully paid and nonassessable share of Northrop Common Stock, except that cash will be paid in lieu of any fractional share of Northrop Common Stock; and

    (c) each outstanding share of the common stock, par value $0.01 per share, of Acquisition shall be converted into and become one share of common stock, par value $0.10 per share, of the Surviving Corporation.

Each share of Northrop Common Stock issued to Logicon stockholders in the Merger will include a Right issued pursuant to the Northrop Rights Agreement. See "Comparison of Stockholder Rights--Northrop Rights Agreement."

  At the Effective Time, present holders of Logicon Common Stock will cease to have any rights as holders of such shares, but will have the right to receive shares of Northrop Common Stock and cash in lieu of any fractional shares of Northrop Common Stock. After the Effective Time, the stock transfer books of Logicon will be closed and there shall be no further transfers of Logicon Common Stock. See "The Merger--Conversion of Shares; Procedures for Exchange of Certificates" and "Comparison of Stockholder Rights."

FRACTIONAL SHARES

  Fractional shares of Northrop Common Stock will not be issued in connection with the Merger. In lieu of any such fractional share, each holder of Logicon Common Stock who would otherwise have been entitled to a fraction of a share of Northrop Common Stock upon surrender of certificates for exchange will be paid cash (without interest) in an amount determined by multiplying the closing price for Northrop Common Stock as reported on the NYSE Composite Transactions reporting system on the business day five days prior to the Effective Time by the fractional share interest to which such holder would otherwise be entitled.

SURRENDER AND PAYMENT

  From time to time following the Effective Time, as required by the Merger Agreement, Northrop will deposit with the Exchange Agent, or such other agent as may be appointed by Northrop or Acquisition, certificates representing the appropriate number of shares of Northrop Common Stock and cash to be paid in lieu of fractional shares of Northrop Common Stock issuable in connection with the Merger. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Logicon Common Stock a letter of transmittal and instructions for surrendering the certificates representing shares of Logicon Common Stock, and each holder of Logicon Common Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such stock, certificates representing the number of shares of Northrop Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares of Northrop Common Stock, as described above. Northrop Common Stock into which Logicon Common Stock will be converted in the Merger shall be deemed to have been issued at the Effective Time.

  No dividends or other distributions that are declared or made on Northrop Common Stock will be paid to persons entitled to receive certificates representing Northrop Common Stock until such persons surrender their certificates representing such Logicon Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Northrop Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Northrop Common Stock in respect of a record date after the Effective Time. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates representing shares of Northrop Common Stock are to be issued in a name other than that in which the certificates representing shares of Logicon Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange present to the Exchange Agent such certificates with all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Notwithstanding the foregoing, neither Northrop nor Logicon shall be liable to any holder of shares of Logicon Common Stock or Northrop Common Stock, as the case may be, for any shares of Northrop Common Stock (or dividends thereon) or cash in lieu of fractional shares of Northrop Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO STOCKHOLDERS AS SOON AS REASONABLY PRACTICABLE FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF LOGICON COMMON STOCK FOR CERTIFICATES REPRESENTING SHARES OF NORTHROP COMMON STOCK. SEE "THE MERGER--CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES." STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO LOGICON OR, PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER, TO THE EXCHANGE AGENT.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of Logicon; (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated by the Merger Agreement shall have been either filed or received; (d) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Northrop shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Northrop Common Stock in exchange for shares of Logicon Common Stock in the Merger.

  The obligation of Logicon to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations of Northrop and Acquisition contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct (except to the extent that the breach thereof would not have a material adverse effect on Northrop) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Northrop and Acquisition shall have delivered to Logicon a certificate to that effect; (b) each of the covenants and obligations of Northrop and Acquisition to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Northrop and Acquisition shall have delivered to Logicon a certificate to that effect; (c) the shares of Northrop Common Stock issuable to Logicon stockholders pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; (d) Logicon shall have received the opinion of tax counsel to Logicon to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Northrop, Acquisition and Logicon will be a party to the reorganization within the meaning of
  Section 368(b) of the Code; (iii) no gain or loss for federal income tax purposes will be recognized by a stockholder of Logicon as a result of the Merger with respect to shares of Logicon Common Stock converted solely into shares of Northrop Common Stock; and (iv) the holding period of the Northrop Common Stock received by stockholders of Logicon (including any fractional share interest treated as received) will include the holding period of the shares of Logicon Common Stock exchanged therefor, provided the shares were held as capital assets, and such opinion shall not have been withdrawn or modified in any material respect; (e) Logicon shall have received the opinion of legal counsel to Northrop as to certain matters set forth in the Merger Agreement; (f) Northrop shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Logicon, individually or in the aggregate, have a material adverse effect on Northrop; and (g) there shall have been no events, changes or effects with respect to Northrop or its subsidiaries having or which could reasonably be expected to have a material adverse effect on Northrop.

  The respective obligations of Northrop and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations of Logicon contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct (except to the extent that the breach thereof would not have a material adverse effect on Logicon) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Logicon shall have delivered to Northrop and Acquisition a certificate to that effect; (b) each of the covenants and obligations of Logicon to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Logicon shall have delivered to Northrop and Acquisition a certificate to that effect; (c) Northrop shall have received from each affiliate of Logicon an executed copy of a letter containing a covenant not to sell, transfer or dispose of Northrop Common Stock received pursuant to the Merger Agreement except as permitted therein, and shall have received from each affiliate of Northrop an executed copy of a letter containing similar restrictions with respect to Northrop Common Stock; (d) the shares of Northrop Common Stock issuable to Logicon stockholders pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; (e) Northrop shall have received the opinion of tax counsel to Northrop to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Northrop, Acquisition and Logicon will be a party to the reorganization within the meaning of
  Section 368(b) of the Code; and (iii) no gain or loss will be recognized by Northrop upon the issuance of the Northrop Common Stock pursuant to the Merger, and such opinion shall not have been withdrawn or modified in any material respect; (f) Northrop shall have received the opinion of legal counsel to Logicon as to certain matters set forth in the Merger Agreement;
  (g) Northrop shall have received the opinion of Deloitte & Touche LLP stating that the Merger will be accounted for under generally accepted accounting principles as a "pooling of interests" transaction, and such opinion shall not have been withdrawn or modified in any material respect;
  (h) Logicon shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Logicon or any subsidiary of Logicon under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Northrop, individually or in the aggregate, have a material adverse effect on Logicon; and (i) there shall have been no events, changes or effects with respect to Logicon or its subsidiaries having or which could reasonably be expected to have a material adverse effect on Logicon.

  There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Northrop, Acquisition and Logicon relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions):

    (a) the due organization, power and standing of, and similar corporate matters with respect to, each of Logicon, Northrop and Acquisition; (b) each of Logicon's and Northrop's capitalization; (c) the authorization, execution, delivery and enforceability of the Merger Agreement by each such party and the consummation of the transactions contemplated thereby; (d) reports and other documents filed with the Commission since March 31, 1993, in the case of Logicon, and December 31, 1993, in the case of Northrop, and the accuracy of the information contained therein; (e) the absence of any material untrue statements in the Registration Statement and this Proxy Statement/Prospectus; (f) the absence of any conflict with each of Logicon's, Northrop's and Acquisition's corporate charter and bylaws and compliance with applicable laws; (g) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger; (h) the absence of any breach, default or violation of each of Logicon's and Northrop's corporate charter or bylaws, and of any obligation or regulation to which Logicon or Northrop is bound; (i) the absence of any material undisclosed liabilities; (j) the absence of certain changes or events having a material adverse effect on the business, results of operations, condition (financial or otherwise) or prospects of Logicon or Northrop; (k) the absence of any litigation having a material adverse effect on Northrop or Logicon; (l) compliance with laws and regulations, a violation of which could have a material adverse effect on Northrop or Logicon; (m) the disclosure of all Logicon employee benefit plans and compliance in all material respects with statutes governing their administration; (n) the disclosure of information with respect to options to purchase Logicon Common Stock, including price, vesting date and expiration; (o) the disclosure of any acceleration of benefits under any Logicon employee benefit plans pursuant to the transactions contemplated by the Merger Agreement; (p) labor union contracts; (q) material compliance with environmental laws and the absence of environmental claims which would have a material adverse effect on Northrop or Logicon; (r) compliance with tax laws and regulations, including the absence of tax delinquencies; (s) valid rights to use all intellectual property material to the business of Logicon or Northrop; (t) the stockholder vote required to approve the Merger Agreement for Logicon; (u) the absence of actions taken by Logicon or Northrop that would prevent the Merger from being effected as a "pooling of interests" for accounting and financial reporting purposes; (v) the delivery of letter agreements from affiliates of Northrop and Logicon regarding maintaining a continuity of interest in Northrop Common Stock;
  (w) absence of unlawful payments; (x) the receipt of opinions of Logicon's and Northrop's financial advisers; (y) the absence of any brokerage or finders fees associated with the Merger (other than Salomon Brothers and Goldman Sachs); (z) the absence of any misleading representation or warranty in any document received from Northrop or Logicon; and (aa) Acquisition has not engaged in any business or activity except in connection with the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

  Prior to the Effective Time, unless Northrop shall otherwise agree in writing, Logicon will, and will cause its subsidiaries, to conduct their operations in the ordinary course of business consistent with past practice, and with no less diligence and effort than would be applied in the absence of the Merger Agreement seek, to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that goodwill and on-going businesses shall be unimpaired at the Effective Time.

  Except for certain exceptions set forth in the Merger Agreement, neither Logicon nor any of its subsidiaries will, without the prior written consent of Northrop or Acquisition: (a) amend its Certificate of Incorporation or Bylaws;
(b) amend its rights plan; (c) authorize for issuance, sell or deliver any of its capital stock (except pursuant to options previously granted under a Logicon plan); (d) split, combine or reclassify any shares of its capital stock or declare or pay any dividends; (e) adopt a plan of liquidation or other reorganization (other than the Merger); (f) alter the corporate structure of ownership of any subsidiary; (g) incur any debt or assume any obligation other than in the ordinary course; (h) adopt or amend any employee benefit agreement; (i) acquire any assets in excess of $1 million other than in connection with outsourcing agreements; (j) change accounting principles except as required by law or generally accepted accounting principles; (k) materially revalue any assets; (l) acquire any business organization, enter any material agreement other than in the ordinary course of business, or authorize any capital expenditure which individually is in excess of $100,000 or, in the aggregate, $500,000; (m) make any tax election or settle any material tax liability; (n) settle any pending or threatened claim relating to the transactions contemplated by the Merger Agreement or which could have a material adverse effect on Logicon; (o) commence or terminate any material software development project; or (p) take any action or agree to take any action which would make any of the representations and warranties contained in the Merger Agreement untrue or incorrect.

  Prior to the Effective Time, unless Logicon shall otherwise agree in writing, Northrop will, and will cause its subsidiaries, to conduct their operations in the ordinary course of business consistent with past practice and to use no less diligence and effort than would be applied in the absence of the Merger Agreement to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time.

  Except for certain exceptions set forth in the Merger Agreement, neither Northrop nor any of its subsidiaries will, without the prior written consent of Logicon: (a) knowingly take any action that would fail to maintain the trading of Northrop Common Stock on the NYSE; (b) declare or pay any dividend or other distribution (except for quarterly cash dividends not to exceed $0.40 per share, dividends payable in Northrop Common Stock or dividends by a subsidiary of Northrop to Northrop or another subsidiary of Northrop); (c) make any acquisition of any business organization which would materially prevent or delay for more than 30 days the transactions contemplated by the Merger Agreement; (d) adopt or propose to adopt any amendments to its Certificate of Incorporation in a manner that adversely impacts the transactions contemplated by the Merger Agreement; or (e) take any action or agree to take any action which would make any of the representations and warranties contained in the Merger Agreement untrue or incorrect.

NO SOLICITATION OF TRANSACTIONS

  Logicon has agreed to immediately cease discussions with any parties with respect to any Third Party Acquisition. Neither Logicon nor any affiliated entity will nor will Logicon authorize or permit any of its or their respective officers, directors, employees, representatives or agents, to directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any non-public information to, any person or group (other than Northrop and Acquisition, or any designee) concerning any Third Party Acquisition. Logicon will promptly notify Northrop in the event it receives any proposal or inquiry concerning a Third Party Acquisition including the terms and conditions thereof and the identity of the party submitting such proposal; and will advise Northrop from time to time of the status and any material developments concerning the same.

  "Third Party Acquisition" means the occurrence of any of the following events: (a) the acquisition of Logicon by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Northrop, Acquisition or any affiliate thereof (a "Third Party"); (b) the acquisition by a Third Party of more than 20% of the total assets of Logicon and its subsidiaries, taken as a whole; (c) the acquisition by a Third Party of 20% or more of the outstanding shares of Logicon Common Stock; (d) the adoption by Logicon of a plan of liquidation or the declaration or payment of an extraordinary dividend; (e) the repurchase by Logicon or any of its subsidiaries of more than 20% of the outstanding shares of Logicon Common Stock; or (f) the acquisition by Logicon or any subsidiary, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than 20% of the annual revenues, net income or assets of Logicon. A "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Logicon Common Stock then outstanding or all or substantially all the assets of Logicon and otherwise on terms which the Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be more favorable to Logicon's stockholders than the Merger.

  The Board of Directors may not withdraw its recommendation of the Merger or approve or recommend, or cause Logicon to enter into, any agreement with respect to, any Third Party Acquisition. The Board of Directors may withdraw such recommendation or recommend a Superior Proposal if the Board of Directors determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties, but in each case only (a) after providing reasonable written notice to Northrop (a "Notice of Superior Proposal") advising Northrop that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (b) if Northrop does not, within five business days of Northrop's receipt of the Notice of Superior Proposal, make an offer which the Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be as favorable to the Logicon's stockholders as such Superior Proposal; provided, however, that the Board of Directors shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated by its terms, including the payment to Northrop of the Termination Fee.

EMPLOYEE BENEFIT PLANS

  The treatment under the Merger Agreement of stock options to acquire shares of Logicon Common Stock is described under "The Merger--Interests of Certain Persons in the Merger."

  Logicon maintains a number of employee benefit plans and compensation arrangements in which eligible employees of Logicon and certain of its affiliates participate. Northrop will provide the employees and retirees of Logicon and its subsidiaries for a period ending on the first anniversary of the Effective Time with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance or purchase of securities of Logicon or Northrop) which, in the aggregate, are comparable to those currently provided by Logicon and its subsidiaries. Northrop and Logicon have agreed, and Northrop will cause the Surviving Corporation to agree,
(a) that the "change of control" or similar provisions in existing employment agreements, and termination and severance agreements with executive officers, will be honored in accordance with their terms as of the date of the Merger Agreement, and (b) that the RSPP of Logicon will continue in effect with respect to the shares issued thereunder and Northrop Common Stock issued in exchange therefor pursuant to the Merger, and appropriate adjustments will be made to the RSPP such that following the Effective Time such shares of Northrop Common Stock shall be held substantially in accordance with the terms of the RSPP.

POOLING OF INTERESTS ACCOUNTING TREATMENT

  Each of Logicon and Northrop agreed to use all reasonable efforts to obtain from any Logicon affiliate or Northrop affiliate, respectively, a letter agreement stating that such affiliate will not sell or otherwise reduce his risk, with respect to any Logicon affiliate, in any Northrop Common Stock received in the Merger or, with respect to any Northrop affiliate, any Northrop Common Stock owned by such affiliate, until such time as financial results covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission. Each of Northrop, Acquisition and Logicon have agreed to use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a "pooling of interests" transaction, and to prevent any actions which could prevent such treatment.

INDEMNIFICATION

  The Surviving Corporation has agreed to indemnify and hold harmless each person who is or was an officer or director of Logicon or any of its subsidiaries against all losses, claims, damages, costs, expenses, settlement payments or liabilities based on or arising out of the fact that such person is or was an officer or director of Logicon or any of its subsidiaries, or the Merger Agreement or the transactions contemplated thereby, in each case to the fullest extent permitted under applicable law or the Surviving Corporation's certificate of incorporation or bylaws. Northrop has agreed to guarantee the payment and performance of the Surviving Corporation's indemnity obligations under the Merger Agreement. The indemnification provision of the Merger Agreement shall not limit or otherwise adversely affect any rights of any person indemnified thereunder under any agreement with Logicon or Logicon's Certificate of Incorporation or Bylaws.

CERTAIN OTHER COVENANTS

  Northrop, Acquisition and Logicon have agreed to take certain other actions with respect to the Merger, including (a) Northrop and Logicon will promptly prepare and file with the Commission the Proxy Statement/Prospectus and the Registration Statement, and each use its best efforts to have the Registration Statement declared effective as promptly as practicable after such filing; (b) Northrop will take any required action under state securities laws with respect to the issuance of Northrop Common Stock pursuant to the Merger; (c) Northrop and Logicon will use all reasonable efforts to cause each of Deloitte & Touche LLP, the independent auditor of Northrop, and Price Waterhouse LLP, the independent auditor of Logicon, to deliver a letter customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and this Proxy Statement/Prospectus; (d) Logicon will take all action necessary in accordance with the DGCL, and its respective charter and bylaws, to hold a meeting of stockholders as promptly as practicable to approve and adopt the Merger Agreement and the transactions contemplated thereby; (e) Northrop will use its best efforts to list the Northrop Common Stock issued pursuant to the Merger on the NYSE; (f) Northrop and Logicon will give the other reasonable access to, and permit reasonable inspection of, employees, facilities, books and records of itself and its subsidiaries; (g) Northrop and Logicon will use all reasonable efforts under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement (including preparing and filing this Proxy Statement/Prospectus and Registration Statement, and filings under the HSR Act, obtaining all necessary consents, contesting any legal proceeding relating to the Merger and executing any additional documents necessary to consummate the Merger); (h) Northrop, Acquisition and Logicon will consult with each other before issuing any press release or other public statements with respect to the Merger Agreement or any transactions contemplated thereby; and (i) Northrop, Acquisition and Logicon will give prompt notice to one another of any event which would be likely to cause any of their representations or warranties to be untrue or inaccurate in any material respect or any material failure to comply with or satisfy any covenant, condition or agreement to be satisfied or complied with under the Merger Agreement.

TERMINATION; FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the stockholders of Logicon: (a) by mutual consent of Northrop, Acquisition and Logicon; or (b) by Northrop and Acquisition or Logicon if the Merger has been enjoined or otherwise prohibited by a final nonappealable court order or other governmental action, or the Merger shall not have been consummated by September 30, 1997 (provided the terminating party's failure to fulfill its obligations under the Merger Agreement is not the reason that the Merger has not been consummated).

  The Merger Agreement may be terminated by Logicon at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the stockholders of Logicon, if (a) any representation or warranty of Northrop or Acquisition is breached or becomes untrue and cannot be cured by September 30, 1997, (b) a breach of the Merger Agreement by Northrop or Acquisition which would have a Material Adverse Effect on Northrop or materially adversely affect or delay the consummation of the Merger has not been cured within 20 business days after notice by Logicon; (c) the Merger Agreement is not approved and adopted by the requisite vote of Logicon stockholders at the Special Meeting; or (d) the Board of Directors has received a Superior Proposal, and has complied with certain provisions as set forth in the Merger Agreement, including the payment to Northrop of the Termination Fee.

  The Merger Agreement may be terminated by Northrop and Acquisition at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the stockholders of Logicon, if (a) any representation or warranty of Logicon is breached or becomes untrue and cannot be cured by September 30, 1997, (b) a breach of the Merger Agreement by Logicon which would have a Material Adverse Effect on Logicon or materially adversely affect or delay the consummation of the Merger has not been cured within 20 business days after notice by Logicon; (c) the Board of Directors shall have recommended to the Logicon stockholders a Superior Proposal; (d) the Board of Directors has withdrawn or materially weakened its recommendation of the Merger Agreement or the Merger; or (e) the Merger Agreement is not approved and adopted by the requisite vote of Logicon stockholders at the Special Meeting.

  Logicon will be required to pay Northrop the Termination Fee in the event that:

  (a) the Merger Agreement is terminated by Northrop and Acquisition because the Board of Directors shall have recommended to stockholders a Superior Proposal, or by Logicon if the Board of Directors has received a Superior Proposal;

  (b) the Merger Agreement is terminated by Northrop and Acquisition because
(i) there shall have been a breach of any representation or warranty on the part of Logicon or if any representation or warranty of Logicon shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within twenty business days after notice by Northrop or Acquisition, or (ii) there shall have been a breach by Logicon of its covenants or agreements under the Merger Agreement which would have a material adverse effect on Logicon or materially adversely affecting or delaying the consummation of the Merger, and Logicon has not cured such breach within twenty business days after notice by Northrop and Acquisition, and, within twelve months thereafter, Logicon enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party with whom Logicon had negotiations with a view to a Third Party Acquisition, to whom Logicon had furnished information with a view to a Third Party Acquisition, or who had submitted a proposal or expressed an interest in a Third Party Acquisition after the date of the Merger Agreement and prior to such termination;

  (c) the Merger Agreement is terminated by Logicon or Northrop and Acquisition because Logicon shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof), and at the time of such meeting there shall be outstanding an offer by a Third Party involving the payment of consideration to stockholders of Logicon with a value in excess of the Merger Consideration and with twelve months thereafter Logicon enters into an agreement with respect to such Third Party Acquisition or such Third Party Acquisition occurs; or

  (d) Logicon shall have withdrawn or materially weakened its recommendation of the Merger Agreement or the Merger following the receipt of an offer by a Third Party to consummate a Third Party Acquisition involving the payment of consideration to stockholders of the Company with a value in excess of the Merger Consideration.

  If the Merger Agreement is terminated by Logicon because the Merger Agreement is not approved and adopted by the requisite vote of Logicon stockholders at the Special Meeting, or if the Merger Agreement is terminated by Northrop or Acquisition because (a) Logicon breached one of its representations, warranties or covenants or (b) the Merger Agreement is not approved and adopted by the requisite vote of Logicon stockholders at the Special Meeting, as each is more fully described above, Logicon shall be obligated (unless payment of the Termination Fee is required) to reimburse Northrop and Acquisition for all actual documented out-of-pocket fees and expenses, not to exceed $3 million, actually and reasonably incurred in connection with the Merger and the transactions contemplated thereby, in addition to any other remedies that Northrop and Acquisition may have.

  If the Merger Agreement is terminated by Logicon because of a breach by Northrop or Acquisition of their representations, warranties or covenants, as each is more fully described above, Northrop shall be obligated to reimburse Logicon for all actual documented out-of-pocket fees and expenses, not to exceed $3 million, actually and reasonably incurred in connection with the Merger and the transactions contemplated thereby, in addition to any other remedies that Logicon may have.

  In all other cases, Northrop, Acquisition and Logicon will each bear their own expenses.

AMENDMENT; WAIVER

  The Merger Agreement provides that it may be amended by action of the parties thereto, at any time before or after approval of the Merger by the stockholders of Logicon, but, after such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Northrop, Acquisition and Logicon.

  At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto; (b) waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto; or (c) waive any other party's compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                     DESCRIPTION OF NORTHROP CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Under the Northrop Certificate, the total number of shares of stock which Northrop has authority to issue is 210,000,000, consisting of 200,000,000 shares of Northrop Common Stock, par value $1.00 per share, and 10,000,000 shares of Preferred Stock, $1.00 par value per share ("Northrop Preferred Stock"). As of May 31, 1997, 58,049,635 shares of Northrop Common Stock were issued and outstanding, not including shares reserved for issuance under Northrop's stock plans. No shares of Northrop Preferred Stock were issued and outstanding on such date. Northrop Common Stock is listed on the NYSE and the PE.

PREFERRED STOCK

  Under the Northrop Certificate, the Northrop Board of Directors is authorized, without further stockholder action, to provide for the issuance of Northrop Preferred Stock in one or more series, with such designations of titles, dividend rates, redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding up of Northrop, sinking fund provisions, conversion provisions, voting rights, and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Northrop Board of Directors.

COMMON STOCK

  The holders of Northrop Common Stock are entitled to receive such dividends as may be declared from time to time by the Northrop Board of Directors out of funds legally available therefor subject to restrictions on the declaration of dividends on Northrop Common Stock which may be imposed in connection with the issuance of shares of any class or series of Northrop Preferred Stock. Northrop's principal credit agreement contains provisions restricting dividends and other distributions and the purchase or redemption of shares of Northrop Common Stock under certain circumstances. Except as otherwise provided by law, the holders of Northrop Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Northrop Common Stock are entitled to receive, upon any liquidation of Northrop, all remaining assets available for distribution to stockholders after satisfaction of Northrop's liabilities and the preferential rights of any Northrop Preferred Stock that may then be issued and outstanding. The outstanding shares of Northrop Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of Northrop Common Stock have no preemptive, conversion or redemption rights. The registrar and transfer agent for Northrop Common Stock is ChaseMellon Shareholder Services, L.L.C., New York.

COMMON STOCK PURCHASE RIGHTS

  For a description of the Northrop stockholder rights plan, see "Comparison of Stockholder Rights--Northrop Rights Plan."

                       COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

  As a result of the Merger, holders of Logicon Common Stock will become holders of Northrop Common Stock and the rights of all such former holders of Logicon Common Stock will thereafter be governed by the Northrop Certificate, the Northrop Bylaws, the Northrop Rights Agreement and the DGCL. The rights of the holders of Logicon Common Stock are presently governed by the Logicon Certificate, the Logicon Bylaws, the Logicon Rights Agreement and the DGCL. The following summary, which does not purport to be a complete statement of all of the differences among the rights of the stockholders of Northrop and Logicon, sets forth certain differences between the Northrop Certificate and the Logicon Certificate, between the Northrop Bylaws and the Logicon Bylaws and between the Northrop Rights Agreement and the Logicon Rights Agreement. This summary is qualified in its entirety by reference to the full text of each of such documents and the DGCL. For information as to how such documents may be obtained, see "Available Information."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  Northrop. The Northrop Bylaws provide that the number of directors is to be fixed from time to time by resolution of the Northrop Board of Directors, but shall not be less than three, except in connection with rights to elect directors under certain specified circumstances which may be granted to the holders of any class or series of Preferred Stock (which applies to all provisions regarding the Northrop Board of Directors). The Northrop Board of Directors currently consists of eleven (11) directors. The Northrop Board of Directors is divided into three classes by the Northrop Certificate, with each class consisting as nearly as possible of one-third of the directors. At each annual election, directors are chosen for a full three-year term to succeed those whose terms expire.

  Logicon. The Logicon Bylaws provide that the number of directors of Logicon shall be seven and that the Board of Directors may from time to time increase or decrease the number of directors by amendment to the bylaws, but the number may not be increased or decreased by more than two within any twelve-month period, except upon the affirmative vote or written consent of the holders of at least 75% of the outstanding voting stock. The Board of Directors is divided into three classes by the Logicon Bylaws as follows: Class I, two directors; Class II, two directors; and Class III, three directors. At each annual election, directors are chosen for a full three-year term to succeed those whose terms expire.

  Pursuant to the Merger Agreement, the board of directors of the Surviving Corporation shall consist of the current directors of Acquisition. See "The Merger Agreement--The Merger."

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Northrop. The Northrop Certificate provides that any director may be removed from office only for cause and only by the affirmative vote of 80% of all voting stock in connection with the election of such director; provided, however, that where such removal is approved by a majority of the remaining directors then in office, the affirmative vote of a majority of the voting power of all outstanding shares shall be sufficient for approval of such removal. Newly created directorships any vacancies on the Northrop Board of Directors shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum.

  Logicon. No reduction in the authorized number of directors shall remove any director prior to the expiration of such director's term, pursuant to the Logicon Bylaws. The Logicon Certificate provides that any vacancy occurring on the Board of Directors from death, resignation or removal of a director, or through an increase in the number of directors, shall be filled by a majority vote of the remaining directors. The term of office of any such director shall expire at the expiration of the term of office of the departed director.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  Under the DGCL, unless otherwise provided in the certificate of incorporation, stockholders may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted.

  Northrop. The Northrop Certificate provides that any action is to be taken by stockholders at an annual or special meeting of stockholders, unless such action is approved by a majority of the board of directors, in which case such action may be authorized or taken by the written consent of the holders of voting stock having not less than the minimum voting power necessary to authorize or take such action at a meeting of stockholders.

  Logicon. The Logicon Bylaws specifically provide that any action which may be taken at a meeting of stockholders may be taken by written consent in accordance with the DGCL.

SPECIAL MEETINGS OF STOCKHOLDERS

  Northrop. The Northrop Certificate permits a special meeting of stockholders to be called for any purpose at any time by a majority of the Northrop Board of Directors or by the Chairman of the Board, but not by any other person. Under the DGCL, unless the certificate of incorporation or the bylaws provide otherwise, stockholders holding at least a majority of the voting power are necessary to constitute a quorum for the transaction of business. The Northrop Bylaws provide that the presence, in person or by proxy, of a majority of the voting stock entitled to vote at a meeting constitutes a quorum for the transaction of business at that meeting.

  Logicon. Pursuant to the Logicon Bylaws, a special meeting of stockholders for any purpose permitted under the DGCL may be called at any time by the Chairman of the Board of Directors or the President, by the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers include the power to call such meetings. The Logicon Bylaws provide that the holders of a majority in voting interest of shares outstanding and entitled to vote at a meeting, present in person or by proxy, constitutes a quorum at such meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  Under the DGCL, the recommendation of the board of directors and the approval of a majority of the outstanding shares of a corporation entitled to vote thereon are required to effect a merger or consolidation or to sell, lease or exchange substantially all of a corporation's assets. No vote of the stockholders of a corporation is required in connection with a merger if (a) the corporation is the surviving corporation, (b) the merger agreement did not amend the corporation's certificate of incorporation, (c) each share of stock of the corporation outstanding immediately before the merger was an identical outstanding or treasury share of the corporation after such merger and (d) the number of shares of the corporation's common stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed twenty percent of the shares of stock of the corporation outstanding immediately before the merger.

  Northrop. The Northrop Certificate requires approval of a business combination with an interested stockholder (as defined therein) by the affirmative vote of the holders of 80% of the outstanding shares of Northrop entitled to vote thereon. This supermajority threshold is inapplicable under the Northrop Certificate if a majority of the continuing directors (as defined therein) approves the combination or if certain price or procedural requirements have been satisfied. See "Conflict-of-Interest Transactions" below.

  Logicon. The Logicon Certificate requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Logicon entitled to vote thereon for any plan of merger or consolidation to which Logicon is a party, or a sale, lease or other disposition of all or substantially all of the assets of Logicon, except to a "related entity," which requires the vote of 75% of the outstanding shares.

AMENDMENT OF CORPORATE CHARTER AND BYLAWS

  Under the DGCL, an amendment to the certificate of incorporation generally requires the recommendation of the board of directors, the approval of the holders of a majority of all shares entitled to vote thereon, voting together as a single class, and the holders of a majority of the outstanding stock of each class entitled to vote thereon. The DGCL further provides that the board of directors may amend the bylaws if the bylaws so provide. However, even if the bylaws confer such power on the board of directors, under the DGCL, the stockholders also have the power to amend the bylaws.

  Northrop. The Northrop Certificate provides that the Northrop Board of Directors shall have the power to adopt or amend bylaws, and the Northrop Bylaws provide that the Northrop Board of Directors may adopt or amend bylaws as provided in the Northrop Certificate. The Northrop Bylaws may also be adopted, repealed, rescinded, altered or amended by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of Northrop and where such action is proposed by an Interested Shareholder (as defined therein), by the majority of the voting power of all outstanding shares of Northrop, voting together as a single class, other than shares held by such person; provided, however, that where such action is approved by a majority of the Northrop Board of Directors, the affirmative vote of a majority of the voting power of all outstanding shares shall be required for approval of such action. The Northrop Certificate provides that certain specified articles may not be repealed or otherwise amended in any respect except pursuant to the procedures outlined above.

  Logicon. The Logicon Certificate states that the directors may amend, adopt and repeal the bylaws. The Logicon Bylaws state that the directors and stockholders have concurrent and independent power to make, alter or otherwise amend the Logicon Bylaws, subject to restrictions in the Logicon Certificate relating to changing the number of directors.

APPRAISAL AND DISSENTERS' RIGHTS

  Under the DGCL, the holders of Northrop Common Stock and Logicon Common Stock are not entitled to any appraisal rights with respect to the Merger.
Section 262 of the DGCL provides appraisal rights to stockholders of Delaware corporations in connection with certain mergers and consolidations. However, under such section, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporations' stock is listed on a national securities exchange as of the record date set to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to approve the merger so long as the consideration to be received by such stockholders in the merger consists of (a) shares of the capital stock of the surviving corporation in the merger, (b) shares of the capital stock of any other corporation provided that such stock is listed on a national securities exchange as of the date on which the merger becomes effective, (c) cash in lieu of fractional shares or (d) a combination of the foregoing.

  Northrop and Logicon. Under the DGCL, the holders of Northrop Common Stock and Logicon Common Stock are not entitled to any appraisal rights with respect to the Merger for the reasons set forth above.

LIMITATION ON DIRECTORS' LIABILITY

  Section 102 of the DGCL allows a corporation to limit or eliminate the personal liability of directors for breach of their fiduciary duty as a director, subject to certain limitations.

  Northrop and Logicon. The Northrop Certificate and the Logicon Certificate provide for the limitation of the liability of directors to the fullest extent permitted by the DGCL. Under the DGCL, such a provision may not limit the liability of a director (a) for any breach of the director's duty of loyalty to such corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(c) for intentional or negligent payment of unlawful dividends or stock purchase or redemption or (d) for any transaction from which such director derives an improper personal benefit.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the DGCL provides that a corporation may indemnify its officers and directors who were or are a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, or employee of the corporation; provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation.

  Northrop and Logicon. The Northrop Bylaws and the Logicon Bylaws provide, in substance, that each person made a party, or threatened to be made a party, to any type of proceeding, by reason of the fact that he or she is or was a director or officer of such corporation or that, being or having been such a director or officer or an employee of such corporation, he or she is or was serving at the request of an executive officer of such corporation as a director, officer, employee or agent of another corporation, will be indemnified and held harmless by such corporation to the full extent permitted by the DGCL, against all expense, liability and loss actually and reasonably incurred by such person in connection therewith.

CUMULATIVE VOTING

  In an election of directors governed by cumulative voting rights, each share of stock otherwise having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single nominee or may allocate them among as many nominees as the stockholder may choose. Without cumulative voting rights, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and it is possible that no person could be elected without the support of holders of a majority of the shares voting at such meeting.

  Northrop and Logicon. Although permitted by the DGCL, the Northrop Certificate and the Logicon Certificate do not provide for cumulative voting for directors.

CONFLICT-OF-INTEREST TRANSACTIONS

  The DGCL generally permits transactions involving a Delaware corporation and an interested director or officer of that corporation if (a) the material facts are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed and a majority of shares entitled to vote thereon consents or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee, or the stockholders.

  Northrop. The Northrop Certificate provides certain restrictions on business combinations with "interested stockholders" or their affiliates. Approval of a business combination with an interested stockholder requires the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors under the Northrop Certificate. This supermajority threshold is inapplicable if a majority of the continuing directors approve the combination or if certain price and procedural requirements have been satisfied.

  Logicon. The Logicon Certificate provides that the affirmative vote or written consent of the holders of not less than 75% of the outstanding voting stock of Logicon is required for any merger or consolidation with or into a "related entity," sale of substantially all of the assets of Logicon to a "related entity" or issuance to a "related entity" during any 12-month period of securities representing 5% or more of the voting power of Logicon.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The DGCL generally allows dividends to be paid out of surplus of the corporation or in case there is no surplus, out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year.

  Northrop and Logicon. Dividends on Northrop Common Stock are payable at the discretion of the Northrop Board of Directors out of funds legally available therefor. The Logicon Certificate makes similar provisions with respect to Logicon Common Stock.

NORTHROP RIGHTS PLAN

  General. On September 21, 1988, the Northrop Board of Directors authorized the distribution of one Northrop Right for each share outstanding of Northrop Common Stock. The distribution was made as of October 5, 1988 to stockholders of record on such date, and the Northrop Board of Directors authorized the issuance of one Northrop Right for each additional share of Northrop Common Stock that becomes outstanding after such date and prior to the time that the Northrop Rights become nonredeemable or expire. Until the Northrop Rights become exercisable, they are attached to and trade only together with the Northrop Common Stock, and are evidenced by a legend printed on the Northrop Common Stock certificates. The Northrop Rights expire on October 5, 1998.

  As described below, upon the occurrence of certain events the Northrop Rights become exercisable, at the option of the holders, to purchase Northrop Common Stock, or common stock of a successor company. On the date of the first public announcement that any person has become the owner of 15% or more of the Common Stock (the "Stock Acquisition Date"), all Northrop Rights owned by such person (an "Acquiring Person") will become void.

  Exercise of Rights to Purchase Common Stock of Northrop. On the tenth business day after the date of the first public announcement of a tender or exchange offer that, if successful, would result in any person being the owner of 30% or more of the Common Stock, each Northrop Right will become exercisable to purchase, at the exercise price of $105 (the "Purchase Price"), one share of Northrop Common Stock.

  In the event that (a) an Acquiring Person merges into or otherwise combines or consolidates with Northrop and Northrop is the surviving corporation, (b) an Acquiring Person engages in one or more self-dealing transactions specified in the Northrop Rights Agreement, or (c) a person becomes the owner of 15% or more of the general voting power of Northrop, then each holder of Northrop Rights may receive upon exercise that number of shares of Northrop Common Stock having a market value of two times the Purchase Price.

  Exercise of Rights to Purchase Common Stock of a Successor Company. In the event that after the tenth business day after a Stock Acquisition Date, Northrop is acquired in a merger or other business combination transaction in which Northrop is not the surviving corporation, then each holder of Rights may receive upon exercise that number of shares of stock of the surviving corporation having a market value of two times the Purchase Price.

  Antidilution Adjustments. In order to prevent dilution upon the occurrence of certain events (including stock dividends and stock splits but not including regular cash dividends), the Northrop Rights Agreement provides for adjustments to the Purchase Price, the number of outstanding Northrop Rights and the number of shares of Northrop Common Stock issuable upon exercise of a Northrop Right. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  Redemption of Rights. The Northrop Board of Directors may redeem all, but not less than all, of the Northrop Rights, at a price of $0.02 per Northrop Right, at any time up to and including the Stock Acquisition Date.

  Amendment of Rights Agreement. The Northrop Board may amend any of the provisions of the Northrop Rights Agreement prior to the Distribution Date. From and after the Distribution Date, the Northrop Board of Directors may amend the provisions of the Northrop Rights Agreement in order to cure any ambiguity, to make changes which do not adversely affect the interests of the holders of Northrop Rights or to shorten or lengthen any time period under the Northrop Rights Agreement, except under certain limited circumstances specified therein.

  Each share of Northrop Common Stock issued in connection with the Merger will be accompanied by a Northrop Right. The description and terms of the Northrop Rights are set forth in the Northrop Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement.

LOGICON RIGHTS PLAN

  General. On April 6, 1990, the Board of Directors of Logicon (a) declared a dividend of one common stock purchase right (a "Logicon Right") for each share of Logicon Common Stock, payable on May 15, 1990 to stockholders of record on that day, and (b) authorized the issuance of one Logicon Right for each share of Logicon Common Stock issued at any time after May 15, 1990 and prior to the time that the Logicon Rights become nonredeemable or expire. Until the Logicon Rights become exercisable, they are attached to and trade only together with the Logicon Common Stock, and are evidenced by a legend printed on the Logicon Common Stock certificates. The Logicon Rights expire on May 15, 2000.

  As described below, upon the occurrence of certain events the Logicon Rights become exercisable, at the option of the holders, to purchase Logicon Common Stock, or common stock of a successor company. On the date of the first public announcement that any person has become the owner of 20% or more of Logicon Common Stock (the "Distribution Date"), all Rights owned by that person (an "Acquiring Person") will become void.

  Exercise of Rights to Purchase Common Stock of Logicon. On the tenth business day after the earlier of (a) the Distribution Date (b) the date of the commencement or announcement of a tender or exchange offer that, if successful, would result in any person being the owner of 20% or more of Logicon Common Stock or (c) the acquisition by any person declared by the non-officer members of the Board of Directors to be an "Adverse Person" of 15% or more of the general voting power of Logicon, each Right will become exercisable to purchase, at the Purchase Price (as defined below), shares of Logicon Common Stock. The initial Purchase Price as defined in the Logicon Rights Agreement is $115, subject to adjustment which provides in substance that a holder of Logicon Rights, other than an Acquiring Person or an Adverse Person, will purchase shares of Logicon Common Stock or equivalents having a market value of two times the Purchase Price.

  Exercise of Rights to Purchase Common Stock of a Successor Company. If, on or after the Distribution Date (a) Logicon is acquired in a merger or other transaction in which Logicon does not survive or (b) 50% or more of Logicon's consolidated assets or earning power are sold (other than in the ordinary course of business), then each Right not owned by an Acquiring Person will become exercisable to purchase, at the Purchase Price, shares of common stock of the surviving or acquiring company having an aggregate market value equal to two times the Purchase Price. If the surviving or acquiring company does not have sufficient common stock to permit the exercise in full of all Rights, or is not publicly held, then each Right may be put to the surviving or acquiring company for a cash payment equal to the Purchase Price.

  Antidilution Adjustments. In order to prevent dilution upon the occurrence of certain events (including stock dividends and stock splits but not including regular cash dividends), the Logicon Rights Agreement provides for adjustments to the Exercise Price, the number of outstanding Logicon Rights and the number of shares of Logicon Common Stock or other securities or property issuable upon exercise of a Logicon Right. With certain exceptions, no adjustments in the Purchase Price are required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  Redemption of Rights. The Board of Directors may redeem the Logicon Rights in whole, but not in part, at a price of $0.01 per Right, up to and including the tenth business day after a public announcement that an Acquiring Person has become such.

  Amendment of Rights Agreement. The Board of Directors may amend the Logicon Rights Agreement without the consent of the holders of Logicon Rights at any time prior to the Distribution Date. Thereafter, the Board of Directors may only amend the Logicon Rights Agreement to make changes which do not adversely affect the interests of the holders of Logicon Rights.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN STOCKHOLDERS OF LOGICON

  The information required herein is hereby incorporated by reference to Logicon's annual report on Form 10-K filed May 30, 1997 for the fiscal year ended March 31, 1997.

CERTAIN STOCKHOLDERS OF NORTHROP

  The information required herein is hereby incorporated by reference to Northrop's annual report on Form 10-K filed February 25, 1997 for the fiscal year ended December 31, 1996.

      MANAGEMENT OF THE SURVIVING CORPORATION AND EXECUTIVE COMPENSATION

  The information required herein is hereby incorporated by reference to Logicon's annual report on Form 10-K filed May 30, 1997 for the fiscal year ended March 31, 1997.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the Logicon proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the securities offered hereby and the Merger will be passed upon for Northrop by Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California, 90071-3197. Certain legal matters in connection with the Merger will be passed upon for Logicon by O'Melveny & Myers LLP, 610 Newport Center Drive, Newport Beach, California, 92660.

                                    EXPERTS

  The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference from the Annual Report on Form 10-K of Northrop for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Logicon for the year ended March 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  It has been the practice of Northrop to engage Deloitte & Touche LLP for annual audit services upon approval by either the Audit Committee or the Board of Directors. Deloitte & Touche LLP has acted as Northrop's independent public accountant for more than 20 years and will act in that capacity during the current fiscal year.

                                 LOGICON, INC.
                                      AND
                          NORTHROP GRUMMAN CORPORATION

                   ANNEXES TO THE PROXY STATEMENT/PROSPECTUS

Annex A--Merger Agreement

Annex B--Opinion of Goldman, Sachs & Co.

                                                                         ANNEX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 4, 1997

                                     AMONG

                         NORTHROP GRUMMAN CORPORATION,

                                 LOGICON, INC.

                                      AND

                              NG ACQUISITION, INC.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 TABLE OF CONTENTS.........................................................   2

 ARTICLE 1 THE MERGER......................................................   7
    SECTION 1.1.  The Merger..............................................    7
    SECTION 1.2.  Effective Time..........................................    7
    SECTION 1.3.  Closing of the Merger...................................    7
    SECTION 1.4.  Effects of the Merger...................................    7
    SECTION 1.5.  Certificate of Incorporation and Bylaws.................    8
    SECTION 1.6.  Directors...............................................    8
    SECTION 1.7.  Officers................................................    8
    SECTION 1.8.  Conversion of Shares....................................    8
    SECTION 1.9.  No Appraisal Rights.....................................    8
    SECTION 1.10. Exchange of Certificates................................    9
    SECTION 1.11. Stock Options...........................................   10

 ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  11
    SECTION 2.1.  Organization and Qualification; Subsidiaries............   11
    SECTION 2.2.  Capitalization of the Company and its Subsidiaries......   11
    SECTION 2.3.  Authority Relative to this Agreement; Recommendation....   12
    SECTION 2.4.  SEC Reports; Financial Statements.......................   12
    SECTION 2.5.  Information Supplied....................................   13
    SECTION 2.6.  Consents and Approvals; No Violations...................   13
    SECTION 2.7.  No Default .............................................   13
    SECTION 2.8.  No Undisclosed Liabilities; Absence of Changes..........   14
    SECTION 2.9.  Litigation..............................................   14
    SECTION 2.10. Compliance with Applicable Law..........................   14
    SECTION 2.11. Employee Benefit Plans; Labor Matters...................   14
    SECTION 2.12. Environmental Laws and Regulations......................   15
    SECTION 2.13. Taxes...................................................   16
    SECTION 2.14. Intellectual Property; Software.........................   17
    SECTION 2.15. Government Contracts....................................   17
    SECTION 2.16. Certain Business Practices..............................   18
    SECTION 2.17. Vote Required...........................................   18
    SECTION 2.18. Tax Treatment; Pooling..................................   18
    SECTION 2.19. Affiliates..............................................   18
    SECTION 2.20. Opinion of Financial Adviser............................   18
    SECTION 2.21. Brokers.................................................   18

 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION........  19
    SECTION 3.1.  Organization............................................   19
    SECTION 3.2.  Capitalization of Parent and its Subsidiaries...........   19
    SECTION 3.3.  Authority Relative to this Agreement....................   19
    SECTION 3.4.  SEC Reports; Financial Statements.......................   20
    SECTION 3.5.  Information Supplied....................................   20
    SECTION 3.6.  Consents and Approvals; No Violations...................   20
    SECTION 3.7.  No Default .............................................   21
    SECTION 3.8.  No Undisclosed Liabilities; Absence of Changes..........   21
    SECTION 3.9.  Litigation..............................................   21
    SECTION 3.10. Compliance with Applicable Law..........................   21
    SECTION 3.11. Employee Benefit Plans; Labor Matters...................   21
    SECTION 3.12. Environmental Laws and Regulations......................   22

    SECTION 3.13. Tax Matters.............................................   22
    SECTION 3.14. Tax Treatment; Pooling..................................   22
    SECTION 3.15. Opinion of Financial Adviser............................   22
    SECTION 3.16. Brokers.................................................   22
    SECTION 3.17. No Prior Activities.....................................   22

 ARTICLE 4 COVENANTS.......................................................  23
    SECTION 4.1.  Conduct of Business of the Company......................   23
    SECTION 4.2.  Conduct of Business of Parent...........................   24
    SECTION 4.3.  Preparation of S-4 and the Proxy Statement..............   25
    SECTION 4.4.  Other Potential Acquirers...............................   25
    SECTION 4.5.  Comfort Letters.........................................   26
    SECTION 4.6.  Meeting of Stockholders.................................   26
    SECTION 4.7.  Stock Exchange Listing..................................   26
    SECTION 4.8.  Access to Information...................................   27
    SECTION 4.9.  Additional Agreements; Reasonable Efforts...............   27
    SECTION 4.10. Employee Benefits.......................................   27
    SECTION 4.11. Public Announcements....................................   28
    SECTION 4.12. Indemnification.........................................   28
    SECTION 4.13. Notification of Certain Matters.........................   28
    SECTION 4.14. Affiliates; Pooling; Tax-Free Reorganization............   28
    SECTION 4.15. Additions to and Modification of Company Disclosure
                  Schedule................................................   29

 ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE MERGER........................  29
    SECTION 5.1.  Conditions to Each Party's Obligations to Effect the
                  Merger..................................................   29
    SECTION 5.2.  Conditions to the Obligations of the Company............   29
    SECTION 5.3.  Conditions to the Obligations of Parent and
                  Acquisition.............................................   30

 ARTICLE 6 TERMINATION; AMENDMENT; WAIVER..................................  31
    SECTION 6.1.  Termination.............................................   31
    SECTION 6.2.  Effect of Termination...................................   32
    SECTION 6.3.  Fees and Expenses.......................................   32
    SECTION 6.4.  Amendment...............................................   33
    SECTION 6.5.  Extension; Waiver.......................................   33

 ARTICLE 7 MISCELLANEOUS...................................................  33
    SECTION 7.1.  Nonsurvival of Representations and Warranties...........   33
    SECTION 7.2.  Entire Agreement; Assignment............................   33
    SECTION 7.3.  Validity................................................   34
    SECTION 7.4.  Notices.................................................   34
    SECTION 7.5.  Governing Law...........................................   34
    SECTION 7.6.  Descriptive Headings....................................   34
    SECTION 7.7.  Parties in Interest.....................................   34
    SECTION 7.8.  Certain Definitions.....................................   34
    SECTION 7.9.  Personal Liability......................................   35
    SECTION 7.10. Specific Performance....................................   35
    SECTION 7.11. Counterparts............................................   35

                               TABLE OF EXHIBITS

Exhibit A-1............. Form of Letter Agreement with Company Affiliates
Exhibit A-2............. Form of Letter Agreement with Parent Affiliates
Exhibit B-1............. Form of Representations Relating to Tax Matters of the Company
Exhibit B-2............. Form of Representations Relating to Tax Matters of Parent and Acquisition
Exhibit C............... Matters to be Covered by Opinion of Tax Counsel to the Company
Exhibit D............... Matters to be Covered by Opinion of Legal Counsel to the Company
Exhibit E............... Matters to be Covered by Opinion of Tax Counsel to Parent
Exhibit F............... Matters to be Covered by Legal Counsel to Parent and Acquisition

                               TABLE OF CONTENTS
                                       TO
                          COMPANY DISCLOSURE SCHEDULE

Section 2.1...................... Subsidiaries
Section 2.6...................... Consents and Approval
Section 2.7...................... Defaults
Section 2.8...................... Undisclosed Liabilities
Section 2.9...................... Litigation
Section 2.11(a).................. Employee Plans
Section 2.11(b).................. Employment and Related Agreements
Section 2.11(c).................. Employee Benefits Affected by this Transaction
Section 2.11(e).................. Employee Matters
Section 2.13(b).................. Delinquent or Inaccurate Tax Returns
Section 2.13(d).................. Tax Claims
Section 2.13(e).................. Excess Parachute Payments
Section 2.14(c).................. Intellectual Property Infringement
Section 2.15(b).................. Matters Related to Government Contracts
Section 2.19..................... Affiliates, Directors and Executive Officers
Section 4.1...................... Exceptions to Ordinary Course

                             TABLE OF DEFINED TERMS

                                                        CROSS REFERENCE
TERM                                                      IN AGREEMENT      PAGE
----                                                  --------------------  ----
Acquisition..........................................  Preamble               1
affiliate............................................  Section 7.8(a)        39
Agreement............................................  Preamble               1
Bid..................................................  Section 2.15(d)(i)    16
business day.........................................  Section 7.8(b)        39
capital stock........................................  Section 7.8(c)        39
Certificates.........................................  Section 1.10(b)        4
Closing Date.........................................  Section 1.3            2
Closing..............................................  Section 1.3            2
Code.................................................  Preamble               1
Company Affiliates...................................  Section 2.19          16
Company Board........................................  Section 2.3(a)         8
Company Disclosure Schedule..........................  Section 2.1(a)         7
Company Financial Adviser............................  Section 2.20          17
Company Intellectual Property Rights.................  Section 2.14(a)       14
Company Permits......................................  Section 2.10          11
Company Plans........................................  Section 1.11(a)        5
Company..............................................  Preamble               1
Company Rights Agreement.............................  Section 2.2(a)         7
Company Rights.......................................  Section 2.2(a)         7
Company Securities...................................  Section 2.2(a)         8
Company Stock Option or Options......................  Section 1.11(a)        5
DGCL.................................................  Section 1.1            1
Effective Time.......................................  Section 1.2            2
Employee Plans.......................................  Section 2.11(a)       12
Environmental Claim..................................  Section 2.12(a)       13
Environmental Laws...................................  Section 2.12(a)       13
ERISA Affiliate......................................  Section 2.11(a)       12
ERISA................................................  Section 2.11(a)       11
Exchange Act.........................................  Section 2.2(c)         8
Exchange Agent.......................................  Section 1.10(a)        3
Exchange Fund........................................  Section 1.10(a)        3
Exchange Ratio.......................................  Section 1.8(b)         3
Government Contract..................................  Section 2.15(d)(ii)   16
Governmental Entity..................................  Section 2.6           10
HSR Act..............................................  Section 2.6            9
Indemnified Liabilities..............................  Section 4.12          30
Indemnified Persons..................................  Section 4.12          30
IRS..................................................  Section 2.11(a)       12
knowledge or known...................................  Section 7.8(d)        39
Lien.................................................  Section 2.2(b)         8
Material Adverse Effect on Parent....................  Section 3.1(b)        17
Material Adverse Effect on the Company...............  Section 2.1(b)         7
Merger Certificate...................................  Section 1.2            1
Merger Consideration.................................  Section 1.8(a)         3
Merger...............................................  Section 1.1            1
Notice of Superior Proposal..........................  Section 4.4(b)        26
NYSE.................................................  Section 1.8(b)         3

                                                        CROSS REFERENCE
TERM                                                     IN AGREEMENT       PAGE
----                                                 ---------------------  ----
Parent Benefit Plans................................  Section 3.11           21
Parent Common Stock.................................  Section 1.8(a)          3
Parent Financial Adviser............................  Section 3.15           22
Parent Permits......................................  Section 3.10           20
Parent..............................................  Preamble                1
Parent Rights.......................................  Section 3.2(a)         17
Parent Securities...................................  Section 3.2(a)         18
person..............................................  Section 7.8(e)         39
Proxy Statement.....................................  Section 2.5             9
RSPP................................................  Section 2.2(a)          7
S-4.................................................  Section 2.5             9
SEC.................................................  Section 2.4(a)          9
Securities Act......................................  Section 2.4(a)          9
Shares..............................................  Section 1.8(a)          2
subsidiary or subsidiaries..........................  Section 7.8(f)         39
Superior Proposal...................................  Section 4.4(c)         27
Surviving Corporation...............................  Section 1.1             1
Tax or Taxes........................................  Section 2.13(a)(i)     13
Tax Return..........................................  Section 2.13(a)(ii)    14
Third Party Acquisition.............................  Section 4.4(c)         27
Third Party.........................................  Section 4.4(c)         27
U.S. Government.....................................  Section 2.15(d)(iii)   16

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 4, 1997 is among LOGICON, INC., a Delaware corporation, ("Company"), NORTHROP GRUMMAN CORPORATION, a Delaware corporation, ("Parent"), and NG ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

  WHEREAS the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger (as defined below) is fair and in the best interests of their respective stockholders and (ii) approved the Merger in accordance with this Agreement;

  WHEREAS for Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 as amended (the "Code"); and

  WHEREAS the Merger is intended to be treated as a "pooling of interests" for financial accounting purposes.

  NOW THEREFORE in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER

  SECTION 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code.

  SECTION 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the "Effective Time").

  SECTION 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in
Section 5.1 at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

  SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law; provided, however, that Article Fourth of the Certificate of Incorporation of the Company shall be amended to read in its entirety as follows: "The aggregate number of shares which the Corporation shall have the authority to issue is one thousand (1,000), $.01 par value per share, to be designated "Common Stock". The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

  SECTION 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

  SECTION 1.7. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

  SECTION 1.8. Conversion of Shares.

  (a) At the Effective Time, each share of common stock, par value $.10 per share, of the Company (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become a number of fully paid and nonassessable shares of common stock, $1.00 par value per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the "Merger Consideration"). Unless the context otherwise requires (i) each reference in this Agreement to the Shares shall include the associated Company Rights (as such term is defined in Section 2.2(a) hereof) and (ii) each reference in this Agreement to shares of Parent Common Stock shall include the associated Parent Rights (as such term is defined in Section 3.2(a) hereof). Notwithstanding the foregoing if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then the exchange ratio contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

  (b) The "Exchange Ratio" shall be a fraction, the numerator of which is 52 and the denominator of which is the average of the closing prices for Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Transactions reporting system for the 30 business days prior to the effective date of the S-4 (as defined in Section 2.5); provided, however, that the Exchange Ratio shall not be greater than 0.6919 nor less than 0.5661.

  (c) At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Acquisition shall be converted into one share of common stock, par value $.10 per share, of the Surviving Corporation.

  (d) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no shares of Parent Common Stock shall be delivered with respect thereto.

  SECTION 1.9. No Appraisal Rights. The holders of Shares and the holders of shares of Parent Common Stock shall not be entitled to appraisal rights.

  SECTION 1.10. Exchange of Certificates.

  (a) From time to time following the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to Chase Mellon Shareholder Services, L.L.C., or such other agent or agents as may be appointed by Parent and Acquisition (the "Exchange Agent") for the benefit of the holders of Shares for exchange in accordance with this Article I through the Exchange Agent: (i) certificates representing the appropriate number of shares of Parent Common Stock and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 1.8 in exchange for outstanding Shares.

  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and if applicable a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article I and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.10.

  (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

  (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares if any as may be required pursuant to this Agreement provided, however, that Parent or its Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

  (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement, or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason they shall be canceled and exchanged as provided in this Article I.

  (f) No fractions of a share of Parent Common Stock shall be issued in the Merger but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Parent Common Stock as reported on the NYSE Composite Transactions reporting system on the business day five days prior to the Effective Time by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

  (g) Neither Parent nor the Company shall be liable to any holder of Shares or Parent Common Stock as the case may be for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  SECTION 1.11. Stock Options.

  (a) At the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options") (i) issued pursuant to the 1979 Restricted Stock Purchase and Stock Option Plan, 1982 Incentive Stock Plan, 1991 Stock Option Plan for Non-Employee Directors and the 1992 Employee Incentive Stock Option Plan or (ii) issued by Geodynamics Corporation and assumed by the Company pursuant to the agreement dated as of on or about March 28, 1996 between the Company and Geodynamics Corporation, whether vested or unvested, shall be converted as of the Effective Time into options to purchase shares of Parent Common Stock in accordance with the terms of this Section 1.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the "Company Plans." Each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time at a price per share equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (y) the product of (i) the number of Shares otherwise purchasable pursuant to such Company Stock Option, multiplied by
(ii) the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code ("incentive stock options" or "ISOs") the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

  (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plan and that the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11 after giving effect to the Merger). Parent shall comply with the terms of the Company Plans and ensure, to the extent required by and subject to the provisions of such Plans, that Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section
1.11. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by persons who are directors, officers or employees of the Company or its subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

  (d) At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions of this Section 1.11.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to each of Parent and Acquisition as follows:

  SECTION 2.1. Organization and Qualification; Subsidiaries.

  (a) Section 2.1 of the Disclosure Schedule delivered by the Company to Parent in accordance with Section 4.15 (the "Company Disclosure Schedule") identifies each subsidiary of the Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Certificate of Incorporation and bylaws (or similar governing documents), as currently in effect, of the Company and its subsidiaries.

  (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its subsidiaries, the term "Material Adverse Effect on the Company" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as whole, or (ii) that would impair the ability of the Company to consummate the transactions contemplated hereby.

  SECTION 2.2. Capitalization of the Company and its Subsidiaries.

  (a) The authorized capital stock of the Company consists of 40,000,000 Shares, of which, as of March 31, 1997, 13,989,567 Shares were issued and outstanding (each together with a Share purchase right (the "Company Rights") issued pursuant to the Stockholder Rights Plan dated as of April 9, 1990 between the Company and ChaseMellon Shareholder Services, L.L.C., as successor to First Interstate Bank, N.A. (the "Company Rights Agreement")) and 2,000,000 shares of preferred stock, par value $.10 per share, no shares of which are outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of March 31, 1997, approximately 700,000 Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans including 66,306 Shares were reserved for issuance pursuant to Company Stock Options referred to in
Section 1.11(a)(ii) hereof and approximately 2,775,390 Shares have been issued pursuant to the Restricted Stock Purchase Plan (the "RSPP"). Between March 31, 1997 and the date hereof, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and between March 31, 1997 and the date hereof no stock options have been granted.

Except as set forth above and except for the Company Rights, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries, and, except as described in the Company SEC Reports (as defined below), no obligations of the Company or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). As of the date hereof, there are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

  (b) All of the outstanding capital stock of the Company's subsidiaries (other than director's qualifying shares in the case of foreign subsidiaries) is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in or any other securities of any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

  (c) The Shares constitute the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  SECTION 2.3. Authority Relative to this Agreement; Recommendation.

  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms.

  (b) The Company Board has unanimously resolved to recommend that the stockholders of the Company approve and adopt this Agreement.

  SECTION 2.4. SEC Reports; Financial Statements.

  (a) The Company has filed all required forms, reports and documents ("Company SEC Reports") with the Securities and Exchange Commission (the "SEC") since March 31, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

  (b) The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

  SECTION 2.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement insofar as it relates to the meeting of the Company's stockholders to vote on the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  SECTION 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) except as set forth in Section 2.6 of the Company Disclosure Schedule, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Material Adverse Effect on the Company.

  SECTION 2.7. No Default. Except as set forth in Section 2.7 of the Company Disclosure Schedule, none of the Company or its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults that would not have a Material Adverse Effect on the Company.

  SECTION 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, none of the Company or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto), other than liabilities incurred in the ordinary course of business since December 31, 1996, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, since December 31, 1996, there have been no events, changes or effects with respect to the Company or its subsidiaries having or which reasonably could be expected to have a Material Adverse Effect on the Company.

  SECTION 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company in the Company SEC Reports, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which insofar as can be reasonably foreseen in the future could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

  SECTION 2.10. Compliance with Applicable Law. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits") except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except (i) that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and (ii) for violations or possible violations of any United States or foreign laws, ordinances or regulations which do not, and insofar as reasonably can be foreseen in the future, will not result in any charges, assessments, levies, fines or other liabilities being imposed upon or incurred by the Company that will equal $1 million for any single violation or $5 million in the aggregate. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  SECTION 2.11. Employee Benefit Plans; Labor Matters.

  (a) Section 2.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock, option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate"), as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together the "Employee Plans"), excluding former agreements under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. The Company has made available to Parent a copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required and (ii) the documents and instruments governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA). No event has occurred and, to the knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including, without limitation, any liability under Title IV of ERISA, which would have a Material Adverse Effect on the Company.

  (b) Section 2.11(b) of the Company Disclosure Schedule sets forth a list of
(i) all employment agreements with officers of the Company; (ii) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $50,000; (iii) of all severance agreements, programs and policies of the Company with or relating to its employees except programs and policies required to be maintained by law; and
(vi) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions. The Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

  (c) Except as disclosed in Section 2.11(c) of the Company Disclosure Schedule and except for the acceleration, vesting and payment of the performance units issued under the Company's Performance Unit Plan for the Company's fiscal years ended March 31, 1995, 1996 and 1997, and the management incentive bonuses for the Company fiscal year ended March 31, 1997, there will be no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

  (d) No Employee Plan that is a welfare benefit plan within the meaning of
Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code.

  (e) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees which controversies have or may reasonably be expected to have a Material Adverse Effect of the Company. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries except as disclosed in Section 2.11(e) of the Company Disclosure Schedule nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any employees of the Company or any of its subsidiaries.

  SECTION 2.12. Environmental Laws and Regulations.

  (a) Except as publicly disclosed by the Company in the Company SEC Reports
(i) each of the Company and its subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively "Environmental Laws") except for non-compliance that would not have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof; (ii) none of the Company or its subsidiaries has received written notice of or, to the knowledge of the Company, is the subject of any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on the Company; and (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as disclosed in the Company SEC Reports, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on the Company that are pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

  SECTION 2.13. Taxes.

  (a) Definitions. For purposes of this Agreement:

    (i) the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

    (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

  (b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, the Company and its subsidiaries have accurately prepared and timely filed all Tax Returns they are required to have filed. Such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

  (c) The Company and its subsidiaries have paid or adequately provided for all Taxes (whether or not shown on any Tax Return) they are required to have paid or to pay.

  (d) Except as set forth in Section 2.13(d) of the Company Disclosure Schedule, no material claim for assessment or collection of Taxes is presently being asserted against the Company or its subsidiaries and neither the Company nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority nor does the Company have knowledge of any such threatened action, proceeding or investigation.

  (e) Except as set forth in Section 2.13(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code.

  SECTION 2.14. Intellectual Property; Software.

  (a) Each of the Company and its subsidiaries owns or possesses adequate licenses or other valid rights to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor (the "Company Intellectual Property Rights"), except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not have a Material Adverse Effect on the Company.

  (b) Except for any of the following which would not reasonably be expected to have a Material Adverse Effect on the Company,

    (i) the validity of the Company Intellectual Property Rights and the title thereto of the Company or any subsidiary as the case may be is not being questioned in any litigation to which the Company or any subsidiary is a party, and

    (ii) except as set forth in Section 2.14(c) of the Company Disclosure Schedule, the conduct of the business of the Company and its subsidiaries as now conducted does not to, the knowledge of the Company, infringe any valid patents, trademarks, trade names, service marks, or copyrights of others The consummation of the transactions completed hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

  SECTION 2.15. Government Contracts.

  (a) With respect to each Government Contract or Bid to which Company or any affiliate of the Company is a party: (i) the Company has fully complied with all material terms and conditions and all applicable requirements of statute, rule, regulation, order or agreement, whether incorporated expressly, by reference or by operation of law; (ii) all representations and certifications were current, accurate and complete when made, and the Company has fully complied with all such representations and certifications; (iii) no allegation has been made, either orally or in writing, that the Company is in breach or violation of any statutory, regulatory or contractual requirement; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued; (v) no cost incurred by the Company or its subcontractors has been questioned or disallowed; and (vi) no money due to the Company has been (or has threatened to be) withheld or set off.

  (b) Neither the Company, any affiliate of the Company, nor any of the Company's directors, officers, employees, agents or consultants is (or for the last three years has been) (i) except as set forth in Section 2.15(b) of the Company Disclosure Schedule, under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (ii) suspended or debarred from doing business with the U.S. Government or any state or local government or declared nonresponsible or ineligible for government contracting. Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, neither the Company nor any affiliate of the Company has made a voluntary disclosure to any U.S. Government, state or local government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, the Company knows of no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company in the future.

  (c) Neither the U.S. Government, any state or local government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company, nor has the Company asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid. There are no facts of which the Company is aware upon which such a claim or dispute proceeding may be based in the future.

  (d) For purposes of this Section 2.15, the following terms shall have the meanings set forth below:

    (i) "Bid" means any quotation, bid or proposal by the Company or any of its Affiliates which, if accepted or awarded, would lead to a contract with the U.S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by the Company.

    (ii) "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company between the Company and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

    (iii) "U.S. Government" means the United States government including any and all agencies, commissions, branches, instrumentalities and departments thereof.

  SECTION 2.16. Certain Business Practices. None of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or
(iii) made any other unlawful payment.

  SECTION 2.17. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

  SECTION 2.18. Tax Treatment; Pooling. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take action that would prevent the Merger from (a) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the rules regulations and interpretations of the SEC (a "Pooling Transaction").

  SECTION 2.19. Affiliates. Except for the directors and executive officers of the Company, each of whom is listed in Section 2.19 of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates"). Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent an executed letter agreement substantially in the form of Exhibit A-1 hereto from certain of the Company Affiliates and will deliver to Parent within ten days after the date of this Agreement an executed letter agreement substantially in the form of Exhibit A-1 hereto from all other Company Affiliates.

  SECTION 2.20. Opinion of Financial Adviser. Goldman, Sachs & Co. Inc. (the "Company Financial Adviser") has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair to the holders of Shares.

  SECTION 2.21. Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND ACQUISITION

  Parent and Acquisition hereby represent and warrant to the Company as follows:

  SECTION 3.1. Organization.

  (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and bylaws as currently in effect of Parent and Acquisition.

  (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. When used in connection with Parent or Acquisition the term "Material Adverse Effect on Parent" means any change or effect that is (i) materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of Parent and its subsidiaries, taken as a whole, or (ii) that may impair the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

  SECTION 3.2. Capitalization of Parent and its Subsidiaries.

  (a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, of which, as of March 25, 1997, 58,007,567 shares of Parent Common Stock were issued and outstanding (each together with a Parent Common Stock purchase right (the "Parent Rights") issued pursuant to the Rights Agreement dated as of August 2, 1991 and amended on September 28, 1994 between Parent and Chemical Bank, N.A.) and 10,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of March 25, 1997, 3,054,943 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options. Between March 25, 1997 and the date hereof, no shares of Parent's capital stock have been issued other than pursuant to stock options already in existence on such date and except for grants of stock options to employees officers and directors in the ordinary course of business consistent with past practice between March 25, 1997 and the date hereof, no stock options have been granted. Except as set forth above and except for the Parent Rights, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent (ii) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Parent (iii) no options or other rights to acquire from Parent or its subsidiaries and no obligations of Parent or its subsidiaries to issue any capital stock voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (iv) except for Parent's Non-Employee Directors Equity Participation Plan, no equity equivalent interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (collectively "Parent Securities"). As of the date hereof, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.

  (b) The Parent Common Stock constitutes the only class of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.

  SECTION 3.3. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms.

  SECTION 3.4. SEC Reports; Financial Statements.

  (a) Parent has filed all required forms, reports and documents ("Parent SEC Reports") with the SEC since December 31, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms reports and documents were filed. None of such Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

  (b) Parent has heretofore made available or promptly will make available to the Company a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

  SECTION 3.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference to (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

  SECTION 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's other subsidiaries,
(ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or
(iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of

Parent's other subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Material Adverse Effect on Parent.

  SECTION 3.7. No Default. None of Parent or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

  SECTION 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, none of Parent or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), other than liabilities incurred in the ordinary course of business since December 31, 1996, none of which, individually or in the aggregate, would have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, since December 31, 1996, there have been no events changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Parent.

  SECTION 3.9. Litigation. Except as publicly disclosed by Parent in the Parent SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent threatened, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Parent in the Parent SEC Reports, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future could reasonably be expected to have a Material Adverse Effect on Parent or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

  SECTION 3.10. Compliance with Applicable Law. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits") except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries are in compliance with the terms of the Parent Permits except where the failure so to comply would not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any law ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or, to the knowledge of Parent, threatened nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than in each case those which Parent reasonably believes will not have a Material Adverse Effect on Parent.

  SECTION 3.11. Employee Benefit Plans; Labor Matters. With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) maintained or contributed to by Parent or any of its subsidiaries or with respect to which

Parent or any of its subsidiaries could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "Parent Benefit Plans") no event has occurred and, to the knowledge of Parent, there currently exists no condition or set of circumstances in connection with which Parent or any of its subsidiaries could be subject to any liability under the terms of the Parent Benefit Plans ERISA the Code or any other applicable law which would have a Material Adverse Effect on Parent. There is no pending or threatened labor dispute strike or work stoppage against Parent or any of its subsidiaries which may reasonably be expected to have a Material Adverse Effect on Parent.

  SECTION 3.12. Environmental Laws and Regulations.

  (a) Except as publicly disclosed by Parent in the Parent SEC Reports, (i) each of Parent and its subsidiaries is in material compliance with all Environmental Laws except for non-compliance that would not have a Material Adverse Effect on Parent which compliance includes, but is not limited to, the possession by Parent and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof; (ii) none of Parent or its subsidiaries has received written notice of or, to the knowledge of Parent, is the subject of any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on Parent; and (iii) to the knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as publicly disclosed by Parent in the Parent SEC Reports, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Parent that are pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or, to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

  SECTION 3.13. Tax Matters. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns information returns and reports required to be filed with respect to Parent and its subsidiaries and have paid in full or made adequate provision for the payment of all Taxes.

  SECTION 3.14. Tax Treatment; Pooling. Neither Parent, Acquisition nor, to the knowledge of Parent, any of its affiliates has taken, proposes to take, or has agreed to take any action that would prevent the Merger (a) from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) from being treated as a Pooling Transaction for financial accounting purposes. Within 10 days after the date of this Agreement, Parent will obtain from each of its directors, officers and affiliates a letter agreement substantially in the form of Exhibit A-2.

  SECTION 3.15. Opinion of Financial Adviser. Salomon Brothers Inc. (the "Parent Financial Adviser") has delivered to the Board of Directors of Parent its opinion dated as of the date of this Agreement to the effect that as of such date the Merger Consideration contemplated by the Merger is fair to the holders of shares of Parent Common Stock.

  SECTION 3.16. Brokers. No broker finder or investment banker (other than the Parent Financial Adviser) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

  SECTION 3.17. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

                                   ARTICLE 4

                                   COVENANTS

  SECTION 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement seek, to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent and Acquisition:

  (a) amend its Certificate of Incorporation or bylaws (or other similar governing instrument);

  (b) amend the Company Rights Agreement in any manner that would permit any person to acquire more than 20% of the Shares, or redeem the Company Rights;

  (c) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to options previously granted under the Company Plans;

  (d) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except for quarterly cash dividends not in excess of $0.06 per Share paid in accordance with past practice, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

  (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

  (f) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary;

  (g)(i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of subsidiaries of the Company incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Company or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice) (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than Tax Liens for Taxes not yet due);

  (h) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (g) shall not prevent the Company or its subsidiaries from (i) entering into employment agreements or severance agreements with new employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1997 in the ordinary course of year-end compensation reviews consistent with past practice (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to the Company);

  (i) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $1 million in the aggregate (other than in connection with outsourcing agreements entered into with customers of the Company or its subsidiaries);

  (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

  (k) revalue in any material respect any of its assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

  (l)(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than in connection with outsourcing agreements entered into with customers of the Company or its subsidiaries); (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries, taken as a whole; (iii) authorize any new capital expenditure or expenditures which individually is in excess of $100,000 or in the aggregate are in excess of $500,000; provided that none of the foregoing shall limit any capital expenditure required pursuant to existing customer contracts;

  (m) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

  (n) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on the Company;

  (o) commence any material software development project or terminate any material software development project that is currently ongoing, in either case except pursuant to the terms of existing contracts with customers or except as contemplated by the Company's project development budget previously provided to Parent; or

  (p) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(o) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

  SECTION 4.2. Conduct of Business of Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will and will cause each of its subsidiaries to conduct their operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

  (a) knowingly take any action that would result in a failure to maintain the trading of the Parent Common Stock on the NYSE;

  (b) declare, set aside or pay any dividend or other distribution in respect of its capital stock except for customary quarterly cash dividends not in excess of $0.40 per share, dividends payable in Parent Common Stock or dividends by a subsidiary of Parent to Parent or another subsidiary of Parent;

  (c) acquire or agree to acquire by merging or consolidating with by purchasing an equity interest in or the assets of or by any other manner any business or any corporation, partnership or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

  (d) adopt or propose to adopt any amendments to its charter documents which would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

  (e) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(d) or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect.

  SECTION 4.3. Preparation of S-4 and the Proxy Statement. The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4 in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of Company Stock Options and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

  SECTION 4.4. Other Potential Acquirers.

  (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition; provided, however, that nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. The Company shall promptly notify the Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition including the terms and conditions thereof and the identity of the party submitting such proposal; and shall advise the Parent from time to time of the status and any material developments concerning the same.

  (b) Except as set forth in this Section 4.4(b) the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of, legal counsel that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal, but in each case only (i) after providing reasonable written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within five business days of Parent's receipt of the Notice of Superior Proposal, make an offer which the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 6.1. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Section 4.4(b) provided that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with this Section 4.4(b).

  (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 20% of the total assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of 20% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Shares; or (vi) the acquisition by the Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than 20% of the annual revenues, net income or assets of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

  SECTION 4.5. Comfort Letters.

  (a) The Company shall use all reasonable efforts to cause Price Waterhouse LLP to deliver a letter dated not more than five days prior to the date on which the S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

  (b) Parent shall use all reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated not more than 5 days prior to the date of the S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

  SECTION 4.6. Meeting of Stockholders. The Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws. The Company will, through its Board of Directors, recommend to its stockholders approval of such matters subject to the provisions of Section 4.4(b).

  SECTION 4.7. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

  SECTION 4.8. Access to Information.

  (a) Between the date hereof and the Effective Time the Company will give Parent and its authorized representatives and Parent will give the Company and its authorized representatives reasonable access to all employees plants offices warehouses and other facilities and to all books and records of itself and its subsidiaries will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

  (b) Between the date hereof and the Effective Time the Company shall furnish to Parent and Parent will furnish to the Company within 25 business days after the end of each calendar month (commencing with April 1997) an unaudited balance sheet of the party furnishing such information as of the end of the such month and the related statements of earnings, stockholders' equity (deficit) and within 25 business days after the end of each calendar quarter cash flows for the quarter then ended each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

  (c) Parent and Acquisition will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it by or on behalf of the Company in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated March 21, 1997. The Company will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it by or on behalf of Parent or Acquisition in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between Parent and the Company dated May 3, 1997.

  SECTION 4.9. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

  SECTION 4.10. Employee Benefits. Parent will provide the employees and retirees of the Company and its subsidiaries, for a period ending on the first anniversary of the Effective Time, with compensation and employee benefits of the type described in Section 2.11 of this Agreement (other than stock option or other plans involving the potential issuance or purchase on the open market of securities of the Company or of Parent, the provision of which by Parent will be governed by Section 1.11) which in the aggregate are comparable to those currently provided by the Company and its subsidiaries as the case may be. Parent agrees and will cause the Surviving Corporation to agree that (i) all obligations of the Company or any subsidiary under any "change of control" or similar provisions relating to employees contained in any existing contracts and all termination or severance agreements with executive officers identified in Section 2.11(c) of the Company Disclosure Schedule (subject to
Section 1.11 hereof) will be honored in accordance with their terms as of the date hereof and (ii) the RSPP of the Company will continue in effect with respect to the Shares issued thereunder and Parent Common Shares issued in exchange therefor pursuant to the Merger, and appropriate adjustments will be made to the RSPP such that following the Effective Time such shares of Parent Common Stock shall be held substantially in accordance with the terms of the RSPP. Notwithstanding the foregoing, except as provided in the preceding sentence nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

  SECTION 4.11. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE as determined by Parent, Acquisition or the Company, as the case may be.

  SECTION 4.12. Indemnification. After the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to) each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of it subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 4.12 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Parent hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 4.12. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.12 and may specifically enforce its terms. This Section 4.12 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or bylaws as presently in effect.

  SECTION 4.13. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition and Parent and Acquisition, shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.13 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  SECTION 4.14. Affiliates; Pooling; Tax-Free Reorganization.

  (a) The Company shall use all reasonable efforts to obtain from any Company Affiliate who has not previously executed such letter agreement and from any person who may be deemed to have become a Company Affiliate after the date of this Agreement and on or prior to the Effective Time a letter agreement substantially in the form of Exhibit A hereto as soon as practicable.

  (b) Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of shares of Parent Common Stock by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

  (c) Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction and shall not take and shall use all reasonable efforts to prevent any affiliate of such party from taking any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

  (d) The Company, on the one hand, and Parent and Acquisition, on the other hand, shall execute and deliver to legal counsel to the Company and Parent certificates substantially in the form attached hereto as Exhibits B-1 and B-2, respectively, at such time or times as reasonably requested by such legal counsel in connection with its delivery of an opinion with respect to the transactions contemplated hereby and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent or Acquisition shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in Exhibits B-1 or B-2.

  SECTION 4.15. Additions to and Modification of Company Disclosure
Schedule. Concurrently with the execution and delivery of this Agreement, the Company has delivered a Company Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement that is reasonably available to the senior management of the Company at the time of such delivery. Any failure of the Company to disclose any information required by the relevant provisions of this Agreement in any section of the Company Disclosure Schedule shall not constitute a breach of the applicable representation or warranty, provided (i) that the information so omitted does not have or reflect a Material Adverse Effect on the Company and (ii) that the Company shall deliver to Parent and Acquisition such additions to or modifications of any sections of the Company Disclosure Schedule necessary to make the information set forth therein true, accurate and complete not later than 5 days after the date of execution and delivery of this Agreement.

                                   ARTICLE 5

                   CONDITIONS TO CONSUMMATION OF THE MERGER

  SECTION 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

  (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

  (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

  (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger.

  SECTION 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) the representations of Parent and Acquisition contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on Parent) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

  (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

  (c) the shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

  (d) the Company shall have received the opinion of tax counsel to the Company to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by a stockholder of the Company as a result of the Merger with respect to Shares converted solely into shares of Parent Common Stock, and such opinion shall not have been withdrawn or modified in any material respect, substantially in the form of Exhibit C;

  (e) the Company shall have received the opinion of legal counsel to Parent as to the matters set forth in Exhibit F;

  (f) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent; and

  (g) there shall have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Parent.

  SECTION 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on the Company) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

  (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

  (c) Parent shall have received from each affiliate of the Company referred to in Sections 2.19 and 4.14(a) an executed copy of the letter attached hereto as Exhibit A;

  (d) the shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

  (e) Parent shall have received the opinion of tax counsel to Parent to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn or modified in any material respect, substantially in the form of Exhibit E;

  (f) Parent shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit D;

  (g) Parent shall have received the opinion of its certified public accountants stating that the Merger will be accounted for under generally accepted accounting principles as a Pooling Transaction, and such opinion shall not have been withdrawn or modified in any material respect;

  (h) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation right or interest of the Company or any subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company; and

  (i) there shall have been no events, changes or effects with respect to the Company or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on the Company.

                                   ARTICLE 6

                        TERMINATION; AMENDMENT; WAIVER

  SECTION 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

  (a) by mutual written consent of Parent, Acquisition and the Company;

  (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or
(ii) the Merger has not been consummated by September 30, 1997; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

  (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within twenty business days after notice by Company thereof, provided that the Company has not breached any of its obligations hereunder; (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within twenty business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder; (iii) the Company shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders at such meeting (including any adjournments thereof) or (iv) the Company Board has received a Superior Proposal, has complied with the provisions of Section 4.4(b), and concurrently complies with the provisions of Section 6.3(a); or

  (d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within twenty business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder; (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within twenty business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder; (iii) the Company Board shall have recommended to the Company's stockholders a Superior Proposal; (iv) the Company Board shall have withdrawn or materially weakened its recommendation of this Agreement or the Merger, provided that any disclosure that the Company Board is compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 shall not constitute the withdrawal or material weakening of the Company Board's recommendation, provided, further, that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with
Section 4.4(b) or (v) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof).

  SECTION 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Sections 4.8(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

  SECTION 6.3. Fees and Expenses.

  (a) In the event that this Agreement shall be terminated pursuant to:

    (i) Section 6.1(d)(iii) or Section 6.1(c)(iv);

    (ii) Sections 6.1(d)(i) or (ii) and within twelve months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z), after the date hereof and prior to such termination;

    (iii) Section 6.1(c)(iii) or 6.1(d)(v) and at the time of the Company stockholders' meeting at which the Company failed to obtain the requisite vote there shall be outstanding an offer by a Third Party to consummate a Third Party Acquisition involving the payment of consideration to stockholders of the Company with a value in excess of the Merger Consideration and within twelve months thereafter the Company enters into an agreement with respect to such Third Party Acquisition or such Third Party Acquisition occurs; or

    (iv) Section 6.1(d)(iv) and the Company Board shall have withdrawn or materially weakened its recommendation following the receipt of an offer by a Third Party to consummate a Third Party Acquisition involving the payment of consideration to stockholders of the Company with a value in excess of the Merger Consideration.

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages the Company shall pay to Parent the amount of $22.5 million as liquidated damages immediately upon the occurrence of the event described in this Section 6.3(a) giving rise to such damages. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty.

  (b) Upon the termination of this Agreement pursuant to Sections 6.1(c)(iii) or 6.1(d)(i), (ii) or (v) (other than a termination requiring the Company to pay liquidated damages as contemplated by Section 6.3(a) hereof), in addition to any other remedies that Parent, Acquisition or their affiliates may have as a result of such termination, the Company shall reimburse Parent, Acquisition and their affiliates (not later than ten business days after submission of statements therefor) for all actual, documented out-of-pocket fees and expenses not to exceed $3 million actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers counsel to any of the foregoing and accountants). Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 6.1(d)(i) and the sole basis for such termination is that the representation and warranty contained in the last sentence of Section 2.8 shall have become untrue as the result of the effect on the transactions contemplated hereby of an organizational conflict of interest provision contained in any Government Contract of the Company, the Company shall not be obligated, by this Section 6.3(b) or otherwise, to reimburse Parent and Acquisition and their affiliates for any fees or expenses incurred in connection with the Merger or the consummation of the transactions contemplated by this Agreement.

  (c) Upon the termination of this Agreement pursuant to Sections 6.1(c)(i) or
(ii), in addition to any other remedies that the Company or its affiliates may have as a result of such termination, Parent shall reimburse the Company and its affiliates (not later than ten business days after submission of statements therefor) for all actual, documented out-of-pocket fees and expenses not to exceed $3 million actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers, counsel to any of the foregoing and accountants).

  (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

  SECTION 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement (including, subject to Section 4.15, the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

  SECTION 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

  SECTION 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

  SECTION 7.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

  SECTION 7.3. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

  SECTION 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

  if to Parent or Acquisition:
                         NORTHROP CORPORATION 1840 Century Park East Los Angeles, California 90067 Telecopier: (310) 201-3023
                         Attention: James C. Johnson, Esq.

  with a copy to:        Gibson, Dunn & Crutcher LLP 333 South Grand Avenue
                         Los Angeles CA 90071 Telecopier: (213) 229-7520
                         Attention: Andrew E. Bogen, Esq.

  if to the Company to:  Logicon, Inc. 3701 Skypark Drive Torrance, California
                         90505 Telecopier: (310) 373-0844 Attention: E.
                         Benjamin Mitchell, Jr., Esq.

  with a copy to:        O'Melveny & Myers 610 Newport Center Drive Newport,
                         California 92660 Telecopier: (714) 669-6994
                         Attention: Barton Beek, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  SECTION 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

  SECTION 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  SECTION 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Sections 4.12 and 7.2, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  SECTION 7.8. Certain Definitions. For the purposes of this Agreement the term:

  (a) "affiliate" means (except as otherwise provided in Sections 2.19 and 4.14) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

  (b) "business day" means any day other than a day on which the NYSE is closed;

  (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

  (d) "knowledge" or "known" means, with respect to any matter in question, the actual knowledge of such matter of any executive officer of the Company or Parent, as the case may be;

  (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

  (f) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  SECTION 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

  SECTION 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c) it shall not be entitled to specific performance to compel the consummation of the Merger.

  SECTION 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          NORTHROP GRUMMAN CORPORATION

                                          By: /s/ Albert F. Myers
                                            ___________________________________
                                          Name:  Albert F. Myers
                                          Title: Corporate Vice President and
                                                 Treasurer

                                          LOGICON, INC.

                                          By: /s/ John R. Woodhull
                                            ___________________________________
                                          Name:  John R. Woodhull
                                          Title: President and Chief Executive
                                                 Officer

                                          NG ACQUISITION, INC.

                                          By: /s/ Albert F. Myers
                                            ___________________________________
                                          Name:  Albert F. Myers
                                          Title: President

                                  EXHIBIT A-1

               FORM OF LETTER AGREEMENT WITH COMPANY AFFILIATES

                                                                    May 4, 1997

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

Dear Sirs:

  Reference is made to the provisions of the Agreement and Plan of Merger, dated as of May 4, 1997 (together with any amendments thereto, the "Merger Agreement"), among Logicon, Inc., a Delaware corporation (the "Company"), Northrop Grumman Corporation, a Delaware corporation ("Parent"), and NG Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), pursuant to which Acquisition will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

  I understand that I may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that the transferability of the shares of common stock, par value $1.00 per share, of Parent (including the associated common stock purchase rights, the "Parent Common Stock") which I will receive upon the consummation of the Merger in exchange for my shares of common stock, par value $.01 per share, of the Company (including the associated common stock purchase rights, the "Shares"), or upon exercise of certain options I hold to purchase Shares, is restricted. Nothing herein shall be construed as an admission that I am an affiliate.

  I hereby represent, warrant and covenant to Parent that:

    (a) I will not transfer, sell or otherwise dispose of any of the shares of Parent Common Stock except (i) pursuant to an effective registration statement under the Securities Act, or (ii) as permitted by, and in accordance with, Rule 145, if applicable, or another applicable exemption under the Securities Act; and

    (b) I will not (i) transfer, sell or otherwise dispose of any Shares prior to the Effective Time (as defined in the Merger Agreement) or (ii) sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. L, "Codification of Financial Reporting Policies," Section 201.01 [47 F.R. 210281] (May 17,
  1982)) with respect to any shares of Parent Common Stock until after such time (the "Delivery Time") as financial results reflecting at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

    (c) I shall execute and deliver to Gibson, Dunn & Crutcher LLP and O'Melveny & Myers, counsel to Parent and the Company, respectively, a certificate in such form as and at such time or times as may be reasonably requested by such law firms, as the case may be, in connection with such law firms' delivery of their tax opinions with respect to the transactions contemplated by the Merger Agreement; and

    (d) I have not taken and will not take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a pooling-of-interests.

  I further understand that, in order to make more effective the provisions of the foregoing paragraph, Parent may delay delivery to me of certificates in respect of the shares of Parent Common Stock until the Delivery Time.

  I hereby acknowledge that except as otherwise provided in the Merger Agreement, Parent is under no obligation to register the sale, transfer, pledge or other disposition of the shares of Parent Common or to take any other action necessary for the purpose of making an exemption from registration available.

  I understand that Parent will issue stop transfer instructions to its transfer agents with respect to the shares of Parent Common Stock and that a restrictive legend will be placed on the certificates delivered to me evidencing the shares of Parent Common Stock in substantially the following form:

  "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter agreement dated May 4, 1997 between the Holder and the Issuer, a copy of which is on file in the principal office of the Issuer which contains further restrictions on the transferability of this certificate and the shares represented hereby."

  Parent agrees to cause this legend to be removed from the certificates delivered to me evidencing the shares of Parent Common Stock promptly after the restrictions on transferability of the shares of Parent Common Stock are no longer applicable and after I surrender such certificates to the transfer agent with a request for such removal.

  The term Parent Common Stock as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Common Stock.

  I hereby acknowledge that the receipt of this letter by Parent is an inducement and a condition to Parent's obligation to consummate the Merger under the Merger Agreement and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Shares and the shares of Parent Common Stock.

                                          Very truly yours,

                                          [AFFILIATE]

ACKNOWLEDGED AND ACCEPTED:

NORTHROP GRUMMAN CORPORATION

By: ___________________________________

Name: _________________________________

Title: ________________________________

                                  EXHIBIT A-2

                FORM OF LETTER AGREEMENT WITH PARENT AFFILIATES

                                                                    May 4, 1997

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

Dear Sirs:

  Reference is made to the provisions of the Agreement and Plan of Merger, dated as of May 4, 1997 (together with any amendments thereto, the "Merger Agreement"), among Logicon, Inc., a Delaware corporation (the "Company"), Northrop Grumman Corporation, a Delaware corporation ("Parent"), and NG Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), pursuant to which Acquisition will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

  I hereby represent, warrant and covenant to Parent that:

    (a) I will not sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. L, "Codification of Financial Reporting Policies," Section 201.01 [47 F.R. 210281] (May 17, 1982)) with respect to any shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") owned by me until after such time (the "Delivery Time") as financial results reflecting at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

    (b) I have not taken and will not take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a pooling-of-interests.

  I further understand that Parent shall not be bound by any attempted sale of any Parent Common Stock, and will issue stop transfer instructions to its transfer agents with respect to the shares of Parent Common Stock.

  The term Parent Common Stock as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Common Stock.

  I hereby acknowledge that the receipt of this letter by Parent is an inducement and a condition to Parent's obligation to consummate the Merger under the Merger Agreement and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the shares of Parent Common Stock.

                                          Very truly yours,

                                          [AFFILIATE]

ACKNOWLEDGED AND ACCEPTED:

NORTHROP GRUMMAN CORPORATION

By: ___________________________________

Name: _________________________________

Title: ________________________________

                                  EXHIBIT B-1

        FORM OF REPRESENTATIONS RELATING TO TAX MATTERS OF THE COMPANY

  1. As of the Effective Time, the Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by it immediately prior to the Merger. For the purpose of determining the percentage of the Company's net and gross assets held immediately prior to the Merger, the following assets will be treated as property immediately prior to the Merger:
(i) assets used by the Company to pay stockholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

  2. Other than in the ordinary course of business or pursuant to its obligations under the Agreement, the Company has not disposed of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) since January 1, 1997;

  3. The Company's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

  4. In the Merger, Shares representing "Control" of the Company will be exchanged solely for voting stock of Parent. For purposes of this paragraph, Shares exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of the Company perfecting dissenters' rights or in lieu of fractional shares of Parent Common Stock) will be treated as outstanding Shares on the date of the Merger but not exchanged for shares of Parent Common Stock. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

  5. The Company has no outstanding warrants, options, convertible securities or any other type of right to acquire capital stock of the Company (or any other equity interest in the Company) or to vote (or restrict or otherwise control the vote of) shares of the Company's capital stock which, if exercised, would affect Parent's acquisition and retention of Control of the Company;

  6. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their Shares;

  7. The Company has no plan or intention to issue additional shares of capital stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

  8. The Company has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition in the Merger except for dispositions made in the ordinary course of business or payment of expenses, including payments to stockholders of the Company perfecting dissenters' rights, incurred by the Company pursuant to the Merger and except for transfers of its assets or assets of Acquisition to a corporation controlled by the Company;

  9. The fair market value of the Company's assets will, at the Effective Time of the Merger, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;

  10. The fair market value of the shares of Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the Shares surrendered in exchange therefor and the aggregate consideration received by stockholders of the Company in exchange for their Shares will be approximately equal to the fair market value of all of the outstanding Shares immediately prior to the Merger;

  11. The Company is not an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

  12. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

  13. There is no plan or intention ("Plan") on the part of the stockholders of the Company who own five percent (5%) or more of the Shares, and to the best knowledge of the management of the Company, there is no Plan on the part of the remaining stockholders of the Company to engage in a sale, exchange, transfer, distribution (including, without limitation, a distribution by a partnership to its partners or by a corporation to its stockholders), pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of shares of Parent Common Stock received in the Merger that would reduce ownership by the Company stockholders of Parent Common Stock to a number of shares having a value as of the Effective Time of the Merger of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding Shares. For purposes of this paragraph, Shares (i) with respect to which a stockholder of the Company receives consideration in the Merger other than shares of Parent Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights or in lieu of fractional shares of Parent Common Stock) and/or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered outstanding Shares exchanged for shares of Parent Common Stock in the Merger and then disposed of pursuant to a Plan;

  14. There is no intercorporate indebtedness existing between Parent and the Company or between Acquisition and the Company that was issued, acquired, or will be settled at a discount as a result of the Merger;

  15. None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of Shares owned by them; none of the shares of Parent Common Stock received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

  16. To the best knowledge of the Company, during the past five (5) years, none of the outstanding shares of its capital stock of, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;

  17. Up to and including the Effective Time, the Company has taken no action that would cause the merger to fail to qualify as a "reorganization" within the meaning of Sections (a)(1)(A) and (a)(2)(E) of the Code.

                                  EXHIBIT B-2

   FORM OF REPRESENTATIONS RELATING TO TAX MATTERS OF PARENT AND ACQUISITION

  1. Pursuant to the Merger, Acquisition will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Acquisition. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Acquisition immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Acquisition's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Acquisition or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets used by the Company or Acquisition (other than assets transferred from Parent to Acquisition for such purpose) to pay stockholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

  2. Acquisition was formed solely for the purpose of consummating the transactions contemplated by the Agreement and at no time will Acquisition conduct any business activities or other operations, or dispose of any of its assets, other than pursuant to its obligations under the Agreement;

  3. Parent's principal reasons for participating in the Merger are bona fide business purposes not related to taxes;

  4. No shares of Acquisition (or, following the Effective Time, the Company) have been or will be used as consideration or issued to stockholders of the Company pursuant to the Merger;

  5. Prior to and at the Effective Time, Parent will be in "Control" of Acquisition. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

  6. In the Merger, Shares representing Control of the Company will be exchanged solely for shares of voting stock of Parent. For purposes of this paragraph, Shares exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders of the Company perfecting dissenters' rights or in lieu of fractional shares of Parent Common Stock) will be treated as Shares outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent. Parent has no plan or intention to cause the Company to issue additional Shares after the Merger, or take any other action, that would result in Parent losing Control of the Company;

  7. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their Shares;

  8. Parent has no plan or intention to reacquire any of its stock issued pursuant to the Merger;

  9. Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell, distribute or otherwise dispose of the stock of the Company, including by means of a spinoff; to spin-off any other Subsidiary of Parent; or to cause the Company to sell or otherwise dispose of any of its assets, including by means of a spin-off, or of any assets acquired from Acquisition, except for dispositions made in the ordinary course of business or payment of expenses, including payments to stockholders of the Company perfecting dissenters' rights, incurred by the Company pursuant to the Merger and except for transfers of stock of the Company to a corporation controlled by Parent or of assets of the Company or Acquisition to a corporation controlled by the Company;

  10. In the Merger, Acquisition will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement;

  11. During the past five (5) years, none of the outstanding shares of Company capital stock, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;

  12. Neither Parent nor Acquisition is an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

  13. Neither Parent nor Acquisition is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

  14. The liabilities of Acquisition assumed by the Company and the liabilities to which the transferred assets of Acquisition are subject were incurred by Acquisition in the ordinary course of its business;

  15. The fair market value of the Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the Shares surrendered in exchange therefor, and the aggregate consideration received by stockholders of the Company in exchange for their Shares will be approximately equal to the fair market value of all of the outstanding Shares immediately prior to the Merger;

  16. Acquisition, Parent, the Company and the stockholders of the Company will each pay separately its or their own expenses relating to the Merger;

  17. There is no intercorporate indebtedness existing between Parent and the Company or between Acquisition and the Company that was issued, acquired or will be settled at a discount as a result of the Merger;

  18. Any amounts paid with respect to dissenting Shares of the Company will be paid by the Company solely from the Company's pre-Merger assets and without reimbursement therefor by Parent or Acquisition;

  19. Other than as specifically provided in this Agreement, Parent will not reimburse any stockholder of the Company for the Company's capital stock such stockholder may have purchased or for other obligations such stockholder may have incurred;

  20. Parent and Acquisition shall (and, following the Effective Time, Parent shall cause the Company to) take no action with respect to the capital stock, assets or liabilities of the Company that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and
(a)(2)(E) of the Code. Without limitation on the foregoing, following the Effective Time, Parent shall cause the Company to either continue the historic business of the Company or use a significant portion the Company's historic business assets in a business.

                                   EXHIBIT C

        MATTERS TO BE COVERED BY OPINION OF TAX COUNSEL TO THE COMPANY

  (i) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and Parent, the Company and Acquisition will each be a party to the reorganization within the meaning of section 368(b) of the Code;

  (ii) No gain or loss will be recognized by the holders of Shares upon the receipt of shares of Parent Common Stock in exchange for such Shares, except that a stockholder who receives cash in lieu of a fractional share interest in Parent Common Stock will recognize gain or loss equal to the difference between such cash and the basis allocated to the fractional share interest;

  (iii) The basis of the shares of Parent Common Stock received by a holder of Shares (including any fractional share interest treated as received) will be the same as the basis of the shares of Shares exchanged therefor; and

  (iv) The holding period of the shares of Parent Common Stock received by a holder of Company Shares (including any fractional share interest treated as received) will include the holding period of the shares of Shares exchanged therefor, provided the Shares were held as a capital asset at the Effective Time.

                                   EXHIBIT D

       MATTERS TO BE COVERED BY OPINION OF LEGAL COUNSEL TO THE COMPANY

  (i) The execution and delivery of the Agreement by the Company and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Company Board and the holders of a majority of the outstanding Shares and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or to consummate the transactions contemplated thereby;

  (ii) The Company has all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby;

  (iii) The Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms;

  (iv) Neither the execution, delivery and performance of the Agreement by the Company nor the consummation by the Company of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except for such matters as would not have a Material Adverse Effect on the Company or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets;

  (v) No filing with or notice to and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (a) for such filings, notifications, permits, authorizations, consent or approvals as have already been made, given or obtained, (b) for filing of the Merger Certificate in accordance with the DGCL and (c) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company.

                                   EXHIBIT E

           MATTERS TO BE COVERED BY OPINION OF TAX COUNSEL TO PARENT

  (i) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and Parent, the Company and Acquisition will each be a party to the reorganization within the meaning of section 368(b) of the Code;

  (ii) No gain or loss will be recognized by Acquisition upon the transfer of its assets to the Company pursuant to the Merger;

  (iii) No gain or loss will be recognized by Parent upon the issuance of Parent Common Stock pursuant to the Merger.

                                   EXHIBIT F

       MATTERS TO BE COVERED BY LEGAL COUNSEL TO PARENT AND ACQUISITION

  (i) The execution and delivery of the Agreement by each of Parent and Acquisition and the consummation of the transactions contemplated thereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the Agreement or to consummate the transactions contemplated thereby;

  (ii) Each of Parent and Acquisition has all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby;

  (iii) The Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid and binding agreement of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms;

  (iv) Neither the execution, delivery and performance of the Agreement by Parent and Acquisition nor the consummation by Parent and Acquisition of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's other subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except for such matters as would not have a Material Adverse Effect or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets;

  (v) No filing with or notice to and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent and Acquisition of this Agreement or the consummation by Parent and Acquisition of the transactions contemplated hereby, except (a) for such filings, notifications, permits, authorizations, consent or approvals as have already been made, given or obtained, (b) for filing of the Merger Certificate in accordance with the DGCL and (c) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Parent.

                                                                        ANNEX B

                        OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

May 4, 1997

Board of Directors
Logicon, Inc.
3701 Skypark Drive
Torrance, CA 90505-4974

Gentlemen:

  You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of Logicon, Inc. (the "Company") of the number of fully paid and non-assessable shares of Common Stock of Northrop Grumman Corporation ("Northrop Grumman"), par value $1.00 per share (the "Northrop Grumman Shares"), equal to the Exchange Ratio (as defined below) to be received for each Share (the "Merger Consideration") pursuant to the Agreement and Plan of Merger dated as of May 4, 1997 among Northrop Grumman, NG Acquisition, Inc., a wholly-owned subsidiary of Northrop Grumman, and the Company (the "Agreement").

  The "Exchange Ratio" shall be a fraction, the numerator of which is 52 and the denominator of which is the average closing price for the Northrop Grumman Shares as reported on the New York Stock Exchange (the "NYSE") Composite Transactions reporting system on the 30 business days prior to the effective date of the Registration Statement on Form S-4; provided, however, that the Exchange Ratio shall not be greater than 0.6919 nor less than 0.5661.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. In the course of the trading activities of Goldman, Sachs & Co. we may from time to time hold positions in the securities of Northrop Grumman or the Company. As of the close of business on May 2, 1997, Goldman, Sachs & Co. held a long position of 5,027 Northrop Grumman Shares.

  In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended March 31, 1996; Annual Reports to Stockholders and Annual Reports on Form 10-K of Northrop Grumman for the five years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Northrop Grumman; certain other communications from the Company and Northrop Grumman to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and Northrop Grumman regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Northrop Grumman Shares, compared certain financial and stock market information for the Company and Northrop Grumman with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace and defense industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

Logicon, Inc.
May 4, 1997
Page Two

  We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Northrop Grumman or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement.

  Based upon the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration pursuant to the Agreement is fair to the holders of the Shares.

Very truly yours,

GOLDMAN, SACHS & CO.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Delaware General Corporation Law (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages in connection with the breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitation authorized by the DGCL, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy such duty of care. Although the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Registrant's certificate of incorporation limits the liability of directors to the Registrant or its stockholders to the fullest extent permitted by the DGCL as in effect from time to time. Specifically, directors of the Registrant will not be personally liable for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives any improper personal benefit.

  The bylaws of the Registrant provide that the Registrant shall indemnify its officers, directors and employees to the fullest extent permitted by the DGCL. The Registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of the indemnified parties.

  The Registrant has entered into an agreement with each of its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing. The Company has also purchased director and officer liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.


 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
   2.1   Agreement and Plan of Merger, dated as of May 4, 1997, among Northrop
          Grumman Corporation, Logicon, Inc. and NG Acquisition, Inc. (included on pages A-1 through A-46 of this Registration Statement)
   3.1   Restated Certificate of Incorporation(1)
   3.2   Northrop Grumman Corporation Bylaws, amended and restated as of
         January 27, 1997(2)
   4.1   Common Stock Purchase Rights Agreement, amended on August 2, 1991, and amended on September 28, 1994(3)
   4.2   Indenture Agreement dated as of October 15, 1994(4)
   4.3   Form of Officer's Certificate (without exhibits) establishing the terms of Northrop Grumman Corporation's 7% Notes Due 2006, 7 3/4%
          Debentures Due 2016 and 7 7/8% Debentures Due 2026(5)
   4.4   Form of Northrop Grumman Corporation's 7% Notes Due 2006(5)
   4.5   Form of Northrop Grumman Corporation's 7 3/4% Debentures Due 2016(5)
   4.6   Form of Northrop Grumman Corporation's 7 7/8% Debentures Due 2026(5)
   5.1   Opinion of Gibson, Dunn & Crutcher LLP
   8.1   Opinion of O'Melveny & Myers LLP

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  10.1   Second Amended and Restated Credit Agreement dated as of April 15,
          1994, Amended and Restated as of March 1, 1996 among Northrop Grumman
          Corporation, Bank of American National Trust and Savings Association,
          as Documentation Agent, Chemical Securities, Inc., as Syndication
          Agent, The Chase Manhattan Bank (National Association), as
          Administrative Agent, and the Banks Signatories thereto, and amended as of November 1, 1996(6)

  10.2   Uncommitted Credit Facility dated October 10, 1994, between Northrop
          Grumman Corporation and Wachovia Bank of Georgia, N.A., which is substantially identical to facilities between Northrop Grumman
          Corporation and certain banks some of which are parties to the Credit
          Agreement filed as Exhibit 10(a) thereto(7)

  10.3   1973 Incentive Compensation Plan(8)

  10.4   1973 Performance Achievement Plan(8)

  10.5   Northrop Supplemental Plan 2(7)

  10.6   Northrop Grumman Corporation ERISA Supplemental Plan 1(9)

  10.7   Retirement Plan for Independent Outside Directors, amended September
         21, 1994(10)

  10.8   1987 Long-Term Incentive Plan, as amended(11)

  10.9   Executive Life Insurance Policy(7)

  10.10  Executive Accidental Death, Dismemberment and Plegia Insurance
         Policy(7)

  10.11  Executive Long-Term Disability Insurance(7)

  10.12  Key Executive Medical Plan Benefit Matrix(7)

  10.13  Executive Dental Insurance Policy Group Numbers 5134 and 5135(7)

  10.14  Group Excess Liability Policy(7)

  10.15 Northrop Grumman 1993 Long-Term Incentive Stock Plan, as amended, and amended on December 18, 1996(12)

  10.16 Northrop Corporation 1993 Stock Plan for Non-Employee Directors, amended as of September 21, 1994(13)

  10.17  Northrop Grumman Corporation 1995 Stock Option Plan for Non-Employee
         Directors(14)

  10.18  Form of Northrop Grumman Corporation Special Agreement(2)

  10.19  Executive Deferred Compensation Plan (effective December 29, 1994)(7)

  10.20  Memorandum of Agreement dated December 16, 1996 (W. C. Solberg
          Retirement Arrangements)
          and Release Agreement between Northrop Grumman Corporation and W. C.
          Solberg(2)

  23.1   Consent of Deloitte & Touche LLP

  23.2   Consent of Price Waterhouse LLP

  23.3   Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

  23.4   Consent of Goldman, Sachs & Co.

  23.5   Consent of O'Melveny & Myers LLP (included in Exhibit 8.1)

  24.1 Power of Attorney (included on pages II-4 and II-5 of this Registration Statement)

  99.1   Form of Logicon, Inc. proxy card

--------
 (1) Incorporated by reference to Northrop's registration statement on Form S-3 filed August 18, 1994

 (2) Incorporated by reference to Northrop's annual report on Form 10-K filed February 25, 1997

 (3) Incorporated by reference to Northrop's registration statement on Form 8-A filed September 22, 1988; first amendment incorporated by reference to Northrop's registration statement on Form 8 filed August 2, 1991; second amendment incorporated by reference to Northrop's registration statement on Form 8/A-A filed October 7, 1994

 (4) Incorporated by reference to Northrop's current report on Form 8-K filed October 25, 1994

 (5) Incorporated by reference to Northrop's registration statement on Form S-4 filed April 19, 1996

 (6) Incorporated by reference to Northrop's current report on Form 8-K filed March 18, 1996

 (7) Incorporated by reference to Northrop's annual report on Form 10-K filed February 22, 1996

 (8) Incorporated by reference to Northrop's registration statement on Form 8-B filed June 21, 1985

 (9) Incorporated by reference to Northrop's annual report on Form 10-K filed February 28, 1994

(10) Incorporated by reference to Northrop's Form SE filed March 29, 1991; amendment incorporated by reference to Northrop's annual report on Form 10-K filed March 21, 1995

(11) Incorporated by reference to Northrop's Form SE filed March 30, 1989

(12) Incorporated by reference to Northrop's Proxy Statement filed March 30, 1995 for its 1995 Annual Meeting of Stockholders; first amendment incorporated by reference to Northrop's Proxy Statement filed April 1, 1996 for its 1996 Annual Meeting of Stockholders; second amendment incorporated by reference to Northrop's annual report on Form 10-K filed February 25, 1997

(13) Incorporated by reference to Northrop's Proxy Statement filed March 30, 1993 for its 1993 Annual Meeting of Stockholders; amendment incorporated by reference to Northrop's annual report on Form 10-K filed March 21, 1995

(14) Incorporated by reference to Northrop's 1995 Proxy Statement filed March 30, 1995 for its 1995 Annual Meeting of Stockholders

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 6, 1997.

                                          Northrop Grumman Corporation


                                          By     /s/ Kent Kresa
                                             ---------------------------------
                                                Kent Kresa Chairman, President
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Richard
R. Molleur and James C. Johnson, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.


              SIGNATURE                        TITLE                 DATE

           /s/ Kent Kresa              Chairman, President       June 6, 1997
-------------------------------------   and Chief Executive
              Kent Kresa                Officer (Principal
                                        Executive Officer)


      /s/ Richard B. Waugh, Jr.        Corporate Vice            June 6, 1997
-------------------------------------   President and Chief
         Richard B. Waugh, Jr.          Financial Officer
                                        (Principal
                                        Financial Officer)


         /s/ Nelson F. Gibbs           Corporate Vice            June 6, 1997
-------------------------------------   President and
            Nelson F. Gibbs             Controller


        /s/ Jack R. Borsting           Director                  June 6, 1997
-------------------------------------
           Jack R. Borsting

              SIGNATURE                         TITLE                DATE

       /s/ John T. Chain, Jr.           Director                 June 6, 1997
-------------------------------------
           John T. Chain, Jr.



          /s/ Jack Edwards              Director                 June 6, 1997
-------------------------------------
              Jack Edwards



          /s/ Phillip Frost             Director                 June 6, 1997
-------------------------------------
              Phillip Frost



         /s/ Robert A. Lutz             Director                 June 6, 1997
-------------------------------------
             Robert A. Lutz



        /s/ Aulana L. Peters            Director                 June 6, 1997
-------------------------------------
            Aulana L. Peters



         /s/ John E. Robson             Director                 June 6, 1997
-------------------------------------
             John E. Robson



      /s/ Richard M. Rosenberg          Director                 June 6, 1997
-------------------------------------
          Richard M. Rosenberg



      /s/ John Brooks Slaughter         Director                 June 6, 1997
-------------------------------------
          John Brooks Slaughter



      /s/ Richard J. Stegemeier         Director                 June 6, 1997
-------------------------------------
          Richard J. Stegemeier


                               INDEX TO EXHIBITS

 EXHIBIT                                                            SEQUENTIAL
 NUMBER                   DESCRIPTION OF EXHIBIT                    PAGE NUMBER
 -------                  ----------------------                    -----------
   2.1   Agreement and Plan of Merger, dated as of May 4, 1997,
          among Northrop Grumman Corporation, Logicon, Inc. and
          NG Acquisition, Inc. (included on pages A-1 through A-
          46 of this Registration Statement)
   3.1   Restated Certificate of Incorporation(1)
   3.2   Northrop Grumman Corporation Bylaws, amended and
          restated as of January 27, 1997(2)
   4.1   Common Stock Purchase Rights Agreement, amended on
          August 2, 1991, and amended on September 28, 1994(3)
   4.2   Indenture Agreement dated as of October 15, 1994(4)
   4.3   Form of Officer's Certificate (without exhibits)
          establishing the terms of Northrop Grumman
          Corporation's 7% Notes Due 2006, 7 3/4% Debentures Due
          2016 and 7 7/8% Debentures Due 2026(5)
   4.4   Form of Northrop Grumman Corporation's 7% Notes Due
         2006(5)
   4.5   Form of Northrop Grumman Corporation's 7 3/4% Debentures
         Due 2016(5)
   4.6   Form of Northrop Grumman Corporation's 7 7/8% Debentures
         Due 2026(5)
   5.1   Opinion of Gibson, Dunn & Crutcher LLP
   8.1   Opinion of O'Melveny & Myers LLP
  10.1   Second Amended and Restated Credit Agreement dated as of
          April 15, 1994, Amended and Restated as of March 1,
          1996 among Northrop Grumman Corporation, Bank of
          American National Trust and Savings Association, as
          Documentation Agent, Chemical Securities, Inc., as
          Syndication Agent, The Chase Manhattan Bank (National
          Association), as Administrative Agent, and the Banks
          Signatories thereto, and amended as of November 1,
          1996(6)
  10.2   Uncommitted Credit Facility dated October 10, 1994,
          between Northrop Grumman Corporation and Wachovia Bank
          of Georgia, N.A., which is substantially identical to
          facilities between Northrop Grumman Corporation and
          certain banks some of which are parties to the Credit
          Agreement filed as Exhibit 10(a) thereto(7)
  10.3   1973 Incentive Compensation Plan(8)
  10.4   1973 Performance Achievement Plan(8)
  10.5   Northrop Supplemental Plan 2(7)
  10.6   Northrop Grumman Corporation ERISA Supplemental Plan
         1(9)
  10.7   Retirement Plan for Independent Outside Directors,
         amended September 21, 1994(10)
  10.8   1987 Long-Term Incentive Plan, as amended(11)
  10.9   Executive Life Insurance Policy(7)
  10.10  Executive Accidental Death, Dismemberment and Plegia
         Insurance Policy(7)
  10.11  Executive Long-Term Disability Insurance(7)
  10.12  Key Executive Medical Plan Benefit Matrix(7)
  10.13  Executive Dental Insurance Policy Group Numbers 5134 and
         5135(7)
  10.14  Group Excess Liability Policy(7)
  10.15  Northrop Grumman 1993 Long-Term Incentive Stock Plan, as
          amended, and amended on December 18, 1996(12)
  10.16  Northrop Corporation 1993 Stock Plan for Non-Employee
          Directors, amended as of September 21, 1994(13)

 EXHIBIT                                                            SEQUENTIAL
 NUMBER                   DESCRIPTION OF EXHIBIT                    PAGE NUMBER
 -------                  ----------------------                    -----------
  10.17  Northrop Grumman Corporation 1995 Stock Option Plan for
          Non-Employee Directors(14)
  10.18  Form of Northrop Grumman Corporation Special
         Agreement(2)
  10.19  Executive Deferred Compensation Plan (effective December
         29, 1994)(7)
  10.20  Memorandum of Agreement dated December 16, 1996 (W. C.
          Solberg Retirement Arrangements) and Release Agreement
          between Northrop Grumman Corporation and W. C.
          Solberg(2)
  23.1   Consent of Deloitte & Touche LLP
  23.2   Consent of Price Waterhouse LLP
  23.3   Consent of Gibson, Dunn & Crutcher LLP (included in
         Exhibit 5.1)
  23.4   Consent of Goldman, Sachs & Co.
  23.5   Consent of O'Melveny & Myers LLP (included in Exhibit
         8.1)
  24.1   Power of Attorney (included on pages II-4 and II-5 of
         this Registration Statement)
  99.1   Form of Logicon, Inc. proxy card

--------
 (1) Incorporated by reference to Northrop's registration statement on Form S-3 filed August 18, 1994

 (2) Incorporated by reference to Northrop's annual report on Form 10-K filed February 25, 1997

 (3) Incorporated by reference to Northrop's registration statement on Form 8-A filed September 22, 1988; first amendment incorporated by reference to Northrop's registration statement on Form 8 filed August 2, 1991; second amendment incorporated by reference to Northrop's registration statement on Form 8/A-A filed October 7, 1994

 (4) Incorporated by reference to Northrop's current report on Form 8-K filed October 25, 1994

 (5) Incorporated by reference to Northrop's registration statement on Form S-4 filed April 19, 1996

 (6) Incorporated by reference to Northrop's current report on Form 8-K filed March 18, 1996

 (7) Incorporated by reference to Northrop's annual report on Form 10-K filed February 22, 1996

 (8) Incorporated by reference to Northrop's registration statement on Form 8-B filed June 21, 1985

 (9) Incorporated by reference to Northrop's annual report on Form 10-K filed February 28, 1994

(10) Incorporated by reference to Northrop's Form SE filed March 29, 1991; amendment incorporated by reference to Northrop's annual report on Form 10-K filed March 21, 1995

(11) Incorporated by reference to Northrop's Form SE filed March 30, 1989

(12) Incorporated by reference to Northrop's Proxy Statement filed March 30, 1995 for its 1995 Annual Meeting of Stockholders; first amendment incorporated by reference to Northrop's Proxy Statement filed April 1, 1996 for its 1996 Annual Meeting of Stockholders; second amendment incorporated by reference to Northrop's annual report on Form 10-K filed February 25, 1997

(13) Incorporated by reference to Northrop's Proxy Statement filed March 30, 1993 for its 1993 Annual Meeting of Stockholders; amendment incorporated by reference to Northrop's annual report on Form 10-K filed March 21, 1995

(14) Incorporated by reference to Northrop's 1995 Proxy Statement filed March 30, 1995 for its 1995 Annual Meeting of Stockholders